AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 13, 1996
                                                   REGISTRATION NO. 333-02556

     =========================================================================

                          SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.  20549

                              -------------------------

                                   AMENDMENT NO. 1
                                          TO

                                       FORM S-1
                                REGISTRATION STATEMENT
                                        UNDER
                              THE SECURITIES ACT OF 1933

                              -------------------------

                             GUNTHER INTERNATIONAL, LTD.
                (Exact Name of Registrant as Specified in its Charter)

               Delaware                    7398                 51-0223195
     ----------------------------   -----------------        ----------------
     (State or other jurisdiction   (Primary Standard        (I.R.S. Employer
          of incorporation or   Industrial Classification Identification Number)
             organization)             Code Number)


                                  5 Wisconsin Avenue
                             Norwich, Connecticut  06360
                                    (860) 823-1427
      (Address and telephone number of Registrant's principal executive offices)

                              -------------------------

                                   JAMES H. WHITNEY
                        President and Chief Executive Officer
                             GUNTHER INTERNATIONAL, LTD.
                                  5 Wisconsin Avenue
                             Norwich, Connecticut  06360
                                    (860) 823-1427
              (Name, address, and telephone number of agent for service)

                              -------------------------

                   Please address a copy of all communications to:

                              STEVEN L. WASSERMAN, ESQ.
                                  Reid & Priest LLP
                                 40 West 57th Street
                              New York, New York  10019
                                    (212) 603-2000

                              -------------------------

     Approximate date of commencement of proposed sale to the public: as soon as practicable after this Registration Statement becomes effective.


     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [x]





     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
     Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                             GUNTHER INTERNATIONAL, LTD.


                                Cross Reference Sheet
                    Showing Location in Prospectus of Information
                            Required by Items of Form S-1



     Item Number and Caption               Heading in Prospectus
     -----------------------               ---------------------

      1.  Forepart of Registration
          Statement and Outside Front
          Cover Page of Prospectus . . .   Front Cover Page

      2.  Inside Front and Outside
          Back Cover Pages of
          Prospectus . . . . . . . . . .   Inside Front and Outside Back Cover
                                           Pages

      3.  Summary Information; Risk
          Factors; Ratio of Earnings to
          Fixed Charges  . . . . . . . .   Prospectus Summary; Risk Factors

      4.  Use of Proceeds  . . . . . . .   Use of Proceeds

      5.  Determination of Offering
          Price  . . . . . . . . . . . .   *

      6.  Dilution . . . . . . . . . . .   Dilution

      7.  Selling Security Holders . . .   Principal and Selling Shareholders

      8.  Plan of Distribution . . . . .   Front Cover Page

      9.  Description of Securities
          to be Registered . . . . . . .   Description of Securities

     10.  Interest of Named Experts
          and Counsel  . . . . . . . . .   Legal Matters; Experts

     11.  Information with Respect to
           the Registrant  . . . . . . .   Prospectus Summary; Risk Factors;
                                           Dividend Policy; Capitalization;
                                           Selected Historical Financial Data;
                                           Management's Discussion and Analysis
                                           of Financial Condition and Results of
                                           Operations; Business; Management;
                                           Principal and Selling Shareholders
                                           Certain Transactions; Description of
                                           Securities; Executive Compensation;
                                           Index to Financial Statements

     12.  Disclosure of Commission
          Position on Indemnification for
          Securities Act Liabilities . .   *


     _____________________

     * Omitted because the response is in the negative or inapplicable.

     PROSPECTUS

                                Subject to Completion
                      Preliminary Prospectus dated May 13, 1996

     ====================================================================
                                    358,335 SHARES
                             GUNTHER INTERNATIONAL, LTD.
                                     COMMON STOCK


               The Selling Shareholders hereby offer 358,335 shares of the common stock (the "Shares") of Gunther International, Ltd. (the "Company") (the "Offering"). See "Principal and Selling Shareholders." The Company's Common Stock is quoted on the National Association of Securities Dealers OTC Bulletin Board (the "Bulletin Board") under the symbol "SORT". On May 1, 1996, the closing bid and ask prices for the Common Stock as reported on the Bulletin Board were $7.125 and $6.8125, respectively. See "Risk Factors -- Disclosure Relating to Low-Price Stocks." The Company has outstanding two classes of authorized Common Stock, the Common Stock offered hereby and Series B Common Stock. Until December 20, 1998, the holders of Series B Common Stock, voting separately as a class, will be entitled to elect that number of directors equal to one more than half the total number of directors comprising the Board. See "Description of Securities."


               Prior to the Offering, there has been a limited public market for the Company's securities. No assurance can be given that trading will continue after this Offering.

                     THESE SECURITIES ARE SPECULATIVE AND INVOLVE
                     A HIGH DEGREE OF RISK.  SEE "RISK FACTORS."
                         ------------------------------------
       THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
            AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
                HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION
                     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                        PROSPECTUS.  ANY REPRESENTATION TO THE
                            CONTRARY IS A CRIMINAL OFFENSE.


                     The date of this Prospectus is May __, 1996



     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                                AVAILABLE INFORMATION

               The Company has filed with the Securities and Exchange Commission (the "Commission"), a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), with respect to the securities offered hereby. This Prospectus, filed as a part of the Registration Statement, does not contain certain information set forth in or annexed as exhibits to the Registration Statement. For further information regarding the Company and the securities offered hereby, reference is made to the Registration Statement and to the exhibits filed as a part thereof, which may be inspected at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 without charge or copied upon request to the Public Reference Section of the Commission and payment of the prescribed fee. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

               The Company is a reporting company under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Reports filed by the Company with the Commission pursuant to the information requirements of the Exchange Act may be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following Regional Offices of the Commission: 7 World Trade Center, New York, New York 10048 and Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60661.

                                  PROSPECTUS SUMMARY

               The following summary is qualified in its entirety by, and must be read in conjunction with, the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. As used in this Prospectus, unless the context otherwise requires, the "Company" refers to Gunther International, Ltd., a Delaware corporation. Unless otherwise indicated, the information in this Prospectus does not give effect to the exercise of issued and outstanding warrants to purchase Common Stock or any other currently outstanding rights to acquire Common Stock. Investors should consider carefully the information set forth under "Risk Factors."


                                     THE COMPANY

               Gunther International, Ltd. (the "Company") designs, develops, assembles, markets and services high-speed systems that automatically assemble printed documents, fold, staple or bind the documents, and insert completed documents into appropriate envelopes for mailing or other distribution. The Company's systems are modular, incorporating equipment designed by the Company, or designed by other manufacturers but adapted by the Company, and are driven by personal computers using software developed by, and proprietary to the Company. Each Company product has been created in response to the electronic publishing revolution of the past decade, which has enabled businesses to create large quantities of documents through the use of non-impact laser printers on-site, at "in-house" printing centers.

               The Company believes that the modular design of its systems and the capabilities of its software distinguish them from products of competitors and result in a number of benefits to customers:

               * The Company's software and "read before feed" sorting technology, using lasers and other scanners to read bar codes and other symbols coded on each sheet, manage the speedy and accurate assembly and packaging of documents and their preparation for distribution. In addition, the system creates a true audit trail that can be used by customers for auditing and quality control and as evidence of document preparation and integrity.

               * The variety of finishing processes available through the use of modularized components and Company developed software enables the Company to meet the individual needs of each customer.

               * The automated folding, stapling, binding and packaging of printed documents can result in a significant reduction in the number of personnel required for such tasks.

               * The Company's systems allow quicker document processing, higher quality of finished product and the reduction of unneeded customer inventories of preprinted materials.

               * The Company's systems enable customers to change the type of document being assembled and to alter and personalize documents without stopping the assembly process and without having to use special mainframe computer programs.

               To date, the Company's principal customers have been property and casualty insurance companies, which require accurate, high-speed preparation and distribution of personalized policies and insurance certificates. Since 1986, insurance companies that have purchased the Company's systems have included Aetna, Allstate Insurance Co., Blue Cross/Blue Shield of Connecticut, Chubb & Son Insurance, Colonial Penn, Fireman's Fund, John Hancock Mutual Life Insurance, Metropolitan Life, St. Paul Fire & Marine Insurance and The Travelers. At December 31, 1995, the Company had a backlog of orders for nine systems aggregating approximately $1,317,000, compared to a backlog of approximately $4,105,000 at December 31, 1994. The Company calculates its backlog by subtracting revenues recognized to date from the total contract price of systems in progress.
     At the time the Company receives an order, the customer typically pays 50% of the purchase price, although revenues from system sales are recognized on the percentage of completion method over the production period of the system. The Company provides preventive and remedial maintenance service to customers, guaranteeing four-hour response time, as well as upgrades or modifications to the system as they become available. The Company believes that the market for on-line finishing equipment comprises the largest growth segment of the electronic publishing industry. Because of its strong history of innovative product development and its aggressive program to respond to customer needs, the Company believes it is uniquely positioned to serve the evolving market.

               In September 1992, the Company completed a restructuring that resulted in the infusion of capital and the assumption of control by a group of new investors, including Park Investment Partners, Inc. ("Park"), a corporation of which Harold S. Geneen and Gerald H. Newman are sole stockholders. As part of the restructuring, the Company initiated several strategies intended to increase revenues, attain profitability and improve operations. A key element of the restructuring has been the development of a new marketing strategy. Until early 1993, the Company relied principally on contacts within the insurance industry, particularly among large property and casualty insurers, and on the growing reputation of its products to generate sales. The Company's marketing staff is actively marketing Company systems and has targeted other types of insurance companies as well as potential customers in the banking and finance, and health care industries. The Company also is refining the engineering of its systems to shorten delivery cycles (the period between the receipt by the Company of a customer's order and the installation of a system) from as long as nine months to as little as four or five months. By reducing the length of the delivery cycle, the Company anticipates that it will be better able to match its inventory requirements to production needs and reduce costs. In addition, the Company established a software library and increased its programming staff to enable it to more efficiently produce customer responsive software and improve maintenance and servicing of systems. There can be no assurance that the Company will succeed in expanding its customer base, increasing revenues or improving operations. The success of the Company will depend, in part, upon the conclusion of this Offering and, possibly, the Company obtaining additional sources of financing in the future.

               The Company has suffered recurring loses from operations and may require additional debt or equity financing to continue operations. See "Risk Factors -- Accountants Report Substantial Doubt about the Company's Ability to Continue as a Going Concern." The Company faces competition from organizations that have substantially greater resources, financial and otherwise. The Company and the market for the Company's products are in the development stages and are subject to a high level of uncertainty. See "Risk Factors -- Developing Market for the Company's Products."

               Sales of the Company's Common Stock, including resales of the shares offered hereby, are subject to "penny stock" rules promulgated by the Securities and Exchange Commission that impose various sales practice requirements on broker-dealers and may adversely impact the ability to sell the Common Stock, See "Risk Factors -- Disclosure Relating to Low-Price Stocks."

               All of the shares of the Company's Series B Common Stock are held by a single stockholder who voting separately as a class, is entitled to elect a majority of the Company's Board of Directors. See "Risk Factors - Voting Control by Holders of Series B Common Stock; Voting Agreement."

               The Company was incorporated in the State of Delaware on March 22, 1978. After an initial period of inactivity, the Company engaged, between 1981 and 1985, with a joint venture partner, in a program to develop an automated system for packaging for distribution of Federal food stamps. Although the Company was unsuccessful in its efforts to obtain a Federal government contract, the technology it developed was applicable to other uses. In 1985, Aetna requested that the Company develop finishing systems for use in the insurance business and purchased the first systems produced by the Company in 1986.

               The Company's executive offices are located at 5 Wisconsin Avenue, Norwich, Connecticut 06360, and its telephone number is (860) 823-1427.


                                    RECENT EVENTS

               On April 5, 1996 The Securities and Exchange Commission dismissed the Company's application for review of action taken by the National Association of Securities Dealers, Inc. ("NASD") in delisting the Company's Securities from the Nasdaq SmallCap Market. The Company's securities were initially delisted from the Nasdaq SmallCap Market for failure to maintain capital and surplus in excess of $1,000,000; the amount required for continued inclusion.

               No further avenues of appeal are available to the Company, therefore, the Company must reapply to the NASD if and when its capital and surplus exceed $2,000,000; the amount required for initial inclusion on Nasdaq SmallCap Market. At December 31, 1995, the Company's capital and surplus was $1,627,089.

               The Company believes that the delisting of its securities from the Nasdaq may adversely affect its ability to raise capital in the public markets and may adversely impact the liquidity of the Common Stock. See "Risk Factors -- "Disclosure Relating to Low-Price Stocks" and "-- Limited Public Market: Possible Volatility of Securities Prices; OTC Bulletin Board".


                                     THE OFFERING


     Common Stock Offered by
     Selling Shareholders...............     358,335 Shares

     Common Stock Outstanding
     before Offerings...................     4,133,269 shares of Common Stock
                                             and 500 shares of Series B Common
                                             Stock (1)(2)

     Common Stock to be Outstanding
     after Offerings....................     4,133,269 shares of Common Stock
                                             and 500 shares of Series B Common
                                             Stock (1)(2)

     Risk Factors.......................     An investment in Shares offered
                                             hereby involves a high degree of
                                             risk and immediate and substantial
                                             dilution.  See "Risk Factors" and
                                             "Dilution."

     Use of Proceeds....................     The Company will receive no
                                             proceeds in this Offering.

     OTC Bulletin Board Symbols(3)           Common Stock - SORT
                                             Warrants - SORTW
     ____________________________________________________________

     (1) Does not include (i) 1,150,000 shares of Common Stock reserved for issuance upon the exercise of warrants sold by the Company as a component of units sold in the Company's initial public offering; (ii) 215,000 shares of Common Stock reserved for issuance under the Company's 1993 Stock Option Plan and 95,000 shares of Common Stock reserved for issuance under the Company's Founder Option Plan; (iii) an aggregate of 200,000 shares of Common Stock reserved for issuance upon exercise of underwriters' warrants and upon exercise of warrants included in the units underlying such underwriters' warrants; (iv) 80,000 shares reserved for issuance upon the exercise of the warrants issued to Park Investment Partners; (v) 43,067 shares of Common Stock reserved for issuance upon exercise of other outstanding warrants;
          (vi) the possible issuance of 106,666 shares of Common Stock upon exercise of the Fisher Warrants and Jesselson Warrants; (vii) the possible issuance of 50,000 shares of Common Stock upon exercise of the Barness and Camrich Warrants; or (viii) the possible issuance of 25,000 shares of Common Stock upon exercise of the New Barness Warrants. See "Management - Stock Option Plan" and "Certain Transactions."

     (2) Until December 20, 1998, the holders of Series B Common Stock, voting separately as a class, will be entitled to elect that number of directors equal to one more than half the total number of directors comprising the Board. All of the shares of Series B Common Stock will be held by Park. See "Risk Factors," "Management" and "Description of Securities."

     (3) OTC Bulletin Board symbols do not imply that an established trading market exists for any of these securities, or if existing, that any such market will be sustained.


                                SUMMARY FINANCIAL DATA



                                             COMPANY
                         --------------------------------------------------

                         NINE MONTHS ENDED
                         -----------------
                           DECEMBER 31                 YEARS ENDED MARCH 31
                           -----------                 --------------------

     STATEMENT OF
     OPERATIONS          1994           1995            1995          1994
                         ----           ----            ----          -----
     DATA            (UNAUDITED)     (UNAUDITED)
     ----------------------------------------------------------------------


     Net income
     (loss)          $(887,246)    $(2,823,798)   $(3,652,445)   $(3,825,951)

     Loss per share     $(0.23)         $(0.84)        $(1.08)        $(1.61)

     Weighted
     average shares
     outstanding(2)  3,825,820       3,377,740      3,383,730      2,371,220



                                             PREDECESSOR
                         --------------------------------------------------

                     PERIOD FROM        PERIOD FROM
                     SEPTEMBER 4,       APRIL 1,
                       1992 TO          1992 TO        YEAR ENDED MARCH 31
     STATEMENT OF     MARCH 31,         SEPTEMBER 3,
     OPERATIONS          1993           1992(1)         1991          1992
                         ----           -------         ----          -----
     DATA            (UNAUDITED)     (UNAUDITED)
     ----------------------------------------------------------------------


     Net income
     (loss)          $(899,847)     $4,064,518    $(2,872,285)   $(3,132,664)

     Loss per share     $(0.46)

     Weighted
     average shares
     outstanding(2)  1,968,072




                                                                March 31,
                                                            -------------------
       BALANCE
     SHEET DATA:                   December 31, 1995         1995       1994
                                   -----------------        ------    ---------

     Working capital (deficit).......   $ (791,003)    $ (1,143,994)  $  823,554

     Total assets....................   8,630,585         9,183,714   10,054,988

     Long-term debt (excluding
     current portion.................   2,261,408         1,951,108    1,638,121

     Stockholders' equity............   1,627,089           509,364    3,121,639



     ----------------------------------

     (1) On September 4, 1992, a group of investors, including Park, acquired control of the Company from its then controlling stockholders. For financial reporting purposes, purchase transactions that result in a substantial change in ownership require that a new basis of accounting for assets and liabilities be established. Accordingly, assets have been restated at their fair market value as of the date of the transaction and an intangible asset has been recognized for the excess of the proceeds received in such transaction over the fair value of the net assets acquired. As a result, data for periods subsequent to September 3, 1992 are not comparable in all respects to data for prior periods. See "Certain Transactions - Recapitalization Agreement" and
          Note 1 of Notes to Financial Statements.

     (2) Weighted average shares of stock outstanding include all shares of Common Stock outstanding after the Recapitalization, as adjusted for the reverse stock split and the conversion of the Class A Preferred Stock.



                             PRICE RANGE OF COMMON STOCK

               The Common Stock had been listed on the NASDAQ SmallCap Market since December 20, 1993. On April 12, 1995, the National Association of Securities Dealers ("NASD") delisted the Common Stock from the NASDAQ system due to the Company's failure to maintain capital and surplus of $1,000,000. Since that date, the Common Stock has been quoted on the OTC Bulletin Board. The table below sets forth the high and low bid quotations for the Common Stock for the periods indicated. These over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.


                       1994                          High      Low
                ------------------                   ----      ---

                      First Quarter                 4 1/4     3 5/8
                      Second Quarter                4 3/8     3 1/8
                      Third Quarter                 4 3/4     3 1/4
                      Fourth Quarter                4 3/8     2 3/8

                       1995
                ------------------

                      First Quarter                 2 15/16   1 1/4
                      Second Quarter                4         2 3/4
                      Third Quarter                 5 1/4     3 1/2
                      Fourth Quarter                7 1/8     3 3/4



          On May 1, 1996, the closing bid and ask prices for the Common Stock were $7.125 and $6.8125, respectively. As of May 1, 1996 there were approximately 137 record owners of the Company's Common Stock and one record owner of the Company's Series B Common Stock.



                                     RISK FACTORS

          An investment in the Shares offered hereby involves a high degree of risk. Prospective investors, prior to making an investment decision, should consider carefully, in addition to the other information contained in this Prospectus (including the financial statements and notes thereto), the following factors.

     ACCOUNTANTS REPORT SUBSTANTIAL DOUBT ABOUT THE COMPANY'S ABILITY TO CONTINUE AS A GOING CONCERN

          The Company's independent certified public accountants include an explanatory paragraph in their report dated May 26, 1995, indicating that certain conditions raise substantial doubt about the Company's ability to continue as a going concern. The report states that the Company has suffered recurring losses from operations, which losses are continuing, and may require additional debt or equity financing. The report also states that the financial statements do not include any adjustments that might result from the outcome of this uncertainty. The Company has undertaken plans with respect to developing sources of capital to remove the threat to its continuation in business as a going concern. There can be no assurance that the Company's strategies to develop sources of capital will be successful. See "Report of Independent Public Accountants" and Note 2 of Notes to Financial Statements.

     NET LOSSES FROM OPERATIONS; NEGATIVE WORKING CAPITAL

          The Company sustained net losses of $1,424,979, $3,825,951, $3,652,445 and $887,246 during the years ended March 31, 1993 (on a pro forma basis), 1994, 1995, and the nine months ended December 31, 1995 respectively. Losses are continuing, and the Company expects to incur losses from operations at least through the first quarter of fiscal year 1997. The Company's ability to achieve profitability will depend on significantly expanding its sales of products and controlling its expenses. At December 31, 1995, current liabilities exceeded current assets by $791,003 including approximately $388,505 of net billings in excess of costs and estimated earnings on uncompleted contracts which are reduced as customer orders are filled. The Company has relied upon loans which have been guaranteed by certain stockholders and directors of the Company to fund operating losses during the fiscal years 1995 and 1996. In addition, the Company has relied upon infusions of equity from time to time by such stockholders and directors. There can be no assurance that the Company will achieve or sustain significant levels of revenues or profitable operations in the future or that adequate financing can be arranged to fund the Company's working capital needs. See "Selected Historical Financial Data" and "Management's Discussion and Analysis of Results of Operations and Financial Condition."

     VOTING CONTROL BY HOLDERS OF SERIES B COMMON STOCK; VOTING AGREEMENT

          Until December 20, 1998, the holders of Series B Common Stock, voting separately as a class, will be entitled to elect that number of directors equal to one more than one half the total number of directors comprising the Board. All of the shares of Series B Common Stock are issued to Park. The sole stockholders of Park are Harold S. Geneen and Gerald H. Newman. Park owns approximately 35.7% of the issued and outstanding shares of Common Stock and holders of an additional 174,167 shares of the issued and outstanding Common Stock will be required by agreement with Park to vote for its nominees until June 1, 1998. Such agreement also requires the holders of such shares to offer them to the Company and, to the extent not purchased by the Company, to Park before selling them to a third party. As a result of its ownership of Series B Common Stock and Common Stock, Park will be able to control the outcome of matters requiring a stockholder vote, including the election of the entire Board of Directors, without the concurrence of any of the purchasers of securities in this transaction.
     The Series B Common Stock and other arrangements will allow Park to deter hostile takeovers and prevent changes in the control or management of the Company that it does not approve. See "Management," "Certain Transactions," "Security Ownership of Certain Beneficial Owners and Management" and "Description of Securities."

     ROYALTY OBLIGATIONS

          Under the terms of an agreement the Company entered into in connection with its restructuring, its original stockholders, including William H. Gunther, Jr., a founder of the Company, and Joseph E. Lamborghini, Vice President, Administration of the Company, and William H. Gunther III are entitled to receive royalty payments from the Company. The amount of the payments are to equal (i) one percent of the Company's sales as shown on the Company's annual audited financial statements covering the period during which the right to royalty payments arises ("Company Sales") and
     (ii) an additional one half percent of Company Sales, so long as the payment of such additional amount does not reduce the Company's after tax profits below 9% of Company Sales for the period for which the payment is to be made, subject, in certain events, to set-off for claims against such stockholders. The Company's obligation to pay royalties terminates upon the payment of royalties aggregating $12,000,000.

          Pursuant to a development agreement between the Company and Connecticut Innovations, Inc., a specially chartered Connecticut corporation ("CII"), originally entered into between the Company and CII during 1987 (collectively and, as amended, the "Development Agreement"), the Company agreed to pay CII royalties equal to a percentage of its net sales of all of its products in consideration of a grant from CII to develop two products, the F-300 Fast Feeder and the ADP Check/Statement. The Development Agreement generally provided much needed funding to the Company in exchange for the issuance of 500 shares of Class B Senior Non-Convertible Preferred Stock of the Company (the "Class B Preferred Stock") and future royalty payments based on the total sales of the Company. Under the terms of the Development Agreement, the Company was obligated to redeem the Class B Preferred Stock by making three equal installments of $166,667, payable three, six and nine months following the redemption date of September 4, 1995.

          Effective December 31, 1995, the Company successfully completed negotiations with CII, and the parties entered into a new agreement completely amending and restating the Company's obligations under the Development Agreement (the "Amended and Restated Development Agreement"). Under the Amended and Restated Development Agreement, (i) CII agreed to surrender to the Company the 500 shares of Class B Preferred Stock of the Company formerly held by CII, (ii) the Company agreed to make royalty payments to CII based on a revised formula calculated with respect to future systems sales of the Company, and (iii) CII agreed to waive any prior defaults of the Company under the Development Agreement.

        The revised royalty formula contained in the Amended and Restated Development Agreement requires the Company to pay CII a royalty equal to .67% (sixty seven hundreds of a percent) of all system sales of the Company up to a maximum of $775,000 and provides for certain minimum annual royalty payments between $75,000 and $175,000, payable quarterly.

        If, during any quarter, the royalty computation does not exceed the scheduled minimum payment, the minimum payment would be made instead of the actual computed royalty amount. CII continues to have a security interest in all of the Company's patents, trademarks and other assets as collateral for the payment of the royalty obligations, but CII has agreed to subordinate its security interest (except for its security interest in patents and trademarks) in the event that the Company enters into a financing arrangement with an institutional lender.

       Payments of royalties to the original stockholders and CII are based on Company revenues and are not related to or contingent upon the Company attaining profitability or positive cash flow. As a result, such payments will adversely affect operating results and divert cash resources from use in the Company's business, and possibly at times when the Company's liquidity and access to funding may be limited. See "Certain Transactions."

     DEPENDENCE ON SUPPLIERS, CONTRACT MANUFACTURERS AND SERVICE

          The Company does not manufacture any of the hardware components of its finishing systems and is solely dependent upon third parties to manufacture components on a purchase order basis. The Company does not have written long-term arrangements with such contract manufacturers. Although the Company believes that several suppliers are available to manufacture such products, the termination of the Company's relationship with one or more of such contract manufacturers may result in a temporary interruption in the manufacture and assembly of the Company's systems. The Company is not aware of any material change in the relationships with its suppliers during the past year, nor have any suppliers indicated an intent to materially modify the terms on which they supply materials to the Company.

          The Company also provides maintenance services to its customers and during the fiscal year ended March 31, 1995 revenues from the provision of such services accounted for approximately 31% of the Company's revenues. The Company has used an independent company, DataCard Corporation ("DataCard"), to meet its maintenance obligations since 1987, except in cases where the customer specifies that maintenance must be performed by Company employees or the customer performs its own maintenance. In September 1992, the Company issued a note in the principal amount of $426,502 to DataCard as payment for services previously performed under its contract with the Company. Principal is payable in quarterly installments of $35,541 beginning in September 1995 and continuing until June 1998. The Company owes DataCard an additional $200,000 for services, which were payable beginning in September 1995 from revenues from maintenance contracts. As of December 31, 1995, the Company had not made any payments to Datacard. The Company is required by DataCard to direct payment for maintenance services to a lockbox account for the benefit of DataCard until the Company's accounts payable with DataCard are current. The Company believes that it could replace DataCard; however, if DataCard were unable to satisfactorily perform its obligations or if its relationship with the Company were otherwise terminated, it could adversely affect the Company's relationship with its customers and the Company's results of operations and financial condition. See "Management's Discussion and Analysis of Results of Operations and Financial Condition" and "Business-Manufacturing," and "Installation and Customer Service."

     ABILITY TO MANAGE GROWTH

          The Company's ability to substantially increase sales, delivery, installation and maintenance of its preprocessing and postprocessing systems remains unproven. There can be no assurance that the Company will be successful in procuring expanded third-party sources for the manufacture of the components of its systems, or in expanding the capabilities of its personnel and subcontractors engaged in the installation and servicing of them. See "Business - Manufacturing" and "Marketing and Sales."

     DEVELOPING MARKET FOR THE COMPANY'S PRODUCTS

          The market for finishing systems, which first developed in the mid-1980's, is in the development stage, and market acceptance of and demand for these systems is subject to a high level of uncertainty. The Company's ultimate success will depend upon the rate at and extent to which large corporations, banking and financial institutions, and governmental entities choose to automate and personalize their electronic publishing efforts or to replace existing equipment. There can be no assurance that the Company will be successful in selling its systems to other businesses which may not have the same stringent requirements for the high levels of accuracy, confidentiality or personalization that the Company's systems are capable of providing. See "Business - Marketing and Sales."

     COMPETITION

          The Company's principal competitors are Pitney-Bowes and Bell & Howell, each of which has substantially greater resources, financial and otherwise, than the Company. The Company believes that it competes effectively in sales to its existing customer base because of, among other things, the flexibility of its systems resulting from the application of its proprietary technology. However, there can be no assurance that the Company will have the resources to compete effectively or, in the future, to market its systems to a greater customer base or respond to technological changes. See "Business - Competition."

     DEPENDENCE ON PROPRIETARY TECHNOLOGY

          The Company's ability to compete effectively will depend, in part, on its ability to continue to develop its proprietary technology. The Company relies principally upon protective codes embedded in its software to protect its proprietary technology. The Company also relies on non-disclosure agreements with its employees, customers, consultants and strategic partners. There can be no assurance that such measures are adequate to protect the Company's proprietary technology. The Company's business could be adversely affected by increased competition in the event that any patent granted to it is adjudicated to be invalid or is inadequate in scope to protect the Company's operations, or if any of the Company's other arrangements related to technology are breached or violated.
     Although the Company believes that its products and technology do not infringe the proprietary rights of others, there can be no assurance that third parties will not assert infringement claims in the future or that such claims will not be successful. See "Business - Patents and Proprietary Rights."

     RELIANCE ON FINANCING BY AFFILIATES

          Because of its history of losses and negative operating cash flow, the Company has not been able to obtain financing from banks or other traditional sources of funding. Consequently, the Company has depended on loans and equity infusions from stockholders or their affiliates. Messrs. Geneen and Newman have guaranteed payment of the Company's borrowings under its line of credit with Fleet Bank, National Association, its institutional lender ("Fleet"), which currently allows for borrowings of up to $2,000,000 for working capital purposes. Neither Mr. Geneen, Mr. Newman nor any other stockholder has made any commitment or is otherwise required to provide financing to the Company or to guarantee borrowings from other sources. There can be no assurance that the Company will be able to obtain financing from other sources, if it is required, or that affiliates of the Company will provide financing or guarantees if financing from independent sources is not otherwise available. In the event that Messrs. Geneen and Newman were to be unwilling or unable to continue to guarantee the borrowings of the Company or otherwise finance its operations during periods of continual negative cash flows, it would materially and adversely affect the ability of the Company to continue as a going concern. See "Certain Transactions."

     LEGAL PROCEEDINGS

          The Company is a defendant in an action in which the plaintiff claims, among other things, that it has not received investment banking fees owed to it exceeding $300,000. Closing arguments have been filed by brief and the Company is waiting for the decision. The Company is not able to predict the outcome of the decision. In addition, a former salesman has commenced an action against the Company claiming damages in the amount of $300,000. Although the Company believes that it has meritorious defenses in both cases, it has established what it considers appropriate reserves with respect to the claims. A loss of either claim will have a material adverse effect on the Company. See "Business -- Legal Proceedings."

     PLEDGED ASSETS

          In connection with the development agreement with CII and as partial consideration for loans made in connection therewith, in June 1992 the Company assigned its existing, and all future patents to CII as security for the Company's performance, while retaining the exclusive right to make, have made, use and sell the inventions to which such patents apply. Title to the patents will be transferred back to the Company upon its satisfaction of the terms of the original development agreement. CII continues to have a security interest in all of the Company's patents, trademarks and other assets as collateral for the payment of the royalty obligations, but CII has agreed to subordinate its security interest (except for its security interest in patents and trademarks) in the event that the Company enters into a financing arrangement with an institutional lender.

     KEY PERSONNEL

          The Company's success is dependent to a great extent upon the performance of management. The loss of the services of key management personnel could, under certain circumstances, have a material adverse effect on the Company. See "Management."

     PREFERRED STOCK AUTHORIZED FOR ISSUANCE

          The Company has available for issuance 500,000 shares of preferred stock. The Board of Directors is authorized, without stockholder approval, to issue such preferred stock in one or more series and to fix the voting powers and the designations, preferences and relative, participating, optional or other rights and restrictions thereof. Accordingly, the Company may issue a series of preferred stock in the future that will have preference over the Common Stock with respect to the payment of dividends and upon the Company's liquidation, dissolution or winding up or have voting or conversion rights that could adversely affect the voting power and ownership percentage of the holders of Common Stock. The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could have the effect of delaying, deferring or preventing a change of control of the Company. See "Description of Securities - Preferred Stock."

     DILUTION

          This Offering involves immediate and substantial dilution between the net tangible book value per share of Common Stock after the Offering and the per Share public offering price. See "Dilution."

     DIVIDEND POLICY

          The Company has never declared or paid a cash dividend on its Common Stock, and management expects that the Company's future earnings, if any, will be retained for expansion or development of the Company's business. See "Dividend Policy."

     DISCLOSURE RELATING TO LOW-PRICE STOCKS.

          The National Association of Securities Dealers, Inc. ("NASD") has notified the Company that its securities have been delisted from NASDAQ for failure of the Company to maintain capital and surplus in excess of $1,000,000. The Company's Common Stock and warrants may be traded in the non-NASDAQ over-the-counter market in what is commonly referred to as the "OTC Bulletin Board." As a result of trading in the OTC Bulletin Board, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Common Stock or warrants. In addition, sale of the Company's securities are now subject to a rule promulgated by the Commission that imposes various sales practice requirements on broker-dealers who sell securities governed by the rule to persons other than established customers and accredited investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transactions prior to sale. Consequently, such delisting may have an adverse effect on the ability of broker-dealers to sell the Common Stock, which may affect the ability of purchasers in this Offering to sell the Common Stock in the secondary market.

          The Commission has adopted regulations which define a "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share, subject to certain exceptions including for securities authorized for quotation on the NASDAQ SmallCap Market. For any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the Commission relating to the penny stock market. Disclosure also has to be made about commissions payable to both the broker-dealer and the registered representative, and about current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

          The Company anticipates that, upon completion of this Offering, the shares of Common Stock offered hereby will be deemed to be a "penny stock," on the basis that the Common Stock will have a market price of less than $5.00 per share and will not be listed on the NASDAQ SmallCap Market.

     SHARES ELIGIBLE FOR FUTURE SALE

            The Company is unable to predict the effect that sales made under Rule 144 or otherwise may have on the then-prevailing market price of the Common Stock, but such sales could have a depressive effect in the public market on the price of the securities offered hereby and may impair the Company's ability to raise additional capital by the sale of its equity securities. See "Shares of Common Stock Eligible for Future Sale."

     OUTSTANDING WARRANTS AND OPTIONS

          At the date of this Prospectus, the Company had outstanding warrants exercisable to purchase an aggregate of 1,654,733 shares of Common Stock at exercise prices ranging from $1.88 to $6.00 per share, and outstanding options to purchase 160,000 shares of Common Stock at exercise prices ranging from $3.25 to $3.625 per share. For the life of such warrants and options, the holders will have the opportunity to profit from a rise in the market price of the underlying Common Stock. Such holders may be expected to exercise such warrants and options at a time when the Company would, in all likelihood, be able to obtain additional financing through a sale of its Common Stock on terms more favorable than those provided by such warrants and options. Such exercises could result in a dilution of the interests of the Company's public stockholders and the existence of such warrants and options may therefore adversely affect the Company's ability to obtain future financing and the terms of any such financing. See "Description of Securities."

     EXERCISE OF UNDERWRITERS' WARRANTS

          The Company has sold warrants to the underwriters in its initial public offering for nominal consideration. The warrants are exercisable for units consisting of one share of Common Stock and one warrant to purchase Common Stock. The underwriters' warrants are currently exercisable and will continue until December 20, 1997, at a purchase price of $7.50 per unit (150% of the public offering price of the units), each unit consisting of one share of Common Stock and one Warrant to purchase an additional share of Common Stock. The underwriters' warrants may have certain dilutive effects because the holders thereof will be given the opportunity to profit from a rise in the market price of the underlying shares with a resulting dilution in the interest of the Company's other stockholders. The terms on which the Company could obtain additional capital during the life of the underwriters' warrants may be adversely affected because the holders of the underwriters' warrants might be expected to exercise them at a time when the Company would otherwise be able to obtain comparable additional capital in a new offering of securities at a price per share greater than the exercise price of the underwriters' warrants.

          The Company has agreed that, at the request of the holders under certain circumstances, it will register under federal and state securities laws the underwriters' warrants and/or the securities issuable thereunder. Exercise of these registration rights could involve substantial expense to the Company at a time when it could not afford such expenditures and may adversely affect the terms upon which the Company may obtain additional funding and may adversely affect the price of the Common Stock. In addition, no prediction can be made as to the effect, if any, that sales of shares of Common Stock or the availability of such shares for sale will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities.

     LIMITED PUBLIC MARKET; POSSIBLE VOLATILITY OF SECURITIES PRICES; OTC BULLETIN BOARD

          There has been a limited public market for the Common Stock. The Common Stock will be quoted on the OTC Bulletin board, an NASD sponsored and operated inter-dealer automated quotation system for equity securities
     not included in the NASDAQ System.   Although the Common Stock will be
     quoted on the OTC Bulletin Board, there can be no assurance that a regular trading market will be sustained, or that purchasers will be able to resell their securities or otherwise liquidate their investment without considerable delay, if at all. Recent history relating to the market prices of newly public companies indicates that, from time to time, there may be significant volatility in their market price. There can be no assurance that the market price of the Company's securities will not be volatile as a result of a number of factors, including the Company's financial results or various matters affecting the stock market generally.

                                       DILUTION

          At December 31, 1995, the net tangible equity (deficit) of the Company was ($2,289,069) or ($.56) per share. "Net tangible equity (deficit) per share" is determined by dividing the tangible net worth of the Company (tangible assets less the total amount of liabilities) by the number of shares of Common Stock issued and outstanding. Since the Company will continue to have a net tangible deficit, investors in this Offering will have dilution per share in excess of the Offering price per share. "Dilution" per share represents the difference between the price per share to be paid by the New Investors and the pro forma net tangible equity (deficit) per share immediately after this Offering.

                                   USE OF PROCEEDS

          The Company will receive no proceeds from this Offering.

                                   DIVIDEND POLICY

          The Company has never declared or paid a cash dividend on its Common Stock, and management expects that the Company's future earnings, if any, will be retained for expansion or development of the Company's business.


                                    CAPITALIZATION

          The following table sets forth the capitalization of the Company at December 31, 1995.
                                                                        Actual
                                                                        ------

     Long-term debt (less current maturities)(1)..............       $2,261,408
                                                                     ----------

     Stockholders' equity:

        Preferred Stock, $.001 par value; 500,000
        shares authorized; no shares issued and outstanding.....           --

        Common Stock, $.001 par value; 16,000,000 shares authorized;
        4,108,269 shares issued and outstanding (1)(2)..........          4,108

        Series B Common Stock, $.001 par value, 500 shares authorized,
        issued and outstanding..................................              1

        Additional paid-in capital..............................     10,888,469

        Accumulated deficit.....................................     (9,265,489)
                                                                     ----------

        Total stockholder's equity..............................      1,627,089
                                                                     ----------
          Total capitalization.................................      $3,888,497
                                                                     ==========


     (1) Subsequent to December 31, 1995, the Company issued 25,000 shares of Common Stock in settlement of a $100,000 note of the Company.

     (2) The foregoing calculations do not reflect (i) the possible issuance of 1,150,000 shares of Common Stock upon exercise of outstanding warrants exercisable at a price of $6.00 per share at any time on or before December 20, 1997; (ii) the possible issuance of an aggregate of up to 200,000 shares of Common Stock upon exercise of the underwriters' warrants and the warrants included therein; (iii) the possible issuance of 80,000 shares upon the exercise of warrants held by Park;
          (iv) the possible issuance of 43,067 shares of Common Stock upon exercise of outstanding warrants exercisable at a price of $1.88 per share at any time on or before September 4, 1997; (v) the possible issuance of 310,000 shares of Common Stock reserved, in the aggregate, for issuance under the Company's Founder Option Plan and 1993 Stock Option Plan; (vi) the possible issuance of 106,666 shares of Common Stock upon exercise of the Fisher Warrants and Jesselson Warrants;
          (vii) the possible issuance of 50,000 shares of Common Stock upon exercise of the Barness and Camrich Warrants; or (viii) the possible issuance of 25,000 shares of Common Stock upon exercise of the New Barness Warrants.


                          SELECTED HISTORICAL FINANCIAL DATA

        The selected financial data as of and for the nine months ended December 31, 1994 and 1995 have been derived without audit from the Company's interim financial statements. The selected financial data as of March 31, 1994 and 1995 and for the periods from April 1, 1992 through September 3, 1992 and September 4, 1992 through March 31, 1993 and the years ended March 31, 1994 and 1995 have been derived from the financial statements of the Company, which financial statements have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report included elsewhere herein. Data for periods subsequent to September 3, 1992 are not in all respects comparable to data for prior periods due to the effects of a substantial change in the ownership of the Company completed on that date. This data should be read in conjunction with "Management's Discussion and Analysis of Results of Operations and Financial Condition" and the financial statements and notes thereto that appear elsewhere herein.


                                             COMPANY
               ----------------------------------------------------------------

                                                                 PERIOD FROM
                     NINE MONTHS ENDED                           SEPTEMBER 4,
                       DECEMBER 31      YEARS ENDED MARCH 31    1992 TO MARCH
                    ------------------  -----------------------       31,
                     1995     1994          1995        1994          1993
                     ----     ----          ----        ----          ----
                 (UNAUDITED) (UNAUDITED)
     STATEMENT OF
     OPERATIONS DATA:
     Sales:
      Systems    $6,626,006  $4,997,375   $6,629,988   $5,117,151   $2,990,310
      Maintenance 2,672,067   2,087,892    2,935,333   $2,458,363    1,348,189
                 ----------  ----------   ----------   ----------   ----------
       Total
       sales      9,298,073   7,085,267    9,565,321   7,575,514     4,338,499
                 ----------  ----------   ----------   ----------   ----------
     Cost of sales:
      Systems     3,978,768   3,170,890    4,844,531   3,017,612     1,310,957
      Maintenance 1,958,981   1,723,975    2,306,597   2,146,244     1,177,947
                 ----------  ----------   ----------   ----------   ----------
       Total cost of
         sales    5,937,749   4,894,865    7,151,128   5,163,856     2,488,904
                 ----------  ----------   ----------   ----------   ----------
     Selling and
      administrative
      expenses    3,940,667   4,645,456    5,710,062   5,743,982     2,529,405
     Research &
      development
      expenses      150,045     168,839       79,764     356,211       171,572
                 ----------  ----------   ----------   ----------   ----------
     Operating
      loss         (730,388) (2,623,893)  (3,375,633) (3,688,535)     (851,382)
     Interest and debt
      conversion
      expense       156,858     199,905      276,812     137,416        48,465
     Other expense       --          --           --          --            --
                 ----------  ----------   ----------   ----------   ----------
     Loss before
      extraordinary
      item        $(887,246)$(2,823,798) $(3,652,445)$(3,825,951)     (899,847)
     Extraordinary
      item (2)           --          --           --          --            --
                 ----------  ----------   ----------   ----------   ----------
     Net Income
     (loss)       $(887,246)$(2,823,798) $(3,652,445)$(3,825,951)    $(899,847)
                 ==========  ==========   ==========   ==========   ==========
     Loss
      per share      $(0.23)     $(0.84)      $(1.08)     $(1.61)       $(0.46)
                 ==========  ==========   ==========   ==========   ==========
     Weighted
      average shares
      outstanding 3,825,820   3,377,740    3,383,730   2,371,220     1,968,072
                 ==========  ==========   ==========   ==========   ==========




                                             PREDECESSOR
               ----------------------------------------------------------------

                           PERIOD FROM
                           APRIL 1,
                            1992 TO          YEARS ENDED MARCH 31,
                           SEPTEMBER 3,      ---------------------
                            1992(1)              1992        1992
                        -----------------      --------     ------
     STATEMENT OF
     OPERATIONS DATA:
     Sales:
      Systems              $1,625,686        $2,866,390     $5,556,237
      Maintenance             819,459         1,612,711        893,017
                           ----------        ----------     ----------
       Total
       sales                2,445,145         4,479,101      6,449,254
                           ----------        ----------     ----------
     Cost of sales:
      Systems                 503,213         2,309,258      3,098,695
      Maintenance             588,885         1,253,491             --
                           ----------        ----------     ----------
       Total cost of
         sales              1,092,098         3,562,749      3,098,695
                           ----------        ----------     ----------
     Selling and
      administrative
      expenses              1,596,326         2,200,386      5,743,603
     Research &
      development
      expenses                 79,238           749,205             --
                           ----------        ----------     ----------
     Operating
      loss                   (322,517)       (2,033,239)    (2,393,044)
     Interest and debt
      conversion
      expense
     Other expense                ---               ---             --
                           ----------        ----------     ----------
     Loss before
      extraordinary
      item                   (728,854)       (2,872,285)    (3,132,664)
     Extraordinary
      item (2)                    ---               ---             --
                           ----------        ----------     ----------
     Net Income
     (loss)                $4,064,518       $(2,872,285)   $(3,132,664)
                            =========        ==========     ==========



     BALANCE SHEET DATA:                                        MARCH 31,
                                                            ----------------
                                   DECEMBER 31, 1995         1995      1994
                                   -----------------        ------    ------
                                     (UNAUDITED)

     Working capital (deficit).....   $ (791,003)      $(1,143,994)   $823,554
     Total assets..................    8,630,585         9,183,714  10,054,988
     Long-term debt(excluding
     current portion)..............    2,261,408         1,951,108   1,638,121
     Stockholders' equity..........    1,627,089           509,364   3,121,639


        (1) On September 4, 1992, a group of investors, including Park, acquired control of the Company from its then controlling stockholders. For financial reporting purposes, purchase transactions that result in a substantial change in ownership require that a new basis of accounting for assets and liabilities be established. Accordingly, assets have been restated at their fair market value as of the date of the transaction and an intangible asset has been recognized for the excess of the proceeds received in such transaction over the fair value of the net assets acquired. As a result, data for periods subsequent to September 3, 1992 are not comparable in all respects to data for prior periods. See "Certain Transactions - Recapitalization Agreement" and Note 1 of Notes to Financial Statements.

        (2) Extraordinary item represents gain realized by the Company as a result of the forgiveness of debt and other obligations of the Company to a vendor in exchange for the vendor receiving the right to transfer a non-exclusive license to use certain of the Company's technology. See "Management's Discussion and Analysis of Results of Operations and Financial Condition" and Note 1 of Notes to Financial Statements.

        (3) Weighted average shares of stock outstanding include all shares of Common Stock outstanding after the Recapitalization, as adjusted for the reverse stock split and the conversion of the Class A Preferred Stock.


                  MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
                          OPERATIONS AND FINANCIAL CONDITION

        RECENT STRATEGIC INITIATIVES

           Management Changes. In February 1995, the Board of Directors reorganized the senior management of the Company, promoting James H. Whitney, who previously was Vice President of Sales and Marketing, to the position of President and Chief Executive Officer. At the same time, the prior Chief Executive Officer and Vice Chairman, Jon D. Freeman, resigned to pursue other interests. The Board also recruited Alan W. Morton to fill the position of Vice President and Chief Operating Officer. Messrs. Whitney and Morton have worked closely together for a number of years, specializing in turnaround situations in high-tech environments.

           In July 1995, the Company appointed Frederick W. Kolling III, Certified Public Accountant, as Vice President, Chief Financial Officer, Treasurer, and Secretary. The Company also promoted MaryAnn Henk to the position of Financial Controller.

           Marketing Strategy. As discussed above, the Company plans aggressively to pursue other market segments to widen the potential customer base. See "Business -- Strategy." Historically, the Company has enjoyed considerable success in penetrating the insurance industry, where package complexity and document integrity are well served by the Company's sophisticated finishing systems. Although this segment will continue to be an important source of future revenues, the Company expects to pursue previously unexplored opportunities in the mutual fund and banking industries, where the increased complexity of mailing operations lend themselves to Company solutions. The Company also will endeavor to increase its geographic penetration beyond its traditional North American market territory. Management believes that significant additional revenues can be obtained from key accounts in certain European countries, as well as from the more developed markets in Asia-Pacific.

           Due to the Company's recent financial position and resulting cash needs, the Company has been focused on consummating sales without due regard to a coherent product pricing strategy. This practice has resulted in an erosion of gross profit margins from historical levels. Similarly, the Company has undertaken specific contracts involving significant development effort without adequately anticipating (or being reimbursed for) such efforts. Management believes that it is possible to establish and maintain selling prices without losing significant volume. At the same time, the Company intends to focus its future selling efforts primarily on standard products, while acknowledging that some degree of customization is inherent in the type of products the Company supplies. Management believes these actions will enhance the Company's ability to successfully enter new markets and allow the Company to increase gross profit margins to historical levels.

           Cost Reduction. In addition to the initiatives discussed above, Management intends aggressively to pursue product cost reduction. Management believes that substantial cost reduction can be achieved without compromising quality and, in some cases, while simultaneously improving system performance. Engineering resources are currently being devoted to redesign and reduce the cost of all major components of the Company's systems. In addition, manufacturing operations are being restructured to improve operating efficiency by assembling commonly used modules in multiple lots, as opposed to assembling components in response to individual orders. Similarly, component parts supplied by third party suppliers are being ordered against blanket orders for best pricing and improved supplier efficiency. Finally, materials ordering is being coordinated more effectively with manufacturing schedules to assure that such materials are available when needed. As discussed below, Management believes that these and other actions will result in a return to favorable gross margins previously enjoyed by the Company.

        CHANGE IN ACCOUNTING METHOD

           Effective as of April 1, 1994, the Company adopted the percentage of completion method of accounting for systems sales and related costs. Previously, the Company had reported revenue and costs on systems sales under the completed contract method of accounting. For purposes of providing comparative statements, except where noted all prior year financial information included in this report has been restated to reflect this change in accounting method.

           The Company believes that the percentage of completion method of accounting is the preferable method of accounting for contracts extending beyond one reporting period. Under the percentage of completion method of accounting, contract revenues are recorded ratably as the work progresses on a system and related costs are recognized based on the estimated costs of the total contract. In contrast, the completed contract method of accounting records contract revenue only when a system is substantially completed. The Company believes that the completed contract method of accounting may generate large and potentially misleading fluctuations in reported revenue that bear little or no relationship to the manufacturing cycle of the Company. Under the percentage of completion method of accounting, the revenues and profits are more evenly distributed in the periods during which they were actually earned. This change in accounting method will lessen the possibility of large fluctuations in revenues and profits which may occur among the reporting periods due to a delay in the shipment date from one week to another. The effect of the change in accounting method is as follows:

                                         Period from          Period from
                       Year Ended      Sept. 4, 1992 to     April 1, 1992 to
                       March 31, 1994   March 31, 1993       Sept. 3,  1992
                       --------------   --------------       --------------
        Effect on:
           Net Income  $    136,478        $  (7,162)          $  (45,989)
           Earnings
             Per Share          .06             (.01)                  --


        RESULTS OF OPERATIONS

           NINE MONTH ENDED DECEMBER 31, 1995
           COMPARED TO NINE MONTH ENDED DECEMBER 31, 1994

           Net sales for the three month period ended December 31, 1995 increased 36% compared to the same period in 1994. System sales for the three month period ended December 31, 1995 increased 36% from the same period in 1994. Maintenance sales increased 38% over the same three month period. Net sales for the nine month period ended December 31, 1995 increased 31% from the same period in 1994.
        Systems sales increased 33% in the nine month period ended December 31, 1995 compared to the same period in 1994. Maintenance sales rose 28% in the same nine month period. The increase in systems sales is attributable to increased market penetration of the Company's products and repeat orders from the existing customer base. The increase in maintenance sales was due primarily to the increased number of systems under maintenance contract in the field. The systems order backlog, consisting of total order price less revenue recognized to date for all signed orders on hand at December 31, 1995 was $1,317,000 compared to $4,105,000 at December 31, 1994. At
        January 31, 1996, systems order backlog was at $2,258,000, which reflects three additional systems sold in January, 1996.

           Gross profit as a percentage of net sales for the three month period ended December 31, 1995 increased to 37% from 28% for the same period last year. Gross profit relating to systems sales increased to 41% from 32% for the same three month period last year. Gross profit on maintenance sales increased to 28% in the three month period ended December 31, 1995 compared to 19% in the same period last year. For the nine month period ended December 31, 1995, gross profit as a percentage of net sales increased to 36% compared to 31% in the same period last year. Gross profit relating to systems sales increased to 40% from 37% for the same nine month period last year. Gross profit on maintenance sales increased to 27% in the nine month period ended December 31, 1995 compared to 17% in the same period last year. The increase in gross profit for systems sales was primarily due to fixed manufacturing expenses having been held constant during the period and less lower margin custom work on systems in process and completed during the current period. The increase in gross margin for maintenance sales is primarily due to an increase in higher priced special services provided outside the standard maintenance agreements.

           Selling and administrative expenses decreased to 40% from 70% as a percentage of net sales for the three month period ended December 31, 1995 compared to the same period one year ago. Selling and administrative expenses decreased to 42% from 66% as a percentage of net sales for the nine month period ended December 31, 1995 compared to the same period one year ago. For the three month period, 10% of the 30% reduction (as a percentage of net sales) in selling and administrative expenses was due to changing the estimate of royalty expenses due to Connecticut Innovations Inc. (CII). For the nine month period, 4% of the 24% decline was due to the same change in estimate. The change in estimate was due to an Amendment and Restatement of a certain Development Agreement. See "Risk Factors - Royalty Obligations."

           Research and development (R&D) expenses decreased as a percentage of net sales to 1.2% in the three month period ended December 31, 1995 from 1.6% for the same three month period in 1994. R&D expenses decreased as a percentage of net sales to 1.6% in the nine month period ended December 31, 1995 from 2.4% for the same nine month period in 1994. The percentage decrease was due to expenses remaining approximately constant for the three month period, and decreasing slightly for the nine month period, while revenue was increasing during the respective periods.

           Net interest expense increased to $42,192 for the three month period ended December 31, 1995 from $37,494 for the same period last year. Net interest expense increased to $156,858 for the nine month period ended December 31, 1995 from $99,907 for the same period last year. This was due to the larger balance outstanding under the Company's revolving credit agreement. As a result of all the foregoing, the Company incurred a net loss of $178,011 for the three month period and $887,246 for the nine month period ended December 31, 1995.

           While the Company is unable to predict when it will achieve profitability, the Company believes that it will achieve a substantial reduction or elimination of its operating and cash flow losses during the next one to two years. The Company's ability to achieve profitability will depend on its ability to increase systems and maintenance sales and improve gross margins.

           FISCAL YEAR ENDED MARCH 31, 1995
           COMPARED TO FISCAL YEAR ENDED MARCH 31, 1994

           Systems sales for fiscal 1995 increased $1,513,000, or 30%, from fiscal 1994. Substantially all of this increase was attributable to increased unit sales, rather than changes in the prices of the Company's systems. Approximately 16 systems were completed in fiscal 1995, compared to 12 in fiscal 1994. At March 31, 1995, the systems order backlog, consisting of total order price less revenue recognized to date for all signed orders on hand, was $3,676,000 (or 18 systems) as compared to $2,736,000 (or 14 systems) at March 31, 1994.

           Maintenance revenues increased $477,000 or 19%, as a result of the larger number of systems in the field and inflationary price increases in maintenance contracts between the periods.

           Gross profit was essentially unchanged between the periods, increasing slightly from $2,412,000 in fiscal 1994 to $2,414,000 in fiscal 1995. However, the gross margin on system sales decreased significantly from 41% in fiscal 1994 to 27% in fiscal 1995 due to an unusually high level of custom work that the Company chose to undertake on many of the systems that were in production during fiscal 1995 or in process at March 31, 1995. These systems included nonstandard features requested by customers, and the Company is incurring higher than normal production costs resulting from the incorporation of these features. Management believes these newly developed features can lead to additional future sales as the Company expands its market penetration. Management expects that the incorporation of these features in future production will be done at lower costs which will result in a return to the Company's historic gross profit margins, although there can be no assurance that the Company will be able to do so. The maintenance gross profit percentage increased from 13% in fiscal 1994 to 21% in fiscal 1995, reflecting an increase in requests for special services, which yield a higher gross margin than the services covered by the Company's standard maintenance contract.

           Selling and administrative expenses decreased $34,000, or 1%, from fiscal 1994 to fiscal 1995. The relatively unchanged level of expenses reflects the efforts of management to hold fixed costs steady during a period of growing sales revenues.

           Research and development expenses decreased $276,000, or 78%, from fiscal 1994 to fiscal 1995, as the Company's personnel worked to engineer the increased number of systems sold between the periods. The increased level of sales activity during fiscal 1995 necessitated the diversion of resources from research and development to production and a corresponding shift of costs from research and development to cost of sales.

           Interest expense for fiscal 1995 increased $39,000, or 29%, from fiscal 1994, increasing from $137,000 to $177,000. This increase was directly attributable to the increase in borrowings between the periods. The additional borrowings were necessary to support the continuing operating losses of the Company. Debt conversion expense for 1995 consists of a one-time charge of $100,000 for the early conversion of $400,000 of outstanding debt into stock.

           As a result of the foregoing, the Company incurred a net loss of $3,652,000 for the fiscal year ended March 31, 1995, as compared to a net loss of $3,826,000 for the fiscal year ended March 31, 1994.

           FISCAL YEAR ENDED MARCH 31, 1994
           COMPARED TO PRO FORMA FISCAL YEAR ENDED MARCH 31, 1993

           Systems sales for fiscal 1994 increased $501,000, or 11%, from pro forma fiscal 1993. Substantially all of this increase was attributable to increased unit sales, as opposed to an increase in the prices of the Company's systems. Approximately 12 systems were completed in fiscal 1994, compared to 11 in fiscal 1993. At March 31, 1994, the systems order backlog, consisting of total order price less revenue recognized to date for all signed orders on hand, was $2,736,000 (or 14 systems), as compared to $1,170,000 (or 5 systems) at March 31, 1993.

           Maintenance revenues increased $291,000, or 13%, as a result of the larger number of systems in the field and inflationary price increases in maintenance contracts between the periods.

           Gross profit decreased $782,000, or 25%, from fiscal 1993 to fiscal 1994. The gross margin percentage on system sales decreased from 61% in fiscal 1993 to 41% in fiscal 1994. The unusually high margin in fiscal 1993 resulted primarily from the fact that four systems were sold to two customers in the period ended September 3, 1993, which enabled the Company to achieve significant economies of production.

           Selling and administrative expenses increased $1,509,000, or 36%, from fiscal 1993 to fiscal 1994. Most of the increase was attributable to increased personnel and employee benefit costs in the Company's sales, marketing and engineering operations. The Company added two sales people and two marketing people to further develop the Company's presence in the marketplace. In addition, the Company increased its sales and marketing efforts, including an expanded presence at a major industry trade show, new marketing materials and the use of additional resources to develop new sales leads.

           Research and development expenses increased $105,000, or 42%, from fiscal 1993 to fiscal 1994, as the Company continued its efforts to reduce manufacturing costs, to develop a new binding method and to develop a new folder that will increase system capacities.

           After giving effect to the restructuring, interest expense for the year ended March 31, 1993 would be approximately $82,000, as compared to $137,000 for the year ended March 31, 1994. The increase in interest expense was due to an increase in amounts outstanding under financing arrangements prior to the Company's initial public offering in December 1993 which were used primarily to support operating losses.

           As a result of the foregoing, the Company incurred a net loss of $3,826,000 for the fiscal year ended March 31, 1994, as compared to a net loss (on a pro forma basis) of $1,425,000 for the fiscal year ended March 31, 1993.

           FISCAL YEAR ENDED MARCH 31, 1993
           COMPARED TO FISCAL YEAR ENDED MARCH 31, 1992

           Net sales for the pro forma fiscal year ended March 31, 1993 were $6,784,000, representing an increase of $2,305,000, or 51% from net sales of $4,479,000 for the fiscal year ended March 31, 1992. The increase was attributable to the sale of 13 systems in fiscal 1993 resulting in net sales of $4,627,000, compared to eight systems sold in fiscal 1992 resulting in net sales of $3,380,000. Net sales from maintenance contracts for fiscal 1993 were $2,168,000 compared to net sales of $1,613,000 for fiscal 1992. The increase in net sales from maintenance contracts was attributable to an increase in the number of Company systems in service and an increase in the Company's contract prices.

           Cost of sales for fiscal 1993 was $3,581,000 representing a decrease of $18,000 or 1% from cost of sales of $3,563,000 for fiscal 1992. Gross margins on system sales increased to approximately 61% in fiscal 1993 from approximately 19% in fiscal 1992.

           Operating expenses were $4,377,000 for fiscal 1993, representing an increase of $1,427,000, or 48% from operating expenses of $2,950,000 for fiscal 1992. The increase during fiscal 1993 was attributable to the expansion of the Company's sales staff, the formation of a marketing group, the creation of new marketing materials including a video and increased participation in trade shows. Operating expenses for fiscal 1993 also include costs of $294,000 associated with financial consulting expenses incurred in developing business plans, negotiating payment terms on outstanding debt and providing management with advice and counsel on the restructuring of the Company's capital base and additional royalty expenses and amortization of the excess of cost over the net assets acquired through the Recapitalization. Operating expenses included research and development expenses of $749,000 and $251,000, for fiscal 1992 and 1993, respectively. The decrease in research and development expenses in fiscal 1993 resulted from the reclassification of the components of 1992 research and development costs to administrative costs in 1993. Subsequent to the recapitalization, the Company resumed work on certain of the suspended projects and initiated new projects.

           Interest expense for fiscal 1993 was $82,000, on a pro forma basis (giving effect to the recapitalization completed in September 1992). The recapitalization resulted in the forgiveness of Company indebtedness of $4,793,000, including accrued and unpaid interest of $197,000, for fiscal 1993. Interest expense for fiscal 1992 was $839,000.

           As a result of the foregoing, the Company incurred a net loss of $2,872,000 for fiscal 1992, compared to a net loss before extraordinary items of $1,425,000 for fiscal 1993.

        LIQUIDITY AND CAPITAL RESOURCES

           The Company's primary need for liquidity is to fund operations while increasing sales and improving gross margins. The Company derives liquidity through systems and maintenance sales (including customer deposits), bank borrowing, financing arrangements with third parties and, from time to time, sales of its equity securities. During the three month period ended December 31, 1995, the Company had a lower negative cash flow from operations of $208,504 compared to a negative cash flow of $331,510 for the same three month period in 1994. Additionally, the net loss for the three month period decreased by $812,921 from the same three month period in 1994. The net loss for the nine month period ended December 31, 1995 decreased by $1,936,552 from the same nine month period in 1994. During the first nine months of this fiscal year, the net cash used by operating activities was reduced by $1,097,259 from 1994 to 1995.

           The Company has a $2,000,000 revolving credit agreement with a bank of which $1,650,000 was outstanding at December 31, 1995. In order to induce the bank to enter into the credit facility, Messrs. Harold S. Geneen and Gerald H. Newman, both of whom are directors and stockholders of the Company, agreed to provide the bank with sufficient cash collateral to secure all borrowing under the facility. The Company believes that it received more favorable terms and less restrictive loan covenants than would have been available to it in the absence of the cash collateral furnished to the bank by Messrs. Geneen and Newman. Messrs. Geneen and Newman have verbally indicated their willingness to consider providing the bank with additional cash collateral to permit the Company to borrow up to the maximum amount of the credit facility during its current term, provided there are no unforseen adverse developments affecting the Company.

           In addition to the credit facility with the bank, the Company is actively seeking alternative sources of financing. Through these efforts, on August 14, 1995, the Company raised $1,000,000 through a private placement of stock. If the Company were unsuccessful in securing alternative outside financing sources and Messrs. Geneen and Newman were unwilling to guarantee the borrowings of the Company during periods of continued negative cash flows, it would have a material adverse effect on the Company.

           Except for the revolving credit facilities described above, the Company does not have any commitments for outside funding of any kind. It must depend, therefore, upon the generation of sufficient internally generated funds and the remaining funds available under its revolving line of credit to fund its operations during fiscal 1996. It is possible that the Company's business may require larger amounts of capital than the Company currently anticipates. There can be no assurance that the Company will be able to obtain such capital.

           The Company had been engaged in negotiations with CII concerning the potential restructuring of the Company's obligations under several agreements (collectively and, as amended, the "Development Agreement") originally entered into between the Company and CII during 1987. The Development Agreement generally provided much needed funding to the Company in exchange for the issuance of 500 shares of Class B Senior Non-Convertible Preferred Stock of the Company (the "Class B Preferred stock") and future royalty payments based on the future systems sales of the Company.

             Effective December 31, 1995, the Company successfully completed negotiations with CII, and the parties entered into a new agreement completely amending and restating the Company's obligations under the Development Agreement (the "Amended and Restated Development Agreement"). Under the Amended and Restated Development Agreement,
        (i) CII agreed to surrender to the Company the 500 shares of Class B Preferred Stock of the Company formerly held by CII, (ii) the Company agreed to make royalty payments to CII based on a revised formula calculated with respect to future systems sales of the Company, and
        (iii) CII agreed to waive any prior defaults of the Company under the Development Agreement.

           The revised royalty formula contained in the Amended and Restated Development Agreement requires the Company to pay CII a royalty equal to .67% (sixty seven hundredths of a percent) of all systems sales of the Company up to a maximum of $775,000 and provides for certain minimum annual royalty payments, payable quarterly, as follows:

                                             Total Minimum
                       Calendar Year     Payments for the Year
                       -------------     ----------------------

                           1996               $ 75,000
                           1997               $ 75,000
                           1998               $100,000
                           1999               $100,000
                           2000               $125,000
                           2001               $125,000
                           2002               $175,000
                                               -------
                                 Total        $775,000
                                               -------


           If, during any quarter, the royalty computation does not exceed the minimum payment derived from the foregoing table, the minimum payment would be made instead of the actual computed royalty amount. CII continues to have a security interest in all of the Company's patents, trademarks and other assets as collateral for the payment of the royalty obligations, but CII has agreed to subordinate its security interest (except for its security interest in patents and trademarks) in the event that the Company enters into a financing arrangement with an institutional lender.

           At December 31, 1995, total Stockholders' Equity was $1,627,089 compared to Stockholders' Equity of $509,364 at March 31, 1995. It is the Company's intention to continue to focus on growing revenue, concentrate on higher gross margin sales and improve on manufacturing and purchasing efficiencies. These efforts have the potential to further reduce losses in fiscal year 1996 compared to fiscal year 1995, and eventually improve results on a long-term basis.

        INFLATION

           The effect of inflation on the Company has not been significant during the last two fiscal years.

                                       BUSINESS

        GENERAL

           The Company designs, develops, assembles, markets and services high-speed systems that automatically assemble printed documents, fold, staple or bind the documents, as required, and insert completed documents into appropriate envelopes for mailing or other distribution. The Company's systems are modular, and may be reconfigured in accordance with customer specifications, and are controlled by Company developed and owned software.

        DEVELOPMENT OF THE BUSINESS

           The Company was incorporated under the laws of the State of Delaware on March 22, 1978. After an initial period of inactivity, the Company engaged, between 1981 and 1985, with a joint venture partner, in a program to develop an automated system for packaging for distribution of Federal food stamps. Although the Company was unsuccessful in its efforts to obtain a Federal Government contract, the technology it developed was applicable to other uses. In 1985, Aetna Life and Casualty Company requested the Company to develop finishing systems for use in the insurance business and purchased the first systems produced by the Company in 1986.

           The Company and Connecticut Innovations, Inc., a specially chartered Connecticut corporation ("CII"), entered into a Development Agreement dated as of November 16, 1989 (the "Development Agreement"), pursuant to which CII granted the Company $461,000 to develop two products in exchange for royalties equal to a percentage of the Company's total net sales. The Development Agreement was amended as of August 31, 1992 and September 30, 1993. As amended, the Development Agreement calls for the Company to pay royalties to CII based on net sales; license fees, if any, with respect to the sponsored products; and net sales of any licensee of the developed products. In addition, the Company issued $500,000 of Class B Senior Non-Convertible Redeemable Preferred Stock ("Class B Preferred Stock") and assigned its then existing, and all future patents to CII to secure its obligations under the Development Agreement. Title to the patents will be transferred back to the Company upon its satisfaction of the terms of the original development agreement. After payment of such obligations, under the Development Agreement, the Company will continue to pay CII, for a period of five years, a royalty of one percent of net sales.

             Effective December 31, 1995, the Company successfully completed negotiations with CII, and the parties entered into a new agreement completely amending and restating the Company's obligations under the Development Agreement (the "Amended and Restated Development Agreement"). Under the Amended and Restated Development Agreement,
        (i) CII agreed to surrender to the Company the 500 shares of Class B Preferred Stock of the Company formerly held by CII, (ii) the Company agreed to make royalty payments to CII based on a revised formula calculated with respect to future systems sales of the Company, and
        (iii) CII agreed to waive any prior defaults of the Company under the Development Agreement. See "Management's Discussion and Analysis of Operations and Financial Condition -- Liquidity and Capital Resources."

           In September 1992, the Company completed a restructuring that resulted in the infusion of additional capital and the assumption of control by a group of new investors, including Park Investment Partners, Inc. ("Park"), a corporation of which Harold S. Geneen and Gerald H. Newman are the sole stockholders. Pursuant to the restructuring the Company received approximately $2,257,000 in equity financing in exchange for shares of common stock, warrants to purchase common stock and convertible preferred stock. The convertible preferred stock was fully converted into common stock upon completion of the initial public offering of the Company.

        FINISHING SYSTEMS

           Traditionally, printing of large quantities of documents has been done primarily by using offset printing presses. The document to be produced is engraved onto a printing plate and multiple copies are produced rapidly and inexpensively. Offset printing produces documents that are identical to each other. Recent advances in computer technology have produced alternatives to offset printing presses including non-impact laser printers. Laser printers take data from computers and transfer the data onto a print drum with a laser beam. Non-impact laser printing allows for variations in the text of each document to be printed. Personalization and other modifications to documents can be made.

           Computer-directed printers are employed, in conjunction with mainframe or personal computers, to produce documents. The largest printers most often are placed in centralized print centers that are near mainframe computers. More recently developed non-impact laser printers that print five to 25 sheets per minute can be placed in any location within offices where personal computers are concentrated. The availability of non-impact laser printers has enabled many businesses that generate large quantities of documents to create "in-house" printing centers. The heaviest concentration of non-impact laser printers is in the insurance, finance and banking industries, and government.

           The ability to generate large quantities of documents has created a need to automate the assembly, sorting and distribution of such documents, a process referred to as "finishing." Most of these functions have been performed "off line," that is, without intelligent or computer directed machines. This requires substantial manpower and documents cannot be assembled with the same degree of accuracy, completeness and speed as allowed by intelligent machines. The output or finishing of documents is referred to as post processing and includes such functions as folding, stapling, binding, booklet making and packaging assembled documents for mailing and other distribution. Rolls of feed paper allow for the continuous use of printers without reloading for up to 15 hours, resulting in labor savings. Automated processing systems also permit quicker turn-around of documents, improve the accuracy and completeness of assembled documents, facilitate the elimination of large inventories of pre-printed forms and enable the operator to make changes in the type of documents being assembled without stopping the assembly process and without incurring the expense of designing special mainframe computer programs.

        STRATEGY

           The Company's objective is to capitalize on its position as a pioneer in the design and sale of intelligent finishing systems and to expand its customer base. To achieve these objectives, the Company believes that it must continue to offer systems that are flexible enough to meet the varying needs of users and to pursue a strategy that includes the following key elements:

             Expanded Marketing Efforts. Until early 1993, the Company did not have a marketing staff and relied for sales principally on contacts within the insurance industry, particularly among large property and casualty insurers, and the growing reputation of its products. Since hiring a new management team, the Company has been committed to aggressively marketing its systems and expanding its customer base to include other types of insurance companies and users in the banking and finance, and health care industries. The Company also plans to increase its geographic expansion beyond its traditional North American market territory.

             System flexibility. The Company remains committed to the objective of providing modular systems to meet customer needs. The Company's systems' modularity offers customers the ability to have a custom designed system assembled from standard components using software written for specific requirements. Such systems are highly flexible and easily upgradeable.

             Collaborative Development. The Company will continue to collaborate with customers (including by organizing and conducting user seminars) in order to develop a better understanding of customer needs and to offer comprehensive solutions.

             Focus on Accuracy of Document Assembly. The swift, accurate assembly of documents is critical to customer satisfaction. The Company's systems incorporate technology, including the ability to read bar codes on each sheet included in documents, that check for proper page sequence, detect duplicate or missing pages and verify recipients as each document moves down a conveyor. Systems enable users to verify that a given document has been processed properly, and to maintain a record of the document. The Company continues to emphasize document integrity in all its research, development and marketing efforts.

             Focus on Customer Productivity and Costs. The Company focuses its product development efforts on further increasing customer productivity and the reduction of system costs while maintaining the document integrity customers require.

        SYSTEMS

           The Company's principal products are the DM-2000 Dual Mailer, the EP-4000 Electronic Publishing System, the MS-6000 Mailing System and the FM-1000 Flat Mailer.

           The DM-2000 is designed to process both flat and folded mail from
          ------------
        the same print stream, and eliminates the need to separate print runs by page count, a costly and time consuming process. The DM-2000 can process documents from one page to 180 pages in length.

           The EP-4000 processes flat mail and allows documents to be
          ------------
        processed in a series of individually processed subgroups. These subgroups can be stapled, bound, matched with other documents and combined for insertion into a large, flat envelope by the EP-4000.

           The MS-6000 processes folded documents.  The MS-6000 can tri-fold
          -----------
        up to ten sheets and insert the documents into a No. 10 envelope, and can half-fold up to fifteen sheets and insert the documents into a 6-by 9-inch envelope. Postage is then automatically applied.

           The FM-1000 processes flat documents that do not need stapling or
          -----------
        binding. The FM-1000 can either envelope or shrink wrap flat documents.

        These systems are typically comprised of some or all of the following component modules:

           System Control Module and Operator Console.  The System Control
          ------------------------------------------
        Module incorporates an IBM compatible 486-SX 33 megahertz central processing unit with a 50 megabyte hard drive. It performs the system's control functions and operates the system as defined by the customized application program created by the Company after consultations with the customer. The System Control Module communicates with microprocessors located in each module in the system, monitoring all system functions. Upon initiation of operation, the System Control Module triggers the operation of a Laser Reader or a CCD Linear Image Reader. After the resulting information is checked against parameters contained in the system's software, a signal is sent to the Feed Module so that the sheet can be fed into the finishing system. A laser reader is a scanning device which uses a laser light source to read bar-code or OMR (Optical Mark Recognition) information. A CCD (Charged Coupled Device) Linear Image Reader is a scanning device which is used to read bar-code or OMR information. In the CCD Linear Image Reader, the code being read is illuminated with ambient light rather than a laser light source. OMR is a paper marking technology used with mailing systems to indicate to the main system how to process the sheets that are assembled into an envelope.

           Microprocessors monitor the sensors in each module and carry out the instructions from the System Control Module, validating that each action initiated has been completed. If an error occurs, e.g., an
                                                                  ----
        operation is not completed, a message is sent back to the Operator Console for operator action. The Operator Console communicates all messages from the system's modules to the operator through the use of a CRT (cathode ray tube). Bar code or OMR information, scanned by the Laser Reader or CCD Linear Image Reader, is stored on the System Control Module's hard disk for retrieval and auditing with the system's performance information for reporting purposes. A printer is included with each system to provide a hard copy audit trail, and postage reports. Communications software and a modem are provided with each system to permit remote system diagnosis and software updates.

           Laser Reader and CCD Linear Image Reader.  The Company was the
          ----------------------------------------
        first to develop processing systems utilizing Laser Readers to scan a bar code to identify each sheet of paper processed. Reading the bar code at over 200 times per second, the System Control Module requires three consecutive identical reads from the Laser Reader before the sheets are fed into the system. Each document set is given a sequence and completeness check from the information in the bar code prior to feeding ("read before feed"). Corrective action, if needed, is taken prior to the assembly or packaging of the document. Systems also may incorporate CCD Linear Image Readers. This reading technology returns a very precise image of the bar code or OMR image being scanned. The CCD Linear Image Reader transmits the image to be processed by the System Control Module approximately 2,000 times a second. With this reading technology, bar code and OMR marks can be used interchangeably, with reading accuracy and speed the equal of laser reading technology.

           F-300 Feeder.  The F-300 is a high speed, vacuum fed system.  The
          ------------
        first stage of the feeder "shingle-feeds" the sheets from the bottom of the bin to the second stage of the feeder. Optimum stack height in the second stage is maintained by microprocessor control of the first stage. A Laser Reader or CCD Linear Image Reader is located in the second stage, where the sheets are read and fed individually at rates of up to 30,000 sheets per hour. In the final stage, the sheets are collected on a conveyor and document set accumulator, which is connected to the next module. Through the use of a diverter, the F-300 can separate particular sheets, such as banners or trailers, from the document prior to collection on the conveyor.

           F-2 Matched Document Feeder.  The F-2 is a vacuum feeder that
          ---------------------------
        cycles at more than 10,000 sheets per hour. Sheets to be processed are placed face down in the sheet feeder input hopper. This "bottom-feed" design permits the operator to load the hopper while the feeder is cycling. Each sheet is verified, and double or misfeeds are instantly detected by a double feed detector and by analysis of the bar code data by the System Control Module. After verification, each sheet of a document is fed face down until the document set is complete. Incomplete or out of sequence sets stop the system and the operator is informed of the problem through the CRT located in the Operator Console.

           F-2 Insert/Cover Feeders.  These modules are vacuum feeders
          ------------------------
        capable of feeding a wide range of paper stocks, permitting the customization of processed documents. Controlled by the System Control Module, these feeders are capable of feeding inserts from three and one-half to eleven inches long and eight and one-half to nine inches wide, and covers eight and one-half inches wide by eleven inches long. The System Control Module initiates the proper feed cycle upon receipt of bar code information from a Laser Reader or CCD Linear Image Reader.

           Two-Way Conveyor Module.  From the feeder module, each sheet of a
          -----------------------
        document set is fed, face down, onto the Two-Way Conveyor until the document set is complete. When the number of sheets in a document set is ten or less, they are moved in the direction of the Folded Mail Inserter. When the number of sheets in the document set is greater than ten, but less than 200, the document set is moved in the opposite direction toward a 10 x 13 Enveloper.

           Stapler Module.  The Stapler Module applies preformed staples to
          --------------
        the left-hand edge of a document as required by the application and as instructed by information in the bar code. Different size staples can be used to accommodate various package thicknesses. The maximum number of sheets which can be stapled is 125 for 24-pound paper and 140 for 20-pound paper. The staple position ranges from 5/16 to 21/32 of an inch on the side edge and 1 1/2 inches from top and bottom.

           Spine Tape Module.  The taping module automatically applies a
          -----------------
        water-moistened adhesive tape to the spine of the stapled document. The result is an attractive, secure binding. The bar code controlled system automatically selects the document to be taped. Built-in sensors detect the beginning and end of the document. The moistened tape is applied accurately to the document and secured by top and bottom pressure rollers.

           VeloBind<registered trademark> Punch Module.  The VeloBind
          --------------------------------------------
        <registered trademark> Punch Module punches the paper with the four holes required to apply the VeloBind<registered trademark> plastic strip. Up to 20 sheets can be punched at one time. If the package is larger than 20 sheets, the paper is punched in groups of 20 sheets or less and accumulated prior to adding the VeloBind<registered trademark> strip.

           VeloBind<registered trademark> Fastening Module.  The
          -----------------------------------------------
        VeloBind<registered trademark> Fastening Module is a fully automatic binding method that can bind from two pages to approximately one inch of paper. This binding method is designed for documents where sheets may have to be added or deleted by the recipient at a later time.
        The actual binder is made up of two plastic strips. One strip has four flexible pins which pass through the punched paper. The second strip with matching holes is placed over the pins on the back of the document. The pins are bent and snapped into the grooves of the second strip. The pins can be removed from the grooves manually to allow the recipient to add and/or delete pages.

           Folded Mail Inserter.  A completed document set is moved to the
           --------------------
        Folded Mail Inserter for diverting oversize documents, nest folding the document around the enclosures, inserting the complete document set into an envelope, and sealing. The final folded product is inserted into stuffing shoes which jog the product and provide a guidance system for the insertion process. The envelope hopper bottom feeds, allowing freedom of loading while running. If an envelope failure occurs, the unit retries to allow no operator interface. After repeated failure, the machine pauses for operator attention. Three definable diverters are included after the Folded Mail Inserter prior to the postage meter(s).

           10 x 13 Enveloper Module.  The 10 x 13 Enveloper places the
           ------------------------
        document sets in flat pocket envelopes (flap along short side). The envelopes can range in size from 8 3/4 to 10 inches wide to 11 1/4 inches to 13 inches long. The preglued, self-sealing envelopes are placed on their short ends, open side up. They are fed one at a time to the insertion station. The envelope is opened, and a receiving shoe is slid into the envelope to form an easy entry for the material. After insertion, the envelope is moved to the sealing station where the flap is sealed. The completed package is then placed onto a conveyor. This module is also capable of exception and oversize document processing. Exception documents can be inserted into the envelope without sealing the flap. Oversize documents can be accumulated and placed directly onto the output conveyor.

           Dual Postage Software, Interface, and Meter with Divert.  This
           -------------------------------------------------------
        system component provides two postage meters for intermixed document weight groups. The System Control Module calculates the amount of postage for each document set using a formula based on sheet count and insert weight previously supplied to the system. The System Control Module transmits directions to the meters for controlling which meter is to be used. If the postage amount is different than the amount set on either meter, the product is deflected into the divert bin.

           Manifest Mail Software for Flat Mail.  The most common technique
           ------------------------------------
        used by Company systems to meet current United States Postal Service requirements for flat manifest mail requires the manifest identification and postal zone information to be passed to the system in the bar code. In addition, the customer application prints the manifest identification on the address page, above the first line of the address, so that it is visible through the envelope window. The manifest mail software processes the information stored in single or multiple log files and generates reports required by the United States Postal Service. Other alternatives are available to print a manifest identification on the envelopes if the customer cannot print the identification in the envelope window.

           Dynamic Shrink Wrap Module.  The Company's Dynamic Shrink Wrap
           --------------------------
        Module is specifically designed for processing variable-size packages. The plastic wrap provides a strong, sealed package that keeps the contents clean and dry. A shrink tunnel causes the film to conform firmly to the package. This fully automatic, in-line system packages intermixed stacks of paper and other products from two sheets to 12 inches high at a rate of up to 20 packages per minute. The module automatically adjusts the amount of film to the height of the stack, ensuring a tight wrap and minimum waste.

        MARKETING AND SALES

           Until early 1993, the Company relied principally on contacts within the insurance industry, particularly among large property and casualty insurers, and on the growing reputation of its products to generate sales. Since 1993, the Company's marketing staff has actively marketed Company systems and has targeted other types of insurance companies as well as potential customers in the banking, finance and healthcare industries.

           The Company will continue its efforts to expand sales to its existing customer base. Based upon available industry reports, approximately 40% of all non-impact cut sheet laser printers are used in the insurance industry. During the fiscal year ended March 31, 1995, approximately 14.2% of the Company's system sales were to previous purchasers of Company systems and the Company believes that repeat sales and upgrades of existing systems will continue to be an important source of sales. The Company organizes user group seminars to allow customers to discuss their system requirements with each other and the Company, and to collaborate on system design.

           In 1990, the Company was selected by Xerox Corporation to serve as a Xerox Worldwide Printing Systems Marketing Finishing Partner. This partnership program is a formalized approach for managing arrangements between Xerox Worldwide Printing Systems Marketing and its partners. A Xerox Worldwide Printing Systems marketing partner is a vendor who, with the assistance of Xerox, develops and/or markets a high quality product which significantly enhances or enables applications to be effectively printed and/or finished in Xerox page printing environments. In addition, the Company has other informal marketing arrangements with other manufacturers and suppliers of high speed, non-impact laser printers.

        CUSTOMERS

           To date, the Company's principal customers have been property and casualty insurance companies, which require accurate, high-speed preparation and distribution of personalized policies and insurance certificates. Since 1986, insurance companies that have purchased the Company's systems have included Aetna, Allstate Insurance Co., Blue Cross/Blue Shield of Connecticut, Chubb & Son Insurance, Colonial Penn, Fireman's Fund, John Hancock Mutual Life Insurance, Metropolitan Life, St. Paul Fire & Marine Insurance and The Travelers. In addition, the Company's systems have been purchased by
        A. C. Nielsen, Electronic Data Systems, Nippon Telephone & Telegraph, the State of Mississippi and Automatic Data Processing.

           During fiscal 1995, the Company expanded into the mutual fund and pharmaceutical markets with sales to customers in each of these industries. Despite reliance on sales in the insurance industry, the development of the business has not been dependent upon any single or few customers. Due to the relatively high sales price of the Company's systems, customers who place multiple machine orders within a single year may account for more than 10% of the Company's revenues for that year. In fiscal 1995, Allstate Insurance and Allstate Life accounted for 10.8% and 10.4%, respectively, of the Company's revenue. However, the Company has not relied on any of these customers to maintain that level of sales from year to year.

           At December 31, 1995, the Company had a backlog of orders for 9 systems aggregating approximately $1,317,000, compared to a backlog of approximately $4,105,000 at December 31, 1994. At January 31, 1996, systems order backlog was at $2,258,000, which reflects three additional systems sold in January, 1996. The Company calculates its backlog by subtracting revenues recognized to date from the total contract price of systems in progress. At the time the Company receives an order from a customer, the customer typically pays 50% of the purchase price, 40% of the purchase price is paid when the system is approved for shipment and the last installment (typically 10% of the purchase price) is paid within 30 days of installation. The Company recognizes revenues on the percentage of completion method over the production period of the system.

        MANUFACTURING

           The Company does not fabricate most of the hardware components of its finishing systems and is solely dependent upon third party suppliers to fabricate and, in some cases, assemble components and/or sub-assemblies of a typical system. At present, the principal suppliers of components or sub-assemblies to the Company include Bowe Systec Inc., Carlin Machine, Crown Manufacturing Corporation and Seiberco, Incorporated. With the exception of Bowe Systec Inc., the Company does not have long-term supply arrangements with these suppliers. Although the Company believes that other suppliers are available to perform the services provided by the above companies, the termination of the Company's relationship with one or more of these suppliers may result in a temporary interruption in the supply, and potentially the manufacture and shipment, of the Company's systems. The Company is not aware of any material change in the relationships with its suppliers during the past year, nor have any suppliers indicated an intent to materially modify the terms on which they supply materials to the Company. In the past, the Company has replaced certain suppliers who have been unable to meet the Company's requirements with respect to quality, delivery or pricing, and the Company in the future may replace certain other suppliers for similar reasons.

           The Company manufactures, assembles and tests each system at its facilities in Norwich, Connecticut. Each system is further tested for hardware and software compliance with each customer's unique application and media requirements, using customer supplied materials. Upon satisfactory completion of such tests and customer acceptance of the system, each system is disassembled for shipment and reassembly at customer facilities, which is followed by less stringent site acceptance testing and operator training.

        INSTALLATION AND CUSTOMER SERVICE

           The Company's systems usually can be installed at a customer's facilities in one day. The Company typically uses a team of two employees, who plan and carry out the installation and programming of the systems. A Company employee will remain at the customer's facil-ities for two to three weeks to monitor the initial operation of the system. As part of the installation, the Company trains two operators for one week at either the Company's or the customer's facilities in the operation and maintenance of the system. The Company has monthly meetings with customers to evaluate the performance of systems. All systems are installed with a modem and diagnostic software that enable the Company to monitor system performance off-site. As part of each installation, the Company includes a supply of spare parts which can be resupplied on one day's notice. Each system has been designed to facilitate parts replacements. The Company typically warrants each system for a period of 90 days after installation.

           The Company's customer service group is staffed with seven employees. If a customer desires, the Company service group details maintenance procedures that may be implemented by the customer. The customer also may purchase the Company's maintenance agreement, which provides for parts and labor for preventive and remedial maintenance, as well as upgrades or modifications to the system purchased by the customer, as they become available. Basic on-call coverage comes with a four-hour response time guarantee; two-hour response is available to customers upon request.

           Since 1987, the Company has contracted with an outside maintenance company, DataCard, to perform the Company's maintenance obligations, except in cases where the customer specifies that maintenance be performed by Company employees or the customer performs its own maintenance. DataCard, a nationally dispatched organization with over 400 technicians and regional technical support staff, is a service company which maintains a variety of computer driven hardware and paper handling equipment. DataCard has 87 base city service locations throughout the United States. DataCard engineers currently perform remedial and preventive maintenance on 90 Company systems across the country. The Company entered into a contract with DataCard on October 13, 1992 in the form of a Third Party Product Service Agreement, which was subsequently amended on July 2, 1993 and February 17, 1994. The Agreement, which has a term of three years, or until satisfaction by the Company of all outstanding obligations to DataCard, specifies the terms and rates under which maintenance service is to be provided to the Company's customers for various levels of maintenance support. The Agreement also specifies support to be given by the Company to DataCard, including initial training of DataCard personnel, product documentation, all required replacement parts and technical support.

           In September 1992, the Company issued a note in the principal amount of $426,502 to DataCard as payment for services previously performed under the contract with the Company. Principal is payable in quarterly installments of $35,541 beginning in September 1995 and continuing until 1998. The Company owes DataCard an additional $200,000 for services, which will be payable beginning in 1995 from revenues from maintenance contracts. As of December 31, 1995, the Company had not made any payments to Datacard. The Company is required by DataCard to direct payment for maintenance services to a lockbox account for the benefit of DataCard until the Company is current in its accounts payable account with DataCard. If the Company subsequently defaults in the performance of its obligations to DataCard, the lockbox account will be reinstated.

           Customers can elect to have the Company train its personnel to maintain their systems. Such training is provided for up to three qualified technicians for three weeks at the Company's facility prior to delivery of the system. Under this program, a spare parts kit is purchased, and as parts are used, they are replaced at a charge to the customer. Along with the maintenance program, the Company also provides maintenance support of the system's software, monthly performance meetings and telephone support for a monthly charge.

           The typical cost to a customer of an annual maintenance contract is equal to approximately 10% of the cost of the customer's system. For the fiscal year ended March 31, 1995, revenues from customer maintenance agreements represented approximately 31% of the Company's net sales. The Company believes that, as it places more systems in service, maintenance revenues will continue to account for a significant component of its net sales.

        RESEARCH AND DEVELOPMENT

           The Company's principal research and development efforts have been conducted through software and hardware development groups located at its facility in Norwich, Connecticut. These groups focus on improving upon and creating new applications of the Company's technology. The Company's engineering staff also generates the functional specifications and development schedules for each of the Company's customers. The Company performs all material development and engineering functions internally. The Company from time to time engages third parties to design hardware components based upon specifications developed by the Company.

           For the fiscal years ended March 31, 1995 and 1994, the Company incurred expenses of approximately $80,000 and $356,000, respectively, for research and development activities.

        COMPETITION

           The Company's principal competitors are Pitney-Bowes and Bell & Howell, each of which has substantially greater resources, financial and otherwise, than the Company. The Company is not aware of any studies concerning the size of the market for finishing systems. However, based principally upon information from customers, the Company believes that it has only a small share of the entire market for finishing systems. Although the Company's market share for finishing systems is small relative to its competition, the Company is nonetheless successful in many situations, primarily due to the unique capabilities of Gunther equipment to handle effectively more complex mailing system applications. The principal competitive factors in the Company's business are product functionality, price/performance and reliability, and the Company believes that it competes favorably on the basis of each of these factors. The Company also believes that it competes effectively in sales to its existing customer base because of, among other things, its emphasis on document integrity, its focus on customer needs and the flexibility of its systems resulting from the application of its proprietary technology. However, there can be no assurance that the Company will have the resources to compete effectively or, in the future, to market its systems to a greater customer base or respond to technological changes.

        PATENTS AND PROPRIETARY RIGHTS

           The Company has pursued an intellectual property rights strategy to protect its proprietary product developments. The Company's policy is to file patent applications to protect its technology, and the inventions and improvements that may be important to the development of its business. As a further precaution, the Company licenses, rather than sells, its proprietary system software to customers. The Company also relies upon trade secrets, know-how, continuing technological innovation and licensing opportunities to protect its intellectual property rights. However, the Company does not consider its patent and other intellectual property rights as material to its competitive position, which, it believes, depends on the ability to adapt technology to customer needs and in particular to modify software that controls system functions and, to a lesser extent, to combine modules.

           The Company has been issued 11 patents in the United States, has two pending patent applications in the United States, and intends to continue to file patent applications on its products and systems. All patent applications filed by the Company are directed to salient features of the Company's systems. The Company regards certain computer software and service applications as proprietary. The Company relies on non-disclosure agreements with its employees and, where the Company regards it as necessary, with customers.

           In connection with the development agreement with CII and as partial consideration for loans made in connection therewith, in June 1992 the Company assigned its existing, and all future patents to CII as security for the Company's performance, while retaining the exclusive right to make, have made, use and sell the inventions to which such patents apply. Title to the patents will be transferred back to the Company upon its satisfaction of the terms of the original development agreement.

           Although the Company believes that patents and other intellectual property rights may be important to its business, there can be no assurance that patents will issue from any applications therefor, or if patents issue, that the claims allowed will be of adequate scope to protect the Company's technology or the issued patents or other technology rights will not be challenged or invalidated. The Company's business could be adversely affected by increased competition in the event that any patent granted to it is adjudicated to be invalid or is inadequate in scope to protect the Company's operations, or if any of the Company's other arrangements related to technology are breached or violated. Although the Company believes that its products and technology do not infringe the proprietary rights of others, there can be no assurance that third parties will not assert infringement claims in the future or that such claims will not be successful. Furthermore, the Company could incur substantial costs in defending itself in patent infringement suits brought by others and in prosecuting suits against patent infringers. See "Risk Factors - Dependence on Proprietary Technology."

           In connection with the restructuring completed by the Company in September 1992, the Company granted to Bell & Howell a nonexclusive license for "read before feed" technology developed and patented by the Company. The technology previously had been licensed by the Company to one of its component suppliers, Ascom Holding, Inc. ("Ascom"), but was not transferable by Ascom. The license granted to Bell & Howell was in consideration for the forgiveness of indebtedness of the Company to Ascom and the payment by Ascom of $250,000 to CII on behalf of the Company. The Company believes that Bell & Howell purchased the business and assets of Ascom in 1992.
        The license granted to Bell & Howell is royalty free and coterminous with the patents with respect to the licensed technology. The Company does not believe that the license granted to Bell & Howell has affected the Company's competitive position. To the Company's knowledge, to date, Bell & Howell has not incorporated the technology into its systems, and the Company believes that use of the technology would require substantial modification of Bell & Howell's system, including making it software driven. The Company does not regard the technology itself as material to its competitive position, which depends on the Company's ability to adapt technology to customer needs and, in particular, to modify software that controls system functions and, to a lesser extent, to combine modules. However, the development by Bell & Howell of a software driven system based in part on the technology could adversely affect the Company's competitive position.

        FACILITIES

           The Company's principal facilities are located at 5 Wisconsin Avenue, Norwich, Connecticut, where the Company leases approximately 40,000 square feet of space. The Company leases its facility on a month-to-month basis which requires payment of monthly rent in the amount of $21,000. Of the Company's space in Norwich, approximately 3,000 square feet is devoted to office and administrative uses, approximately 34,000 square feet to engineering, development and assembly activities, and approximately 3,000 square feet to marketing, sales and customer service functions.

           The Company also has a sales office in Charleston, Rhode Island that is leased on a month-to-month basis for rent aggregating $400 per month.

        EMPLOYEES

           At December 31, 1995, the Company had 79 full-time employees, consisting of 54 engaged in engineering and development and manufacturing support, 12 in marketing and sales activities, seven in customer services and six in general administrative and executive functions. The Company does not have a collective bargaining agreement with any of its employees and considers its relationship with its employees to be good.

           In February 1995, the Board of Directors reorganized the senior management of the Company, promoting James H. Whitney, who previously was Vice President of Sales and Marketing, to the position of President and Chief Executive Officer. At the same time, the prior Chief Executive Officer and Vice Chairman, Jon D. Freeman, resigned to pursue other interests. The Board also recruited Alan W. Morton to fill the position of Vice President and Chief Operating Officer. Messrs. Morton and Whitney have worked closely together for a number of years, specializing in turnaround situations in high-tech environments.

           In addition, in July 1995 the Board of Directors appointed Frederick W. Kolling III Vice President, Chief Financial Officer, Treasurer and Secretary. See "Management's Discussion and Analysis of Operations and Financial Condition -- Recent Strategic Initiatives -- Management Changes."

        LEGAL PROCEEDINGS

             The Company is a defendant in an action in which the plaintiff claims, among other things, that it has not received investment banking fees owed to it exceeding $300,000. Closing arguments have been filed by brief and the Company is waiting for the decision. The Company is not able to predict the outcome of the decision. In addition, a former salesman has commenced an action against the Company claiming damages in the amount of $300,000. Although the Company believes that it has meritorious defenses in both cases it has established what it considers appropriate reserves with respect to the claims. A loss of either claim will have a material adverse effect on the Company.

                                      MANAGEMENT

        DIRECTORS AND EXECUTIVE OFFICERS

             The directors and executive officers of the Company are as follows:

            Name                   Age     Position
        ------------               ---     --------

        Harold S. Geneen           86      Chairman of the Board of Directors

        James H. Whitney           50      President, Chief Executive Officer
                                           and Director

        Alan W. Morton             57      Vice President, Chief Operating
                                           Officer and Director
        Frederick W. Kolling III   48      Vice President, Chief Financial
                                           Officer, Treasurer, Secretary and
                                           Director

        Gerald H. Newman           54      Director

        Guy W. Fiske               71      Director

        J. Kenneth Hickman         67      Director


           The business experience, principal occupations and employment of each of the executive officers and directors of the Company during the past five years, together with their periods of service as directors and executive officers of the Company are set forth below.

           Harold S. Geneen has served as Chairman of the Board and as a Director of the Company since September, 1993. Mr. Geneen served as Chief Executive Officer of ITT Corporation from 1959 until 1977, and as Chairman thereof from 1965 until 1979. He has been Chairman Emeritus of ITT since 1983. Mr. Geneen is also Chairman and a director of First Rock Financial Corporation, an equipment leasing company, and of Insurakco Holdings Inc., a holding company. In addition, Mr. Geneen is a director of Investors Management Corporation, an owner of restaurants, and of IVAX Corporation, a pharmaceutical company.

           James H. Whitney has served as the President and Chief Executive Officer of the Company since February 1995. In 1994 he served as President of the Intertec Group, a Company engaged in international technology transfer. From 1990 to 1994 Mr. Whitney was President, Sales & Services division of Summagraphics Corporation, a manufacturer of digitizers, plotters and scanners.

           Alan W. Morton joined the Company in February, 1995 as Vice President and Chief Operating Officer. Previously he had been President of North American Operations for Summagraphics Corporation since 1992. Prior to that he had been President of the Digitizer Division of Summagraphics, and before that Senior Vice President of Operations. From 1982 to 1984 Mr. Morton was Vice President of Operations for Electro Signal Labs, Inc. Prior to that he was Director of Technical Services for Timex Corporation and General Manager of TMX Taiwan, Ltd., a 4000-person manufacturing company.
        Mr. Morton has extensive engineering, manufacturing and administrative experience from prior managerial positions at Varian Associates and Caltex Petroleum Corporation. He holds a BS degree in Electrical Engineering and an MBA, both from the University of Michigan.

           Frederick W. Kolling III has been Vice President, Chief Financial Officer, Treasurer and Secretary since July 1995. Prior to that, from 1989 to July 1995, Mr. Kolling was Director of Finance for American Power Conversion Corporation, a manufacturer of uninterruptible power supplies. From 1984 to 1989, he was Vice President of Finance and Administrator at Daly & Wolcott, a computer software manufacturer and consulting firm. He is a Certified Public Accountant and was with Price Waterhouse & Company from 1982 to 1984.

           Gerald H. Newman has been a Director of the Company since September 1993. Since 1971, Mr. Newman has been a private investor and consultant to various high technology companies. From 1969 to 1971, Mr. Newman was a registered representative of Eastman Dillon Union Securities. From 1962 to 1969, Mr. Newman was a certified public accountant at the accounting firm of Hertz Herson & Co.

           Guy W. Fiske has been a Director of the Company since November 1993. Mr. Fiske, a private investor, has been Chairman and Chief Executive Officer of Fiske Associates, Inc., an investment company, from 1984 to the present. He served as Chief Executive Officer of Educational Publishing Corp. from 1985 to 1991. From 1984 to the present, he has served as a Director of Bird Inc., a building materials company. His other directorships include Graphic Controls Corp. from 1987 to the present, Education Publishing Corp. from 1985 to the present and SEV Corp. from 1990 to the present. Mr. Fiske also served as Deputy Secretary of Commerce, and then as Undersecretary of Energy, from 1981 to 1983. Previously, he served as Executive Vice President and a director of General Dynamics from 1977 to 1981, and as a Corporate Vice President of ITT Corporation from 1968 to 1977.

           J. Kenneth Hickman has been an independent business consultant since January 1991. For twenty-seven years prior to that he was a partner in Arthur Andersen & Co., with various responsibilities including managing partner of the firm's New Jersey office and director of its international business practice program. He is a trustee of Fordham University and has served as a director and officer of a number of not-for-profit international trade organizations.

           The holder of the shares of Series B Common Stock, Park, voting separately as a class, has the right to elect that number of directors equal to one more than half the total number of directors comprising the Board. See "Description of Securities." See "Certain Transactions" for a description of the voting agreement among Park and certain other stockholders.

           Directors hold office until the next annual meeting of stockholders following their election, or until their successors are elected and qualified. Officers are elected annually by the Board of Directors and serve at the discretion of the Board.

           The standing committees of the Board of Directors are the Audit Committee and the Compensation/Stock Option Committee.

           The Audit Committee of the Board of Directors consists of three directors, each of whom are independent directors. The Audit Committee's function is to review and report to the Board of Directors with respect to the selection and the terms of engagement of the Company's independent public accountants, and to maintain communications among the Board of Directors, such independent public accountants, and the Company's internal accounting staff with respect to accounting and audit procedures, the implementation of recommendations by such independent public accountants, the adequacy of the Company's internal controls and related matters. The Audit Committee will also review certain related-party transactions and any potential conflict-of-interest situations involving officers, directors or stockholders beneficially owning more than 10% of an equity security of the Company.

           The Compensation/Stock Option Committee consists of Messrs. Geneen and Newman, both of whom are independent directors. The Compensation/Stock Option Committee's function is to review and approve annual salaries and bonuses for all employees with salaries in excess of $100,000 and review, approve and recommend to the Board of Directors the terms and conditions of all employee benefit plans or changes thereto including the granting of stock options pursuant to the Company's stock option plans.

        EMPLOYMENT AGREEMENTS

           James H. Whitney became the Chief Executive Officer of the Company on February 23, 1995. Mr. Whitney and the Company intend to enter into a formal employment agreement in the near future, however such an agreement has not yet been executed. Mr. Whitney will receive annual compensation of $120,000 plus a bonus based upon earnings which is guaranteed for the first year only at $30,000. Mr. Whitney has been granted options to purchase 75,000 shares of common stock at an exercise price of $3.25 per share, vesting over a three-year period.

           Alan W. Morton assumed the position of Vice President and Chief Operating Officer of the Company on February 23, 1995. Mr. Morton and the Company intend to enter into a formal employment agreement in the near future, however such an agreement has not yet been executed. As compensation for his services, Mr. Morton will receive a salary of $100,000 plus a bonus based upon earnings which is guaranteed for the first year at $40,000. Mr. Morton has been granted options to purchase 50,000 shares of common stock at an exercise price of $3.25 per share, vesting over a three-year period.

           Frederick W. Kolling III was appointed Vice President, Chief Financial Officer, Treasurer and Secretary in July 1995. Mr. Kolling will receive a salary of $85,000 plus a bonus based upon earnings which is guaranteed for the first year at $25,000. Mr. Kolling and the Company intend to enter into a formal employment agreement in the near future, however, such an agreement has not been executed. Mr. Kolling has been granted options to purchase 35,000 shares of common stock at an exercise price of $3.625 per share, vesting over a three-year period.

        EXECUTIVE COMPENSATION

           The following table sets forth the aggregate compensation paid for services rendered in all capacities to each of the Company's executive officers who received compensation of $100,000 or more during the fiscal years ended March 31, 1995, 1994 and 1993:



                                          Annual Compensation (1)
                                          -----------------------
     Name and Principal Position   Fiscal
     --------------------------     Year          Salary $         Bonus $
                                   -----          --------         ------

     James H. Whitney (2)           1995          $30,577             0
       President and                1994             --              --
       Chief Executive Officer      1993             --              --

     Jon D. Freeman (3)             1995          $94,904             0
       Vice Chairman and            1994          $78,846             0
       Chief Executive Officer      1993          $64,615             0


                                 Long-Term
                                Compensation
                               --------------
           Restricted
              Stock                Stock         All Other
           Awards ($)            Options #     Compensation $
           -----------          -----------    -------------

                0                  75,000            0
               --                    --              --
               --                    --              --
                0                    0               0
                0                    0               0
                0                    0               0

     ------------------------------------
     (1) Perquisites and other personal benefits are not included because they do not exceed the lesser of $50,000 or 10% of the total base salary and annual bonus for each of the named executive officers.

     (2)        Mr. Whitney joined the Company in fiscal 1995.

     (3) Mr. Freeman was appointed Chief Executive Officer in fiscal 1994 and resigned his position in fiscal 1995.

          STOCK OPTION PLAN

               In December 1993, the Company adopted a Stock Option Plan, which authorizes the Executive Compensation/Stock Option Committee of the Board of Directors to grant to key employees and directors of the Company and subsidiaries of the Company incentive or non-qualified stock options. Currently, options to purchase up to 215,000 shares of Common Stock may be granted under the plan. The Compensation/Stock Option Committee determines the prices and terms at which options may be granted. Options may be exercisable in installments over the option period, but no options may be exercised before six months or after ten years from the date of grant.

               The purpose of the Plan is to encourage stock ownership by persons instrumental to the success of the Company, in order to give them a greater personal interest in the Company's business. The exercise price of any incentive stock option granted to an eligible employee may not be less than 100% of the fair market value of the shares underlying such option on the date of grant, unless such employee owns more than 10% of the outstanding
          Common Stock or stock of any subsidiary or parent of the Company, in which case the exercise price of any incentive stock option may not be less than 110% of such fair market value. No option may be exercisable more than ten years after the date of grant and, in the case of an incentive stock option granted to an eligible employee owning more than 10% of the Common Stock or stock of any subsidiary or parent of the Company, no more than five years from its date of grant. Payment for shares purchased upon exercise of any option may be in cash or in shares of the Company's Common Stock. Options are not transferable, except upon the death of the optionee. In general, upon termination of employment of an optionee, all options granted to such person which are not exercisable on the date of such termination immediately expire, and any options that are exercisable expire 30 days following termination of employment, if such termination is not the result of death or retirement, and one year following such termination if such termination was because of death or retirement under the provisions of any retirement plan that may be established by the Company, or with the consent of the Company.

               In October 1993, the Company also adopted the Founders Option Plan which authorizes the Compensation/Stock Option Committee of the Board of Directors to grant to employees and directors of the Company options to purchase up to 95,000 shares of Common Stock. See "Certain Transactions - Recapitalization Agreement."

          OPTION GRANTS IN FISCAL 1995

                        Option/SAR Grants in Last Fiscal Year
                        --------------------------------------

                              Individual Grants
     --------------------------------------------------------------------------
     (a)              (b)             (c)               (d)          (e)
                      Number of       % of Total
                      Securities      Option/SARS
                      Underlying      Granted to      Exercise
                      Options/SARS    Employees in    of Base        Expiration
     Names            Granted(#)(1)   Fiscal Year(2)  Price          Date
     -----            ------------    -------------   -------        ----------

     James H. Whitney     75,000           60%          $3.25          2/23/2000

     John D. Freeman       -0-             -0-           N/A               N/A


                      Potential Realizable Value at     Alternative to (f)
                      Assumed Rates of Stock Price       and (g) Grant
                      Appreciation for Option Term        Date Value
     --------------------------------------------------------------------------

                         (f)            (g)                 (h)

                                                          Grant
                                                           Date
                                                          Present
                        5%($)           10%(5)            Value $
                      -------         --------        -------------

                       $67,343         $148,812

                        --              --              --


     AGGREGATED OPTION EXERCISES IN FISCAL 1995 AND FISCAL YEAR-END OPTION
     VALUES

                      The following table provides information on option exercises in fiscal 1995 by the executive officers named in the summary compensation table and the value of such officers' unexercised stock options as of March 31, 1995.

                      Shares Acquired                   Value
     Name             On Exercise(#)                  Realized($)
     -----            ---------------                 ------------
     James H. Whitney      -0-                            -0-
     John D. Freeman       -0-                            -0-

                                                      Value of Unexpected
                      Number of Unexercised           In-the-Money Options
                       Options at 3/31/95                   at 3/31/95
                      -------------------             --------------------------
                  Exercisable   Unexercisable         Exercisable  Unexercisable
                  ----------    ------------          ----------   -------------
                      -0-         75,000                  -0-          -0-
                      -0-           -0-                   -0-          -0-


          (1) Options granted in 1995 are exercisable with respect to 33% of the option shares on the first anniversary of the grant date, with an additional 33.33% of the option shares becoming exercisable on the second anniversary date and the final 33.34% of the option shares becoming exercisable on the third anniversary date.
          (2) The Company granted options representing 125,000 shares to employees in fiscal 1995.
          (3) The exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares or by offset of the underlying shares subject to certain conditions.
          (4) The options were granted for a term of 5 years, subject to earlier termination in certain events related to termination of employment.


                                 CERTAIN TRANSACTIONS

          RECAPITALIZATION AGREEMENT

               Securities Issuance. The Company entered into a recapitalization agreement, dated as of September 4, 1992 (the "Recapitalization Agreement"), with Park, and William H. Gunther, Jr., Joseph E. Lamborghini, William H. Gunther III, Christine E. Gunther, Susan G. Hotkowski and Rufus V. Smith (collectively, the "Founding Stockholders"). Pursuant to the Recapitalization Agreement, the Company issued (i) 1,115,000 shares of Common Stock to Park in consideration for $582,500, paid by the cancellation of notes from the Company in that principal amount held by Park or its stockholders, representing a portion of the financing in the aggregate amount of $1,007,500 provided to the Company pending completion of the Recapitalization ("Bridge Notes"), (ii) warrants to purchase 43,067 shares of Common Stock at an exercise price of $1.88 per share (the number of shares and exercise price subject, in certain events, to adjustment, including to protect against dilution) to holders of Bridge Notes and (iii) 2,366,657 shares of Class A Convertible Preferred Stock at a price of $.75 per share to 27 investors, paid in cash or by the cancellation of Bridge Notes (which will be converted into 473,331 shares of Common Stock at a price of $3.75 per share).

               The shares of Common Stock issued to Park represented 85.4% of the Common Stock issued and outstanding after completion of the transaction (approximately 54.0%, giving effect to the conversion of the Class A Preferred Stock into Common Stock), with the remaining 14.6% of the Common Stock held by the Founding Shareholders. The Recapitalization Agreement provided that until such time as the Company conducted a public offering registered under the Act or an additional private placement resulting in at least $1,000,000 of additional capital, the Company would issue such number of additional shares of Common Stock to the Founding Stockholders as required to ensure that they would own 10% of the Company's outstanding Common Stock, including shares issuable upon conversion of the Class A Convertible Preferred Stock and reserved for issuance under the Founder Option Plan, which the Recapitalization Agreement required the Company to establish.
          The Recapitalization Agreement contemplated an initial grant under such plan of options to purchase 95,000 shares of Common Stock, at an exercise price of $1.88 per share. The Recapitalization Agreement specified that options would vest 25% on each of the first, second, third and fourth anniversaries of the date of grant, provided that (i) the vesting of options for employees would be contingent upon their continued employment by the Company, unless an employee was terminated without cause, and
          (ii) the vesting of options granted to William H. Gunther, Jr. would be contingent upon his continued employment by the Company for two years from the date of the Recapitalization Agreement.
          To date, no options have been granted under such plan.

               Founding Stockholders Royalties. Under the terms of the Recapitalization Agreement, the Founding Stockholders and
          Robert E. Wallace (a former officer and stockholder of the Company) are entitled to receive from the Company royalty payments with respect to the period commencing on the first to occur of (i) 18 months from the closing of the transactions contemplated by the Recapitalization Agreement (the "Recapitalization Closing"), (ii) a public offering conducted by the Company under the Act or (iii) one or more private placements resulting in gross proceeds to the Company of $5,000,000 or more. The royalty payments are required to be made as partial consideration for the agreement of the Founding Stockholders to enter into and perform the terms of the Recapitalization Agreement including their approval of the transaction (which resulted in the reduction of their ownership interest from 100% to approximately 15% of the Company voting stock), their agreements to subject their shares to a right of first refusal, subordinate the payment of Company debt to them, and to vote their shares for nominees of Park. The amount of the payments are to equal (i) one percent of the Company's sales as shown on the Company's annual audited financial statements covering the period during which the right to royalty payments arises ("Company Sales") and (ii) an additional one half percent of Company Sales, so long as the payment of such additional amount does not reduce the Company's after-tax profits below 9% of Company Sales for the period for which the payment is to be made. The Company's obligation to pay royalties terminates upon the payment of royalties aggregating $12,000,000 and does not terminate prior to payment in full of such amount. The Company may set off against royalty payments any losses exceeding, in the aggregate, $50,000, incurred by the Company arising from the breach of any covenant, representation or warranty of the Founding Stockholders in the Recapitalization Agreement (the amount of the set-off to be allocated among the Founding Stockholders in accordance with their relative stockholdings as of the Recapitalization Closing) or of any employment agreement or other obligation to the Company, which loss is reduced to a non-appealable final judgment in favor of the Company (any such set-off being applicable only to the Founding Stockholder who breached such obligation). The Recapitalization Agreement requires payment of royalties within 30 days after the Company receives its annual audited financial statements.

               Registration Rights. Under the terms of the Recapitalization Agreement, the holders of the shares of Common Stock issued to Park and issuable upon conversion of the Class A Preferred Stock or exercise of warrants issued to holders of Bridge Notes and the Founding Stockholders (the "Holders") have the right to include shares of Common Stock in the first two registration statements filed by the Company under the Act, if a majority of such Holders so elect and subject to the right of the underwriter of any offering that is the subject of a registration statement to object to the inclusion of Holders' shares in the registration statement. Pursuant to the Recapitalization Agreement, the Holders will pay underwriting discounts and commission attributable to their shares and fees and disbursements of their counsel. The Company will pay all other expenses relating to the registration statements, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel to the Company, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration.

               Right of First Refusal. The Recapitalization Agreement requires, if any of the Founding Stockholders desires to sell any of his shares of Common Stock, that (i) the sale be made pursuant to a bona fide offer from a third party and (ii) before the sale may be made to such third party, the selling Founding Stockholder must first offer the shares to be sold to the Company (which may purchase all or any part of the shares so offered), next, to the extent not purchased by the Company, to Park and then, to the extent not purchased by the Company or Park, to the other Founding Stockholders. Any purchaser of such shares who is not a stockholder must agree to be bound by and comply with the Recapitalization Agreement.

               Voting Agreements. Park and the Founding Stockholders are required by the Recapitalization Agreement to vote their shares of Common Stock (however acquired) until June 1, 1998, as follows: (i) as to the Founding Stockholders, for the persons designated by Park as directors of the Company and as directed by Park regarding the size of the Board; (ii) as to Park and each of the Founding Stockholders, for William Gunther, Jr., until such time as he ceases to be an employee of the Company and (iii) as to Park and the Founding Stockholders, for one person designated by the holders of Class A Preferred Stock. The Company is required to use its best efforts to cause the nominees of Park, the Founding Stockholders and holders of Class A Preferred Stock to be recommended to, and elected by, the stockholders at each annual meeting of stockholders, and at any special meeting of stockholders of the Company called for the election of directors. In addition, if Park or the holders of Class A Preferred Stock wish to remove a director it or they designated, the Company, Park and the Founding Stockholders are required to take such action as may be necessary to call a special meeting of stockholders for the purpose of effecting any such removal, filling such vacancy or reducing the size of the board, as the case may be, and as directed by the stockholders having such right, and at such meeting, Park and the Founding Stockholders will vote to accomplish such results.

               Employment Agreement. In connection with the Recapitalization Agreement, the Company entered into an employment agreement with William H. Gunther, Jr. which provides that he will serve as an employee of the Company and perform such duties as the Company designates, and have the title of Vice Chairman. The agreement had a two-year term, expiring
          September 4, 1994, which was automatically renewable for an additional two years, unless either the Company or Mr. Gunther, Jr. notified the other in writing six months before the expiration of the initial term that the agreement will not be renewed. The agreement provides for a salary at the annual rate of $200,000 and severance pay, including in the event the agreement is not renewed, equal to 18 months salary payable in equal monthly installments on the last day of each month over the two-year period commencing the last day of the month of termination. The Company also is required to continue a life insurance policy on Mr. Gunther's life in the amount of $1,000,000 and to provide all employee benefits generally available to executive officers of the Company. In addition, Mr. Gunther agreed to the cancellation of the payment of back salary and reimbursable expenses, aggregating $92,404, to the extent the Company made advances to Mr. Gunther for the payment of loans to him by The Connecticut National Bank in the amount of $130,000 and federal income taxes owed by him in the amount of $31,000. The excess of advances by the Company to Mr. Gunther over $92,404, $68,596, is payable by Mr. Gunther on demand. There is not any interest payable on such excess amount.

               The Company has timely notified Mr. Gunther, Jr. that it will not be renewing his employment agreement.

          LOANS TO COMPANY

               Prior to entering into the Recapitalization Agreement and in anticipation of the transactions contemplated therein, the Company obtained bridge financing through the issuance of promissory notes to Park, certain of Park's stockholders and others in the aggregate amount of $1,007,500 (the "Bridge Notes"), of which $582,500 was owed to Park (the "Park Notes"), $50,000 was owed to Harold S. Geneen and $50,000 was owed to Gerald H. Newman. Upon the Recapitalization Closing, the Company sold to Park 1,115,000 shares of Common Stock of the Company in exchange for the Park Notes.

               The Bridge Notes issued to Park, Harold S. Geneen and Gerald
          H. Newman, among others, provided that the holders thereof were entitled to receive warrants to purchase shares of Common Stock of the Company upon cancellation of such Bridge Notes. Upon cancellation of these Bridge Notes, Park received warrants to purchase 20,400 shares of Common Stock and Harold S. Geneen and Gerald H. Newman each received warrants to purchase 2,667 shares of the Common Stock of the Company, exercisable until September 4, 1997 at a price of $1.88 per share. The Bridge Notes held by Harold S. Geneen and Gerald H. Newman also entitled the holders thereof to convert the principal amount of such Bridge Notes into shares of the Company's Class A Preferred Stock at the rate of $.75 of principal for each share of such Class A Preferred Stock. Upon the Recapitalization Closing, Harold S. Geneen and Gerald H. Newman each received 66,667 shares of Class A Preferred Stock in exchange for their Bridge Notes (which have been converted into a total of 26,666 shares of Common Stock at a price of $3.75 per share). In March 1993, Park, Geneen and Newman were issued, respectively, 17,022, 8,281 and 5,556 shares of Class A Preferred Stock in payment of accrued and unpaid interest on the Bridge Notes, at a price of $.75 per share (which has been converted into 3,404, 1,656 and 1,111 shares of Common Stock, respectively, at a price of $3.75 per share).

               In March 1993, Park purchased an additional 400,000 shares of Class A Preferred Stock at a price of $.75 per share (which will be converted into 80,000 shares of Common Stock at a price of $3.75 per share), as part of an additional placement by the Company of an aggregate of 766,667 shares of Class A Preferred Stock at a price of $.75 per share (which aggregate amount will be converted into 153,333 shares of Common Stock at a price of $3.75 per share). In addition, for purposes of adjusting the capitalization of the Company to conform to the requirements set forth in the Recapitalization Agreement, the Company issued Park 95,000 additional shares of Common Stock in March 1993. This issuance resulted in the ownership of 90% of the aggregate number of outstanding shares of Class A Preferred Stock and of the Common Stock by investors other than the Founding Stockholders.

               Since April 1993, Messrs. Geneen and Newman have lent to the Company an aggregate of $855,000. Such loans bear interest at the rate of 8% per annum. The principal amount together with all accrued interest is payable on demand. In a prior registration statement the Company registered the issuance of 80,000 units, in the aggregate, to Park, a corporation of which Messrs. Geneen and Newman are the sole stockholders, in satisfaction of $400,000 aggregate principal amount of such loans. The units and the warrants included therein are identical to the units and the warrants offered to the public. Effective March 31, 1995 Messrs. Geneen and Newman have converted the remaining $455,000 principal amount of loans plus accrued and unpaid interest for a total of $540,172 into 196,426 shares of Common Stock at a conversion rate of $2.75 per share.

               Mr. Geneen and Mr. Newman have guaranteed payment of the Company's borrowings under its line of credit with Fleet, which allows for borrowings of up to $2,000,000 for working capital purposes. As of December 31, 1995, the outstanding principal amount of such borrowings was $1,650,000.

               On October 20, 1993 and December 1, 1993, Mark Fisher and Michael Jesselson each respectively lent the Company $200,000, at an interest rate of 8% per annum. As partial consideration for this loan, Mr. Fisher and Mr. Jesselson were issued warrants to purchase 40,000 additional shares of Common Stock, at a price of $5.00 per share. Such warrants are exercisable until December 20, 1997. On May 27, 1994 Mr. Fisher and Mr. Jesselson converted these loans into an aggregate of 106,666 shares at a conversion rate of $3.75 per share. In connection with the conversion, each of Messrs. Fisher's and Jesselson's warrants were amended to be exercisable for 53,333 shares of Common Stock at an exercise price equal to $4.00 per share.

               William H. Gunther, Jr., a stockholder of the Company and formerly its chief executive officer, and Joseph E. Lamborghini, an officer of the Company, have guaranteed payment of a portion of the royalties to CII under the Development Agreement.

               On October 31, 1994, the Company borrowed $200,000 from another stockholder and an affiliated entity (collectively, the "Barness Loan"). This indebtedness, bearing interest at 8 1/2% per annum, matured on April 30, 1995. The Barness Loan was convertible, at the option of the lenders, into shares of Common Stock at a conversion price of $4.00 per share. In order to facilitate the borrowings, the Company granted each lender a warrant to purchase up to 25,000 shares of Common Stock (50,000 shares in the aggregate) at $4.00 per share. The warrants expire on December 20, 1997. The Loan was repaid as of June 30, 1995.

               On August 15, 1995, the Company borrowed an additional $100,000 from a stockholder (the "New Barness Loan"). This indebtedness, bearing interest at 8 1/2% per annum, matured on February 15, 1996. The principal of the New Barness Loan was convertible, at the option of the lender, into 25,000 shares of common stock of the Company. In order to facilitate the borrowings, the Company granted the lender warrants to purchase 25,000 shares of common stock at $4.00 per share (the "New Barness Warrants"). The warrants expire on August 14, 2000. On February 12, 1996, the lender exercised its option to convert the $100,000 loan to 25,000 shares of common stock of the Company.


                          PRINCIPAL AND SELLING SHAREHOLDERS

          The following table sets forth, as of the date of this Prospectus, the number of shares of Common Stock of the Company beneficially owned by each director and current executive officers of the Company, by all directors and executive officers of the Company as a group, by each person who to the Company's knowledge beneficially owns more than 5% of the outstanding Common Stock and by the Selling Shareholders.

     Name and Address                   Amount and Nature
     of Beneficial                        of Beneficial          Percentage of
     Owner(1)                            Ownership(2)(3)      Outstanding Shares
     --------------------               -----------------     ------------------
     Park Investment
      Partners, Inc.. . . . . . . . . . ..1,474,318(4)              35.67%

     Harold S. Geneen. . . . . . . . . . .1,702,809(5)              41.20%

     Gerald H. Newman. . . . . . . . . . .1,549,687(5)              37.49%

     Guy W. Fiske . . . . . . . . . . . . . 32,683(6)                  *

     J. Kenneth Hickman. . . . . . . . . . .   --                     N/A

     James H. Whitney. . . . . . . . . . . .   --                     N/A

     Alan W. Morton. . . . . . . . . . . . .   --                     N/A

     Frederick W. Kolling III. . . . . . . .   --                     N/A

     Four Partners,. . . . . . . . . . . . . 584,903                14.15%
      a New York general partnership
     c/o Thomas J. Tisch
     667 Madison Ave.
     New York, NY  10021

     Maya Jesselson. . . . . . . . . . . . .  8,334                    *
     1301 Avenue of the Americas
      New York, NY 10019

     Jonathan Jesselson. . . . . . . . . . . 15,000                    *
     1301 Avenue of the Americas
      New York, NY 10019

     Roni Jesselson. . . . . . . . . . . . . 15,000                    *
     1301 Avenue of the Americas
      New York, NY 10019

     Yosepha Jesselson. . . . . . . . . . .  15,000                    *
     1301 Avenue of the Americas
      New York, NY 10019

     Micha Jesselson. . . . . . . . . . . .  15,000                    *
     1301 Avenue of the Americas
      New York, NY 10019

     Yaira Jesselson. . . . . . . . . . . .  15,000                    *
     1301 Avenue of the Americas
      New York, NY 10019

     Joshua Welch. . . . . . . . . . . . . . 33,334                    *
     667 Madison Avenue, 7th Floor
      New York, NY 10021

     Caren and Amnon Barness. . . . . . . .  25,000                    *
     805 Third Avenue, 21st Floor
      New York, NY 10022
     All directors and executive . .    1,632,002(4)(5)(6)           39.48%
     officers as a group
     (7 persons)

     *Less than 1%


                                       Shares Beneficially
   Shares to                           Owned After Offering
    be Sold                            --------------------
     -----                         Number                        Percent
                                  -------                        -------

     --                        1,474,318(4)                      35.67%

     50,000                    1,652,809(5)                      39.99%

     33,334                    1,516,353(5)                      36.69%

     --                          32,683(6)                          *

     --                             --                             N/A

     --                             --                             N/A

     --                             --                             N/A

     --                             --                             N/A

     133,333                    451,570(0)                       10.93%

      8,334                         --                             --

     15,000                         --                             --

     15,000                         --                             --

     15,000                         --                             --

     15,000                         --                             --

     15,000                         --                             --

     33,334                         --                             --

     25,000                         --                             --


      --                    1,632,002(4)(5)(6)                   39.48%


          -------------------
          (1) Unless otherwise indicated, the address for each of the beneficial owners listed in the table is 5 Wisconsin Avenue, Norwich, Connecticut 06360.
          (2) Unless otherwise indicated, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock owned by them.
          (3) Assumes that shares which the named person or group has a contractual right to acquire within 60 days have been acquired and are outstanding.
          (4) Park, a corporation, of which Harold S. Geneen and Gerald H. Newman are the sole stockholders, beneficially owns 1,293,418 shares of Common Stock of the Company and is currently the holder of a stock subscription warrant ("Subscription Warrant") entitling Park to purchase 20,400 shares of the Company's Common Stock at the exercise price ("Warrant Price") of $1.88 per share, at any time prior to September 4, 1997 (the "Term"). Includes 80,000 shares of Common Stock included in units issued in a prior offering, 80,000 shares of Common Stock issuable upon the exercise of warrants included in such units and 500 shares of Common Stock issuable upon the conversion of the Series B Common Stock.
          (5) Harold S. Geneen and Gerald H. Newman each individually owns Subscription Warrants to purchase 2,667 shares of Common Stock at the Warrant Price during the Term. Includes the shares beneficially owned by Park, as to which Messrs. Geneen and Newman may be deemed to be beneficial owners.
          (6) Guy W. Fiske owns Subscription Warrants to purchase 5,333 shares of Common Stock at the Warrant Price during the Term.

          All of the shares of Series B Common Stock are beneficially owned by Park Investment Partners, Inc.

                              DESCRIPTION OF SECURITIES

          GENERAL

               The Company is authorized to issue 16,000,000 shares of Common Stock, $.001 par value per share; 500 shares of Series B Common Stock, $.001 par value per share ("Series B Common Stock"); 500 shares of Class B Senior Preferred Stock, $.001 par value per share (the "Class B Preferred Stock") and 500,000 shares of Preferred Stock, $.001 par value per share. As of the date hereof, there are issued and outstanding 4,133,269 shares of Common Stock (after giving effect to the five to one reverse stock split completed as of October 1, 1993); 500 shares of Series B Common Stock; and 500 shares of Class B Preferred Stock. The 500 shares of Series B Common Stock is owned by Park. The Class A Preferred Stock was converted into Common Stock in September, 1993.

               The following summary is qualified in its entirety by reference to the Restated Certificate of Incorporation (the "Certificate of Incorporation") and the Company's Amended and Restated By-Laws (the "By-laws"), a copy of each of which has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

          COMMON STOCK

               Each holder of Common Stock is entitled to cast one vote, either in person or by proxy, for each share owned of record on all matters submitted to a vote of stockholders, including the election of directors. Until the date five years from the date of this Prospectus, the holders of Common Stock, voting separately as a class, will be entitled to elect that number of directors equal to one less than one half of the total number of directors comprising the Board of Directors (subject to the rights, if any, of holders of shares of Preferred Stock that the Company may issue, from time to time, to elect separately a class of directors, which will reduce the number of directors to be elected by holders of Common Stock). The holders of shares do not possess cumulative voting rights, which means that the holders of more than 50% of the outstanding shares voting for the election of the class of directors to be elected by the Common Stock can elect all of such directors, and, in such event, the holders of the remaining shares will be unable to elect any of the Company's directors.

               Holders of outstanding shares of Common Stock are entitled to share ratably in such dividends as may be declared by the Board of Directors out of funds legally available therefor. Upon the liquidation, dissolution, or winding up of the Company, each outstanding share of Common Stock will be entitled to share equally in the assets of the Company legally available for distribution to stockholders after the payment of all debts and other liabilities, subject to any superior rights of the holders of any outstanding shares of Preferred Stock. See "Dividend Policy."

               Holders of the shares of Common Stock have no preemptive rights. There are no conversion or subscription rights, and shares are not subject to redemption. All of the outstanding shares of Common Stock are, and the shares offered hereby will be, when issued and paid for in accordance with the terms thereof, duly issued, fully paid and nonassessable.

          SERIES B COMMON STOCK

               Until December 20, 1998, the holders of Series B Common Stock, voting separately as a class, will be entitled to elect that number of directors equal to one more than one half of the total number of directors comprising the Board. The shares of Series B Common Stock will vote together with the Common Stock on all other matters and will be entitled to one vote per share, except as to any matters proposed for stockholder approval to amend, modify, or terminate the voting rights of Series B Common Stock or to create any other class or series of Capital Stock with preferential, senior or superior voting rights, all of which will require approval of a majority of the outstanding Series B Common Stock voting separately as a class. All of the shares of Series B Common Stock are owned by Park.

               Holders of Series B Common Stock will not be entitled to receive any dividends. Upon the liquidation, dissolution or winding up of the Company, each outstanding share of Series B Common Stock will be entitled to receive the amount of $.001 per share from the assets legally available for distribution to stockholders after the payment of all debts and other liabilities, subject to any superior rights of any outstanding shares of Preferred Stock, on an equal basis with the shares of Common Stock. Holders of Series B Common Stock will not have any preemptive rights. Each outstanding share of Series B Common Stock will be converted into one share of Common Stock on January 1, 1999, or prior to January 1, 1999, (i) at the option of the holder, (ii) in the event of the transfer of the shares other than to Mr. Geneen or Mr. Newman, or (iii) in the event more than 50% of the outstanding voting securities of Park no longer is owned by Messrs. Geneen and Newman, or either of them, or a partnership, trust or corporation of which they are the sole partners, beneficiaries or stockholders.

          CLASS B PREFERRED STOCK

               The Class B Preferred Stock was issued to CII in September, 1992 as part of the amendment of certain obligations of the Company to CII pursuant to the Development Agreement. Holders of shares of Class B Preferred Stock are not entitled to receive dividends or to vote upon any matter submitted to stockholders, except (i) as required by applicable law and (ii) the number of authorized shares or terms of Class B Preferred Stock may not be changed without the consent of the holders of all such shares.

               Each share of Class B Preferred Stock is required to be redeemed by the Company at a redemption price of $1,000 per share (the "Redemption Price"), to the extent there are legally available funds for such purpose upon the first to occur of the following events (each a "Redemption Event"): (i) six months after the Company completes a sale of its shares which is registered under the Act; (ii) three years after the date on which the Company completes a sale of shares of Class A Preferred Stock for an aggregate purchase price of $1,500,000 or more;
          (iii) a conveyance of all or substantially all of the capital stock or assets of the Company; or (iv) a merger of the Company with or into another corporation (unless, upon consummation thereof, the holders of voting securities of the Company own directly or indirectly greater than 50% of the voting power to elect directors of the surviving or acquiring corporation). The date of the Redemption Event was September 4, 1995. The Company is required to pay the Redemption Price in three equal installments due on the third, sixth and ninth month following the Redemption Event. If sufficient funds are not legally available to redeem all of the shares of Class B Preferred Stock then due to be redeemed, the number of shares to be redeemed from each holder will be determined by multiplying such amount held by each holder by a fraction, the numerator of which is the aggregate number of shares which may legally be redeemed on such redemption date and the denominator of which is the aggregate number of shares held by all holders on such redemption date.
          Any and all unredeemed shares shall be carried forward and redeemed to the full extent the Company has funds legally available for such purchase at a later date. The shares of Class B Preferred Stock which are subject to redemption but which have not been redeemed and as to which the Redemption Price is not paid or set aside due to insufficient legally available funds continue to be entitled to the dividend, and other rights, preferences and privileges of the Class B Preferred Stock until such shares have been redeemed and the Redemption Price has been paid or otherwise set aside in full. The Company is required, to the fullest extent permitted by law, to do all things necessary to redeem the Class B Preferred Stock and make the payments therefor required by the terms of the Company's Certificate of Incorporation.

               In the event of any liquidation, dissolution or winding up of the affairs of the Company, each holder of shares of Class B Preferred Stock is entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Class A Preferred Stock, any class or series of Preferred Stock ranking junior to the Class B Preferred Stock, or the Common Stock of the Company, by reason of their ownership thereof, the amount of $1,000 per share.

               The Development Agreement provides that amounts paid to the holders of Class B Preferred Stock on account of the Class B Preferred Stock will be credited against the Company's obligations to CII under the Development Agreement. The Company's obligations to the holders of the Class B Preferred Stock are limited to the amount of the Company's obligations to CII outstanding at such time under the Development Agreement. At such time that the Corporation has no further obligations to CII under the Development Agreement then, without any further act or deed, the Company may redeem all of the shares of the Class B Preferred Stock then outstanding for an aggregate purchase price of $1.00, such redemption to be effective upon the date the Company gives notice of such redemption. Pursuant to negotiations with the Company, CII agreed to surrender to the Company the 500 shares of Class B Preferred Stock of the Company formerly held by CII.

          PREFERRED STOCK

               The Preferred Stock may be issued, from time to time, in one or more series, and the Board of Directors, without further approval of the stockholders, is authorized to amend the Certificate of Incorporation to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking funds and any other rights, preferences, privileges and restrictions applicable to each such series of Preferred Stock. The Board of Directors, without obtaining stockholder approval, may issue shares of the Preferred Stock with voting or conversion rights that could adversely affect the voting power of the holders of Common Stock. The issuance of shares of Preferred Stock could be utilized, under certain circumstances, in an attempt to prevent an acquisition of the Company. The Company has no present intention to issue any shares of Preferred Stock.

          WARRANTS

               The Company issued Warrants ("Warrants") as a component of the units sold in the initial public offering. The Warrants were issued in registered form pursuant to an agreement, dated December 20, 1993 (the "Warrant Agreement"), between the Company and American Stock Transfer Trust Co., as Warrant Agent (the "Warrant Agent").

               Each of the Warrants entitles the registered holder to purchase one share of Common Stock. The Warrants are exercisable until December 20, 1997 at a price of $6.00 subject to certain adjustments. The Warrants are entitled to the benefit of adjustments in their exercise prices and in the number of shares of Common Stock or other securities deliverable upon the exercise thereof in the event of a stock dividend, stock split, reclassification, reorganization, consolidation, or merger.

               The Company from time to time issues warrants to lenders having substantially similar terms as the Warrants. The exercise price of these warrants varies based on the trading price of Common Stock on the date of issuance of such warrants.

          TRANSFER AGENT

               The transfer agent for the Common Stock is American Stock Transfer & Trust Co., 40 Wall Street, New York, New York 10005.

                   SHARES OF COMMON STOCK ELIGIBLE FOR FUTURE SALE

               The Company has 4,133,269 shares of Common Stock outstanding. Of these shares, 1,686,994 shares of Common Stock registered in this Offering and prior offerings will be freely tradeable without restriction or further registration under the Act, except for shares purchased by affiliates of the Company, which will be subject to certain resale limitations of Rule 144 under the Act. The remaining 2,426,275 outstanding shares were issued and sold by the Company in private placement transactions in reliance upon exemptions contained in the Act and the rules and regulations promulgated by the Commission thereunder (the "Private Placement Shares"). All of the holders of the outstanding restricted shares of Common Stock have registration rights. See "Certain Transactions -Reorganization Agreement."

               In general, under Rule 144, as currently in effect, subject to the satisfaction of certain conditions, a person, including an affiliate of the Company, who has beneficially owned restricted shares of Common Stock for at least two years is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of one percent of the total number of outstanding shares of Common Stock or the average weekly trading volume of shares of Common Stock during the four calendar weeks preceding the sale. A person who has not been an affiliate of the Company for at least the three-month period immediately preceding the sale and who has beneficially owned shares of Common Stock for at least three years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above.

               No prediction can be made of the effect, if any, that the sale of Private Placement Shares under Rule 144 will have on the market price of such securities prevailing from time to time. Nevertheless, sales of substantial amounts of Private Placement Shares in the public market may have an adverse impact on prevailing market prices of such securities and could impair the Company's future ability to raise capital through the sale of its equity securities. See "Risk Factors - Limited Public Market; - Possible Volatility of Securities Prices."

                                    LEGAL MATTERS

               The validity of the securities offered hereby will be passed upon for the Company by Reid & Priest LLP New York, New York, who have acted as special counsel to the Company in connection with this Offering.

                                       EXPERTS

               The financial statements of the Company included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                            INDEX TO FINANCIAL STATEMENTS
                            ------------------------------

          Annual Financial Statements:                            Page No.
          --------------------------                              --------

          Report of Independent Public Accountants                    F-2

          Balance Sheets as of March 31, 1995 and 1994                F-4

          Statements of Operations for the years ended March
          31, 1995 and 1994, the period September 4, 1992 to
          March 31, 1993 and the period April 1, 1992 to
          September 3, 1992                                           F-5

          Statements of Stockholders' Equity for the period
          April 1, 1992 to March 31, 1995                             F-6

          Statements of Cash Flows for the years ended March
          31, 1995 and 1994, the period September 4, 1992 to
          March 31, 1993 and the period April 1, 1992 to
          September 3, 1992                                           F-7

          Notes to Financial Statements                               F-8

          Interim Financial Statements:
          -----------------------------------
          Balance sheets as of December 31, 1995 (unaudited)          F-23

          Statements of Income -- Nine Months Ended December          F-25
          31, 1995 and 1994 (unaudited)

          Statements of Cash Flows -- Nine Months Ended December      F-26
          31, 1995 and 1994 (unaudited)

          Notes to Financial Statements                               F-27

                       REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

     To Gunther International, Ltd.:

     We have audited the accompanying balance sheets of Gunther International, Ltd. (the Company) (a Delaware corporation) as of March 31, 1995 and 1994, and the related statements of operations, stockholders' equity and cash flows for the years ended March 31, 1995 and 1994 and the period from September 4, 1992 to March 31, 1993 (the Successor Periods) and the statements of operations, stockholders' equity and cash flows for the period from April 1, 1992 to September 3, 1992 (the Predecessor Period). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of March 31, 1995 and 1994, and the results of its operations and its cash flows for the Successor Periods and Predecessor Period in conformity with generally accepted accounting principles.

     As discussed in Note 1 to the financial statements, on September 4, 1992, the Company entered into an agreement (the Acquisition) which resulted in a substantial change in ownership of the Company. As a result of the Acquisition, the financial statements for the periods after the Acquisition are presented on a different cost basis, reflecting the fair market value of the assets acquired, rather than the historical cost basis used for the periods before the Acquisition, and therefore, are not comparable.

     In addition, as discussed in Note 4 to the financial statements, effective April 1, 1994, the Company changed its method of accounting for long-term contracts, which change has been retroactively reflected in these financial statements.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations which are continuing and may require additional debt or equity financing. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.


                                             /s/ Arthur Anderson LLP

                                             ARTHUR ANDERSEN LLP


     Hartford, Connecticut
     May 26, 1995

                             GUNTHER INTERNATIONAL, LTD.
                              --------------------------
                                    BALANCE SHEETS
                                   ---------------
                               MARCH 31, 1995 AND 1994
                               -----------------------

                                                        1995           1994
     ASSETS
     ------
     CURRENT ASSETS:

        Unrestricted cash and
          short-term investments                    $308,596    $ 1,886,115
        Restricted cash and short-term
          investments                                300,000        339,643
        Accounts receivable, net                     641,397        671,340
        Costs and estimated earnings in excess of
          billings on uncompleted contracts        1,197,572        546,409
        Inventories                                1,815,887      1,597,874
        Prepaid expenses                             222,228        177,401
                                                   ---------      ---------
          Total current assets                     4,485,680      5,218,782
                                                   ---------      ---------
     PROPERTY AND EQUIPMENT:
        Machinery and equipment                      566,901        504,974
        Furniture and fixtures                       103,087         98,158
        Leasehold improvements                        66,326         38,053
                                                   ---------      ---------
                                                     736,314        641,185
        Less - Accumulated depreciation
          and amortization                          (198,609)      (101,177)
                                                   ---------      ---------
                                                     537,705        540,008
                                                   ---------      ---------
     OTHER ASSETS:
       Excess of cost over fair value of net
         assets acquired, net                      3,892,250      4,115,728
        Deferred preproduction costs, net            145,140         19,163
        Accounts and notes receivable from
          stockholders                                92,939         92,939
        Investment, at lower of cost or market        30,000         30,000
       Other                                               -         38,368
                                                   ---------      ---------
                                                   4,160,329      4,296,198
                                                   ---------      ---------
                                                 $ 9,183,714    $10,054,988
                                                 ===========    ===========

     LIABILITIES AND STOCKHOLDERS' EQUITY
     ------------------------------------
     CURRENT LIABILITIES:
        Notes payable to stockholders               $200,000     $        -
        Notes payable and current maturities of
          other long-term debt                       462,245        430,281
        Accounts payable                           1,787,341      1,274,739
        Accrued expenses                             347,445        399,794
        Billings in excess of costs and estimated
          earnings on uncompleted contracts        1,655,838      1,266,703
        Deferred service contract revenue          1,176,805      1,023,711
                                                   ---------      ---------
        Total current liabilities                  5,629,674      4,395,228
                                                   ---------      ---------

     LONG-TERM DEBT:
        Notes payable to stockholders                      -        455,000
        Other long-term debt,
          less current maturities                  1,951,108      1,183,121
                                                   ---------      ---------
                                                   1,951,108      1,638,121
                                                   ---------      ---------

     COMMITMENTS AND CONTINGENCIES (Notes 2,
       13 and 15)

     CLASS B SENIOR, NON-CONVERTIBLE, REDEEMABLE
       PREFERRED STOCK, $.001 par value; 500 shares
         authorized, issued and outstanding          500,000        500,000
                                                   ---------      ---------

     CONVERTIBLE NOTES PAYABLE                       593,568              -
                                                   ---------      ---------
     CONVERTIBLE NOTES PAYABLE TO STOCKHOLDERS             -        400,000
                                                   ---------      ---------
     STOCKHOLDERS' EQUITY:
       Preferred stock, $.001 par value; 500,000
         shares authorized; no shares issued
         or outstanding                                    -           -
       Common stock, $.001 par value; 16,000,000
         shares authorized; 3,596,275 and 3,293,183
         shares issued and outstanding at March 31,
         1995 and 1994, respectively                   3,596          3,293
       Series B common stock, $.001 par value; 500
         shares authorized, issued and outstanding
         at March 31, 1995 and 1994                        1              1
       Additional paid-in capital                  8,884,010      7,844,143
       Accumulated deficit                        (8,378,243)    (4,725,798)
                                                   ---------      ---------
                                                     509,364      3,121,639
                                                   ---------      ---------
                                                  $9,183,714    $10,054,988
                                                  ==========    ===========

                        The accompanying notes are an integral
                         part of these financial statements.

                             GUNTHER INTERNATIONAL, LTD.
                             ---------------------------

                          STATEMENTS OF STOCKHOLDERS' EQUITY
                          ----------------------------------

                           APRIL 1, 1992 TO MARCH 31, 1995
                           -------------------------------




                                           Class A Voting
                                             Convertible
                                           Preferred Stock         Common Stock
                                           --------------          ------------
                                           $.001 Par Value         No Par Value
                                         Shares   Amount      Shares      Amount
                                         ------   -------     ------       -----
     PREDECESSOR:
      Balance, April 1, 1992, as
        previously reported                 -       $ -      $1,666      $1,250
      Adjustment for the cumulative
        effect of change in method
        of accounting for long-term         -         -           -           -
        contracts (Note 4)
                                    ---------  --------  ----------  ----------
      Balance, April 1, 1992, as
        restated                            -         -       1,666       1,250
        Net income for the period
          April 1, 1992 to
          September 3, 1992                 -         -           -           -
        Stock dividend and other            -         -       1,334           -
                                    ---------  --------  ----------  ----------
      Balance, September 3, 1992            -         -       3,000       1,250

     COMPANY:
      September 4, 1992 transactions:
        Exchange of stock                   -         -      (3,000)     (1,250)
        Sale of stock               2,366,657     2,367           -           -
        Adjustment to record effect
          of push-down accounting           -         -           -           -
        Reclassification of
          undistributed losses of
          S Corporation                     -         -           -           -
        Issuance of warrants                -         -           -           -
                                    ---------  --------  ----------  ----------
      Balance, September 4, 1992    2,366,657     2,367           -           -
        Issuance of common stock            -         -           -           -
        Sale of preferred stock       949,260       949           -           -
        Net loss for the period
          September 4, 1992 to
          March 31, 1993                    -         -           -           -
                                    ---------  --------  ----------  ----------
      Balance, March 31, 1993       3,315,917     3,316           -           -
        Sale of common stock and
          warrants                          -         -           -           -
        Conversion of notes
          payable to stockholders
          to common stock                   -         -           -           -
        Conversion of Class A Voting
          convertible preferred
          stock to common stock    (3,315,917)   (3,316)          -           -
        Net loss                            -         -           -           -
                                    ---------  --------  ----------  ----------
      Balance, March 31, 1994               -         -           -           -
        Conversion of notes
          payable to
          stockholders to common
          stock                             -         -           -           -

     Net loss                               -         -           -           -
                                    ---------  --------  ----------  ----------
     Balance, March 31, 1995                -         -           -           -
                                    =========  ========  ==========  ==========


                                                                     Series B
                                            Common Stock           Common Stock
                                            ------------           ------------
                                           $.001 Par Value         No Par Value
                                           ---------------         ------------
                                         Shares   Amount      Shares      Amount
                                         ------   -------     ------       -----
     PREDECESSOR:
      Balance, April 1, 1992, as
        previously reported                 -       $ -         $ -         $ -
      Adjustment for the cumulative
        effect of change in method
        of accounting for long-term         -         -           -           -
        contracts (Note 4)
                                    ---------  --------  ----------  ----------
      Balance, April 1, 1992, as
        restated                            -         -           -           -
        Net income for the period
          April 1, 1992 to
          September 3, 1992                 -         -           -           -
        Stock dividend and other            -         -           -           -
                                    ---------  --------  ----------  ----------
      Balance, September 3, 1992            -         -           -           -

     COMPANY:
      September 4, 1992 transactions:
        Exchange of stock             190,000       190           -           -
        Sale of stock               1,115,000     1,115           -           -
        Adjustment to record effect
          of push-down accounting           -         -           -           -
        Reclassification of
          undistributed losses of
          S Corporation                     -         -           -           -
        Issuance of warrants                -         -           -           -
                                    ---------  --------  ----------  ----------
      Balance, September 4, 1992    1,305,000     1,305           -           -
        Issuance of common stock       95,000        95           -           -
        Sale of preferred stock             -         -           -           -
        Net loss for the period
          September 4, 1992 to
          March 31, 1993                    -         -           -           -
                                    ---------  --------  ----------  ----------
      Balance, March 31, 1993       1,400,000     1,400           -           -
        Sale of common stock and
          warrants                  1,150,000     1,150         500           1
        Conversion of notes
          payable to stockholders
          to common stock              80,000        80           -           -
        Conversion of Class A Voting
          convertible preferred
          stock to common stock       663,183       663           -           -
        Net loss                            -         -           -           -
                                    ---------  --------  ----------  ----------
      Balance, March 31, 1994       3,293,183     3,293         500           1
        Conversion of notes
          payable to
          stockholders to common
          stock                       303,092       303           -           -

     Net loss                               -         -           -           -
                                    ---------  --------  ----------  ----------
     Balance, March 31, 1995        3,596,275    $3,596         500           1
                                    =========  ========  ==========  ==========


                                          Additional
                                            Paid-in    Accumulated
                                            Capital      Deficit       Total
                                            ------       -------      ------
     PREDECESSOR:
      Balance, April 1, 1992, as
        previously reported                  $ -       $(9,244,224)
     $(9,242,974)
      Adjustment for the cumulative
        effect of change in method
        of accounting for long-term
        contracts (Note 4)                     -           365,909      365,909
                                       ---------          --------   ----------
      Balance, April 1, 1992, as
        restated                               -        (8,878,315)
     (8,877,065)
        Net income for the period
          April 1, 1992 to
          September 3, 1992                    -         4,064,518    4,064,518
        Stock dividend and other               -                 -            -
                                       ---------          --------   ----------
      Balance, September 3, 1992               -        (4,813,797)
     (4,812,547)                               -

     COMPANY:
      September 4, 1992 transactions:
        Exchange of stock                  1,060                 -            -
        Sale of stock                  2,254,018                 -    2,257,500
        Adjustment to record effect
          of push-down accounting              -         4,619,558    4,619,558
        Reclassification of
          undistributed losses of
          S Corporation                 (194,239)          194,239            -
        Issuance of warrants              80,750                 -       80,750
                                       ---------          --------   ----------
      Balance, September 4, 1992       2,141,589                 -    2,145,261
        Issuance of common stock             (95)                -            -
        Sale of preferred stock          710,996                 -      711,945
        Net loss for the period
          September 4, 1992 to
          March 31, 1993                       -          (899,847)
     (899,847)
                                       ---------          --------   ----------
      Balance, March 31, 1993          2,852,490          (899,847)   1,957,359
        Sale of common stock and
          warrants                     4,589,080                 -    4,590,231
        Conversion of notes
          payable to stockholders
          to common stock                399,920                 -      400,000
        Conversion of Class A Voting
          convertible preferred
          stock to common stock            2,653                 -            -
        Net loss                               -        (3,825,951)
     (3,825,951)
                                       ---------          --------   ----------
      Balance, March 31, 1994          7,844,143        (4,725,798)   3,121,639
        Conversion of notes
          payable to
          stockholders to common
          stock                        1,039,867                 -    1,040,170

     Net loss                                  -        (3,652,445)
     (3,652,445)
                                       ---------          --------   ----------
     Balance, March 31, 1995          $8,884,010       $(8,378,243)    $509,364
                                      ==========       ===========   ==========

                        The accompanying notes are an integral
                         part of these financial statements.

                             GUNTHER INTERNATIONAL, LTD.
                              --------------------------
                               STATEMENTS OF OPERATIONS
                               ------------------------

Predecessor                                      Company
- ---------------          -------------------------------------------------------
                                                        Period        Period
                         Year Ended    Year Ended    September 4,  April 1, 1992
                          March 31,     March 31,    1992 to March to September
                            1995          1994         31, 1993      3, 1992
                          --------      ---------    ------------     ------
     SALES:
       Systems          $ 6,629,988    $ 5,117,151     $2,990,310     $1,625,686
       Maintenance        2,935,333      2,458,363      1,348,189        819,459
                        -----------    -----------     ----------     ----------
         Total sales      9,565,321      7,575,514      4,338,499      2,445,145
                        -----------    -----------     ----------     ----------

     COST OF SALES
       Systems            4,844,531      3,017,612      1,310,957        503,213
       Maintenance        2,306,597      2,146,244      1,177,947        588,885
                        -----------    -----------     ----------     ----------
         Total cost
         of sales         7,151,128      5,163,856      2,488,904      1,092,098
                        -----------    -----------     ----------     ----------
         Gross profit     2,414,193      2,411,658      1,849,595      1,353,047
                        -----------    -----------     ----------     ----------

     OPERATING EXPENSES:
       Selling and
        administrative    5,710,062      5,743,982      2,529,405      1,596,326
       Research and
        development          79,764        356,211        171,572         79,238
                        -----------    -----------     ----------     ----------
                          5,789,826      6,100,193      2,700,977      1,675,564
                        -----------    -----------     ----------     ----------
         Operating loss  (3,375,633)    (3,688,535)      (851,382)
     (322,517)
                        -----------    -----------     ----------     ----------

     OTHER EXPENSES:
       Interest, net        176,814        137,416         48,465        355,597
       Debt conversion
         expense             99,998              -              -              -
       Other                      -              -              -         50,740
                        -----------    -----------     ----------     ----------
                            276,812        137,416         48,465        406,337
                        -----------    -----------     ----------     ----------
         Loss before
         extraordinary
         item            (3,652,445)    (3,825,951)      (899,847)
     (728,854)

     EXTRAORDINARY ITEM,
     gain on settlement of
     debt and other
     obligations                  -              -              -      4,793,372
                        -----------    -----------     ----------     ----------
         Net income
         (loss)         $(3,652,445)   $(3,825,951)     $(899,847)    $4,064,518
                        ===========    ===========     ==========     ==========

     LOSS PER COMMON
     SHARE                   $(1.08)        $(1.61)         $(.46)
                        ===========    ===========    ===========     ==========

     WEIGHTED AVERAGE
     SHARES OUTSTANDING   3,383,730      2,371,220      1,968,072
                        ===========    ===========     ==========     ==========

                        The accompanying notes are an integral
                         part of these financial statements.

                             GUNTHER INTERNATIONAL, LTD.
                             ---------------------------

                               STATEMENT OF CASH FLOWS
                               -----------------------


Predecessor                                    Company
- -----------              ------------------------------------------------------
                                                        Period        Period
                         Year Ended    Year Ended    September 4,  April 1, 1992
                          March 31,     March 31,    1992 to March to September
                            1995          1994         31, 1993      3, 1992
                          --------      ---------    ------------     ------

     CASH FLOWS FROM
     OPERATING
     ACTIVITIES:
       Net income
         (loss)         $(3,652,445)   $(3,825,951)     $(899,847)    $4,064,518
       Adjustments to reconcile
       net income (loss) to net
       cash used for operating
       activities -
         Extraordinary item,
          gain on settlement of
          debt and other
          obligations             -              -              -
     (4,793,372)
         Depreciation and
          amortization      321,611        296,272        159,928         18,384
         Loss on investment
          and sale of property
          and equipment       8,167          5,865              -         50,740
         Debt conversion
          expense            99,998              -              -           -
         Change in operating
          assets and liabilities -
           Decrease (increase)
            in accounts receivable,
            net              29,943       (123,621)      (404,132)     (101,400)
           Increase in
            inventories    (218,013)      (883,529)      (323,270)     (23,099)
           (Increase)
            decrease in
            prepaid
            expenses and
            other assets   (132,436)       (73,999)      (121,956)         3,571
           Increase (decrease)
            in accounts
            payable and
            accrued
            expenses        545,426        208,964        (25,643)       361,898
           Increase (decrease)
            in deferred service
            contract
            revenue         153,094        424,391        (28,967)     (322,464)
          (Decrease) increase
           in billings in
           excess of costs
           and estimated
           earnings, net   (262,028)       321,020         85,340         94,538
                        -----------    -----------     ----------     ----------

            Net cash used
             for operating
             activities  (3,106,683)    (3,650,588)    (1,558,547)     (646,686)
                        -----------    -----------     ----------     ---------


     CASH FLOWS FROM INVESTING ACTIVITIES:
       Purchases of
        property and
        equipment          (105,498)      (233,277)       (84,805)          -
       Proceeds from
        sale of property
        and equipment         1,500          3,015              -           -
                        -----------    -----------     ----------     ----------
            Net cash used
             for investing
             activities    (103,998)      (230,262)       (84,805)          -
                        -----------    -----------      ---------     ----------

     CASH FLOWS FROM
     FINANCING ACTIVITIES:
       Proceeds from notes
        payable and
        long-term debt    1,910,844      2,171,084              -        991,097
       Repayments of notes
        payable and
        long-term debt     (317,325)      (731,104)      (299,680)     (289,795)
       Decrease (increase)
        in restricted cash
        and short-term
        investments          39,643       (339,643)             -            -
       Net proceeds from
        sale of common
        stock and warrants        -      4,590,231      1,961,945            -
                        -----------    -----------     ----------     ----------

             Net cash
              provided by
              financing
              activities  1,633,162      5,690,568      1,662,265        701,302
                        -----------    -----------     ----------     ----------
     NET (DECREASE) INCREASE
     IN UNRESTRICTED CASH
     AND SHORT-TERM
     INVESTMENTS         (1,577,519)     1,809,718         18,913         54,616

     UNRESTRICTED CASH
     AND SHORT-TERM
     INVESTMENTS,
     beginning of
     period               1,886,115         76,397         57,484          2,868
                        -----------    -----------     ----------     ----------
     UNRESTRICTED CASH
     AND SHORT-TERM
     INVESTMENTS,
     end of period      $   308,596    $ 1,886,115    $    76,397    $    57,484
                        ===========    ===========    ===========    ===========


     SUPPLEMENTAL DISCLOSURE
     OF CASH FLOW
     INFORMATION:
       Cash paid
        for interest    $   102,161    $    98,264    $    60,444    $    35,631
       Cash paid
        for income
        taxes                 9,700          6,300            250            250
       Class A voting
        convertible
        preferred stock,
         issued for
         interest                 -              -         36,945              -
       Common stock issued
        for notes payable and
         accrued interest 1,040,170        400,000      1,007,500              -
       Issuance of common
        stock warrants            -              -         80,750              -


                        The accompanying notes are an integral
                         part of these financial statements.

                             GUNTHER INTERNATIONAL, LTD.
                             ---------------------------

                            NOTES TO FINANCIAL STATEMENTS
                            -----------------------------

                                    MARCH 31, 1995
                                    --------------



     1.   Business and Acquisition:
          ------------------------

          Gunther International, Ltd. (the Company) designs, develops, assembles, markets and services high sped systems that automatically assemble printed documents, fold, staple or bind the documents and insert completed documents into appropriate envelopes for mailing or other distribution. The Company was incorporated in Delaware in 1978 and currently operates from its facilities located in Norwich, Connecticut.

          In September 1993, the Board of Directors of the Company adopted a resolution for a 5 for 1 reverse stock split of the Company's common stock. All share and per share information in these financial statements have been restated to retroactively reflect this stock split.

          On September 4, 1992, the Company and its stockholders entered into an Acquisition Agreement (the Acquisition). Under the terms of the Acquisition, the existing stockholders exchanged their 3,000 shares of the Company's no par value common stock for 190,000 shares of newly issued $.001 par value common stock. In addition, certain new stockholders purchased from the Company 1,115,000 shares of $.001 par value common stock and 2,366,657 shares of Class A voting convertible preferred stock for an aggregate purchase price of $2,257,500. A portion of the purchase price was paid by the cancellation of notes from the Company in the principal amount of $1,007,500. The Company also issued warrants to purchase 43,067 shares of $.001 par value common stock at an exercise price of $1.88 per share to such noteholders (see Note 9). Subsequent to September 4, 1992, the Company issued an additional 95,000 shares of common stock to the new stockholders for no additional consideration as an adjustment of the September 4, 1992 Acquisition.

          Due to the substantial change in ownership of the Company and the assumption of control of the Company's Board of Directors by the new stockholder group resulting from the Acquisition, this transaction was accounted for as a purchase of the Company by the new stockholder group as required by Accounting Principles Board Opinion No. 16. In addition, under the provisions of Securities and Exchange Commission Staff Accounting Bulletin No. 54, the purchase price has been "pushed-down" to the financial statements of the Company to reflect the new stockholder group's investment in the Company to the extent acquired by the new stockholder group. As required by generally accepted accounting principles, the existing stockholders' investment (deficiency) was retained to the extent of their continuing participation in the Company (10%). The Company adopted this accounting since the new stockholder group acted as one entity in negotiating and executing the agreements to consummate the Acquisition.

          Accordingly, the Company, as a successor entity, has recorded the assets and liabilities of the predecessor company at estimated fair values. The excess of the cost, equal to the stockholders' investment upon completion of the Acquisition, over the fair market value of the net assets acquired, has been reflected in the accompanying financial statements of the Company as "excess of cost over fair value of net assets acquired."

          The following table summarizes the cost of the Acquisition and the allocation of this cost to the assets acquired (in 000's):

                                                                          Amount
                                                                          ------
     Cost of Acquisition:
          Investment of new stockholders                                 $ 2,258
          Existing stockholders' deficiency retained prior to change
            in method of accounting for long-term contracts (Note 4)       (514)
          Value of warrants issued at Acquisition                             81
                                                                         -------
          Total                                                          $ 1,825
                                                                         =======

     Allocation of Cost of Acquisition:
          Current assets                                                 $ 2,176
          Property and equipment                                             333
          Investment                                                          30
          Excess of cost over fair value of net assets acquired            4,470
          Liabilities assumed                                            (5,184)
                                                                         -------
               Total                                                     $ 1,825
                                                                         =======

          The unaudited pro forma condensed statement of operations for the full fiscal year ended March 31, 1993 (restated for the change in method of accounting for long-term contracts - see Note 4) as though the Acquisition had occurred at the beginning of this period is as follows:

                                                    Year Ended
          Pro Forma -- Unaudited                  March 31, 1993
          ---------------------                   --------------

          Net Sales                                    $ 6,783,644
          Net Loss                                      (1,424,979)
          Net Loss per Share                                  (.74)
          Weighted Average Shares Outstanding            1,928,597

          The unaudited pro forma results of operations reflect the (1) elimination of the extraordinary gain resulting from the forgiveness of debt and other obligations of the Company prior to the Acquisition (see Note 6), (2) reduction of interest expense resulting from the above mentioned forgiveness of debt and other obligations, (3) modification of the development agreement for certain products of the Company (see Note 13), (4) amortization of the excess of cost over fair value of net assets acquired resulting from the Acquisition (see Notes 1 and 3) and (5) additional depreciation expense resulting from the Acquisition. Weighted average shares outstanding used in the calculation of pro forma net loss per share includes all common and Class A voting convertible preferred shares outstanding after the Acquisition, as adjusted for the reverse stock split.

          The accompanying financial statements for the period from April 1, 1992 to September 3, 1992 reflect the results of operations, changes in stockholders' equity (deficiency) and cash flows on the basis of accounting used by the Company prior to the Acquisition (the Predecessor). The financial statements as of March 31, 1995 and 1994 and for the years ended March 31, 1995 and 1994 and the period from September 4, 1992 to March 31, 1993 reflect the financial condition, results of operations, changes in stockholders' equity and cash flows of the Company on the basis of accounting resulting from the Acquisition.


     2.   Market and Operating Environment:
          --------------------------------

          From inception, the Company has incurred losses from operations and is expected to continue to incur such losses into fiscal 1996. The Company's products were developed in the mid-1980's to meet a need for greater reliability and integrity in document finishing systems.
          These products are dependent upon proprietary technology and require specially skilled engineers and technicians to design, enhance and produce them to customer needs. The Company's products also face competition from other products and companies with greater financial resources than the Company. The Company has not yet attained a sustained level of order volume to support these personnel costs and other administrative, selling and overhead expenses or to realize the carrying value of the Company's assets, including the excess of cost over fair value of net assets acquired (see Note 3). Further, the Company may require additional financing before attaining this level of operations.

          Among other things, management has implemented or is implementing the following programs and practices to bring the Company to profitability:

          . Developed strategic sales and marketing plans to improve market penetration. As a result, systems sales increased to $6,629,988 in the year ended March 31, 1995, compared to $5,117,151 in the year ended March 31, 1994, an increase of 30%. Backlog as of March 31, 1995 stood at approximately $3,676,000, an increase of approximately $940,000 from March 31, 1994.

          . Implemented reductions in manufacturing and component costs and in assembly time through re-engineering and improved design.

          . Placed increased emphasis on development of new products and enhancements to existing products so as to broaden the application of these products to other market segments.

          . Maintained administrative and other overhead costs at fiscal 1994 levels in spite of significantly higher revenues and order volume.


          Management believes that these initiatives will maximize the probability of profitable operations and positive cash flow.

          Since the Acquisition described in Note 1, the Company has been successful in raising funds to support its operating losses through debt and equity financing from its principal stockholders, private placements and an initial public offering in December 1993. If it becomes necessary, the Company would pursue additional financing through these or similar sources.


     3.   Significant Accounting Policies:
          -------------------------------
          Revenue recognition -
          -------------------

          The Company recognizes systems sales using the percentage of completion method (see Notes 4 and 5). Systems sales include a percentage of the earnings expected to be realized based on costs incurred compared with estimated total costs. Changes to total estimated contract costs are recognized in the period they are determined. Revenues recognized in excess of amounts billed are included in current assets. Amounts billed in excess of revenues recognized to date are included in current liabilities.

          Cash and short-term investments -
          -------------------------------

          For purposes of cash flow information, the Company considers cash and short-term investments purchased with a maturity of three months or less to be highly liquid investments. Amounts pledged to collateralize borrowings are reflected as restricted cash and short-term investments in the accompanying balance sheets.

          Allowance for doubtful accounts -
          -------------------------------

          The Company evaluates the collectibility of accounts receivable on a case by case basis and makes allowances for accounts deemed uncollectible. As of March 31, 1995 and 1994, the Company had recorded an allowance of $12,600 and $13,200, respectively, for potential uncollectible accounts receivable.

          Inventories -
          -----------

          Inventories are stated at the lower of cost or market using the first-in, first-out (FIFO) method. At March 31, 1995 and 1994 inventories consisted of the following:


                                        1995           1994
                                        ----           ----

     Purchased Parts               $1,815,887       $1,252,409
     Work in Process                    -              345,465
                                   ----------       ----------
                                   $1,815,887       $1,597,874
                                   ==========       ==========


          Property and equipment -
          ----------------------

          Depreciation and amortization of property and equipment is charged against income over the estimated useful lives of the respective assets using straight-line methods as follows:

                                                         Lives
                                                         -----

     Machinery and equipment                             7 years
     Furniture and fixtures                            3-7 years
     Leasehold improvements                           Life of lease

          Excess of cost over fair value of net assets acquired -
          ----------------------------------------------------
          The excess of cost over the fair value of net assets acquired arising from the Acquisition (see Note 1) is being amortized over its estimated life of 20 years. As of March 31, 1995 and 1994, accumulated amortization was $577,318 and $353,840, respectively.
          As discussed in Note 2, the realization of the carrying value of the Company's assets, including the excess of cost over fair value of net assets acquired, is dependent on the Company's ability to continue as a going concern. If objective evidence becomes known indicating the carrying value of the excess of cost over fair value of net assets acquired has been impaired, the Company will record a charge reducing the carrying value.

          Management anticipates that the Company will achieve a substantial reduction or elimination of its operating and cash flow losses during the next one to two years. Management believes that once profitable operations are achieved, they can be sustained for the foreseeable future and, as a result, the carrying value of the excess of cost over fair value of net assets acquired will be able to be recovered through future operations.

          In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of". This statement is effective for fiscal 1996. The Company is in the process of evaluating the effect of the application of this new accounting pronouncement on its accounting for the excess of cost over fair value of net assets acquired.

          Deferred preproduction costs -
          ---------------------------

          Certain preproduction costs incurred subsequent to determining the feasibility of new product introductions are capitalized and are amortized over a three-year period upon commencement of sales of the product. As of March 31, 1995 and 1994, accumulated amortization was $5,510 and $0, respectively.

          Research and development -
          ------------------------

          Expenses associated with research and development activities are expensed as incurred.

          Investment -
          ----------

          The Company's investment at March 31, 1995 and 1994 represents an ownership interest in a dockominium which was purchased in 1989 for an original cost of approximately $80,000. This investment was written down to its estimated net realizable value of $30,000 during the period April 1, 1992 to September 3, 1992.

          Deferred service contract revenue -
          ---------------------------------

          Deferred service contract revenue represents amounts received as advance payments for maintenance service. The Company's standard payment terms require prepayment on a quarterly or annual basis. Revenue from such contracts is deferred and recognized ratably over the term of the contract.

          Product warranties -
          ------------------

          The Company provides a warranty on each product for a period of 90 days after installation and accrues the estimated cost of future warranty claims at the time of shipment. Warranty expense for the years ended March 31, 1995 and 1994, the period September 4, 1992 to March 31, 1993 and the period April 1, 1992 to September 3, 1992 totalled approximately $95,000, $55,000, $15,000 and $12,000, respectively.

          Income taxes -
          ------------

          Prior to September 4, 1992, the Company had elected to be treated as an S Corporation for Federal income tax reporting purposes. Federal income taxes on the Company's earnings for periods prior to September 4, 1992 were the responsibility of the stockholders and, thus, are not reflected in the accompanying financial statements. Minimum state income taxes were not material and are included in selling and administrative expenses.

          In connection with the Acquisition (see Note 1), the Company is now treated as a C Corporation for Federal income tax purposes. Due to the net operating losses subsequent to the Acquisition, no provision for Federal income taxes was required. Concurrent with the change to a C Corporation, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109). The adoption of SFAS 109 did not have a material impact on the Company's results of operations. As of March 31, 1995 and 1994, the Company has a net deferred income tax benefit relating to temporary differences in the recognition of items for financial accounting and income tax reporting purposes of approximately $3,400,000 and $1,900,000, respectively, which was fully reserved. Temporary differences relate principally to net operating loss carryforwards and financial accounting accruals for certain expenses which will be deducted for income tax reporting purposes upon payment.

          At March 31, 1995, the Company has net operating loss carryforwards of approximately $8,100,000 and $10,200,000 available to be applied against future Federal and state taxable income, respectively. The Federal loss carryforwards expire at various dates through 2010 and the state loss carryforwards expire after five years from when incurred.

          Royalty expense -
          ---------------

          The Company has royalty agreements with Connecticut Innovations, Inc. and with certain stockholders (see Note 13). Royalties due under these agreements are expensed as incurred.

          Loss per share -
          --------------

          Loss per share is computed using the weighted average number of common and Class A voting convertible preferred shares outstanding during each period presented, as adjusted for the reverse stock split (see
          Note 1). Outstanding warrants and options would be antidilutive and, therefore, were not considered as common stock equivalents.


     4.   Change in Method of Accounting for Long-Term Contracts:
          ------------------------------------------------------

          Effective as of April 1, 1994, the Company adopted the percentage-of-completion method of accounting for systems sales. Previously, the Company had elected to use the completed-contract method to account for these contracts because the total cost of the systems was not reliably estimable. The Company has developed more reliable estimates of its contract costs because of its experience in making such estimates and due to establishing a more standardized production process. Management believes that the Company can now reasonably estimate the cost of the systems contracts and, therefore, the percentage-of-completion method will result in recognizing income on a basis that more accurately reflects the work performed for the period. The financial statements of prior periods have been restated to apply the new accounting method retroactively. The effect of the accounting change on all periods presented is as follows:

                                   Period              Period
                    Year Ended     September 4, 1992   April 1, 1992
                    March 31, 1994 to March 31, 1993   to September 3, 1992
                    -------------- -----------------   --------------------
     Effect on:
       Net income     $136,478       $(7,162)            $(45,898)
       Earnings
         per share         .06          (.01)                   -

          The balance of retained earnings as of April 1, 1992 has been adjusted for the cumulative effect of applying retroactively the new method of accounting. No adjustments have been made to the allocation of the cost of the Acquisition as the effect on recorded equity and the excess of cost over fair value of net assets acquired would not be significant.

     5.   Costs and Estimated Earnings on Uncompleted Contracts:
          -----------------------------------------------------

          The following schedule reflects the costs incurred, estimated earnings and billings to date on uncompleted contracts as of March 31, 1995 and 1994:

                                       1995           1994
                                       ----           ----
     Costs incurred on
       uncompleted
       contracts                  $ 1,579,465    $   923,571
     Estimated earnings               740,927        449,326
                                 ------------   ------------
                                    2,320,392      1,372,897
     Less:  Billings to date       (2,778,658)    (2,093,191)
                                 ------------   ------------
                                  $  (458,266)   $  (720,294)
                                 ============   ============

     Included in the accompanying
       balance sheets under the
       following captions:

     Costs and estimated earnings
       in excess of billings on
       uncompleted contracts      $ 1,197,572    $   546,409
     Billings in excess of costs
       and estimated earnings on
       uncompleted contracts       (1,655,838)    (1,266,703)
                                 ------------   ------------
                                  $  (458,266)   $  (720,294)
                                 ============   ============


     6.   Extraordinary Item:
          ------------------

          Prior to the Acquisition, the Company completed a restructuring of certain of its liabilities. This restructuring included a vendor, who had also loaned money to the Company, forgiving indebtedness in exchange for the right to transfer certain technology licensed from the Company to a third-party. As a result of the above transaction, the Company recorded a gain of $4,793,372 which has been reflected as an extraordinary item in the accompanying statement of operations for the period April 1, 1992 to September 3, 1992.


     7.   Financing Arrangements:
          ----------------------

          Notes payable and long-term debt at March 31, 1995 and 1994 consisted of the following:

                                            1995            1994
                                            ----            ----
   Line of credit, maximum of
     $300,000 available
     at March 31, 1995, bearing
     interest at prime
     (9% at March 31, 1995),
     maturing September
     30, 1995, collateralized by
     restricted cash
     and short-term investments         $  300,000     $  300,000

   Line of credit, maximum of
     $1,350,000 available
     at March 31, 1995 increased
     to $1,500,000 effective
     April 13, 1995, bearing
     interest at prime, maturing
     June 30, 1996, secured
     by certain assets of two
     stockholders and
     directors of the Company            1,350,000           -

   Demand notes payable to two
     individuals who are
     stockholders and directors
     of the Company,
     bearing interest at 8%,
     unsecured  (see Note 12)                    -        455,000

   Notes payable to individuals,
     bearing interest at 6%,
     unsecured (see Note 8)                      -        550,986

   Note payable to a vendor,
     bearing interest at prime
     plus 1%, payable in monthly
     installments of interest only
     until September 30, 1995
     and then equal quarterly principal
     installments of $35,541 plus
     interest, until June 30, 1998,
     unsecured                             426,502        426,502

   Note payable to a vendor, non-interest
     bearing, payable beginning September 1,
     1995 from revenues on maintenance
     contracts, unsecured                  200,000        200,000

   Notes payable to two individuals
     and an affiliated entity who are
     stockholders of the Company, bearing
     interest at 8.5%, due April 30, 1995,
     unsecured (see Note 12)               200,000           -

   Note payable to a bank, bearing
     interest at prime plus 1.75%,
     payable in monthly installments of
     $766 of principal and interest,
     due September 1995, secured by
     investment                             47,349         53,137

   Other                                  89,502         82,777
                                            ------         ------
                                         2,613,353      2,068,402
     Less: Short-term notes payable
           and current maturities of
           long-term debt                 (662,245)      (430,281)
                                        ----------      ---------
                                        $1,951,108     $1,638,121
                                        ==========     ==========

          As of March 31, 1995, maturities of notes payable and long-term debt, including debt payments related to the line of credit were as follows:

          Fiscal year
          ending March 31,         Amount
          ----------------         ------

          1996                $  662,245
          1997                 1,569,273
          1998                   217,167
          1999                   164,668
                              ----------
                              $2,613,353
                              ==========


     8.   Convertible Notes Payable:
          ------------------------

          During fiscal 1994, the Company received $400,000 from two stockholders in exchange for the Company's unsecured convertible notes payable bearing interest at 8%. The Company also granted warrants to the noteholders to purchase 80,000 shares of the Company's common stock at $5.00 per share through December 20, 1997. These notes were convertible into common stock at a rate of $5.00 per share.

          On May 27, 1994, the Company amended the note agreements and the notes were converted into 106,666 shares of common stock at the rate of $3.75 per share, which approximated fair market value at that date. The difference between the fair market value of the shares issued and that called for under the original conversion terms resulted in a charge of $99,998 which has been reflected as debt conversion expense in the accompanying statement of operations for the year ended March 31, 1995. Further, the related warrant agreements were amended to provide for the purchase of 106,666 shares at $4.00 per share.

          On December 30, 1994, the holders of two unsecured promissory notes in the principal amount of $550,986 agreed to exchange all claims under these notes for unrestricted registered shares of common stock provided the Company register such shares to be issued with the Securities and Exchange Commission by April 28, 1995. The agreement was subsequently extended until such time as the registration of the shares is effective. Accordingly, the principal and accrued interest, aggregating $593,568, has been reflected as convertible notes payable in the accompanying balance sheet as of March 31, 1995.

     9.   Capital Stock and Equity:
          -----------------------

          In December 1993, the Company completed the sale of 1,000,000 units (comprised of one share of common stock and one warrant to purchase common stock) for $5,000,000. In addition, in January 1994, the underwriter exercised its option to purchase an additional 150,000 units for $750,000. Underwriting commissions and expenses associated with these sales of common stock and warrants aggregated $1,159,769.

          The warrants issued in connection with the sale of the units entitle the holder to purchase one share of common stock for $6.00 per share and may be exercised at any time between December 1994 and December 1997. The warrants may be redeemed by the Company for $.05 per warrant subsequent to December 20, 1994 provided that the closing bid price for the Company's common stock equals or exceeds $8.25 per share for 10 days prior to the date notice of redemption is given.

          Concurrent with the closing of the offering, certain stockholders of the Company converted $400,000 of demand notes payable due them by the Company into 80,000 units comprised of one share of common stock and one warrant equivalent to that issued in the Company's public offering. The note and related warrant agreements were amended May 27, 1994 (see Note 8).

          The Class A voting convertible preferred stock outstanding at March 31, 1993 was convertible into and was entitled to vote with common stock at the rate of 5 shares of Class A voting convertible preferred stock for 1 share of common stock. In the event of liquidation of the Company, the Class A voting convertible preferred stock had a preference to any distribution of assets or surplus funds to the holders of common stock of $.75 per share plus any accrued dividends ($2,487,000 at March 31, 1993). Each share of Class A voting convertible preferred stock was automatically converted to common stock upon the closing of the Company's public offering in December 1993.

          The Series B common stock was issued in connection with the Company's public offering. The holders of Series B common stock are entitled to elect the number of directors of the Company equal to one more than one half of the total number of directors comprising the Company's Board of Directors through December 1998.

          The Company has outstanding 106,666 warrants to purchase one share of the Company's common stock for $4.00 per share which are exercisable until December 1997. These warrants were issued in connection with the Company's convertible notes payable (see Note 8). The Company also has outstanding 50,000 warrants to purchase one share of the Company's common stock for $4.00 per share which were issued in connection with the notes payable to two individuals and an affiliated entity (see Note 7). These warrants expire in December 1997.

          In connection with the Acquisition (see Note 1), the Company issued warrants to certain individuals who provided interim financing to the Company. Under the terms of this financing, upon cancellation of the notes, the noteholders received shares of Class A voting convertible preferred stock at a price of $.75 per share and warrants to purchase 43,067 shares of common stock at a price of $1.88 per share. These warrants remain outstanding at March 31, 1995. The warrants expire five years from date of issuance and are exercisable any time within this term. The Company recorded interest expense of $80,750 attributable to the fair value of these warrants at the issuance date. The effective interest rate under these borrowings, including the stated interest of 12%, was approximately 38%.

          Certain stockholders of the Company are required by the Acquisition to vote their shares of common stock until June 1, 1998 for certain individuals as directors of the Company.


     10.  Common Stock Purchase Options:
          -----------------------------

          The Acquisition required that an option plan be established for certain individuals (the Founding Shareholders). The Acquisition contemplated an initial grant under such plan to purchase 95,000 shares of common stock at an exercise price of $1.88 per share. These options would vest 25% on each of the first, second, third and fourth anniversaries of the date of grant, provided that the vesting of options for employees would be contingent upon their continued employment by the Company, unless an employee were terminated without cause, and vesting of options granted to the former Chairman of the Board would be contingent upon his continued employment for two years from the Acquisition date. The Company has not formally adopted this plan and no options have been granted.

          In December 1993, the Company adopted a Stock Option Plan, which authorizes the Compensation/Stock Option Committee of the Board of Directors to grant to key employees and directors of the Company incentive or non-qualified stock options. Options to purchase up to 215,000 shares of common stock may be granted under the plan. The Compensation/Stock Option Committee determines the prices and terms at which options may be granted. Options may be exercisable in installments over the option period, but no options may be exercised before six months or after ten years from the date of grant.

          In connection with stock option agreements entered into in fiscal 1995 with two employees, the Company granted options under the above plan to acquire up to an aggregate of 125,000 shares of the Company's common stock at an exercise price of $3.25 per share which approximated fair market value at the date of grant. One third of the options become exercisable on each of the first, second and third anniversaries of the grant date. The options expire February 23, 2000.

     11.  Class B Senior, Non-Convertible, Redeemable Preferred Stock:
          -----------------------------------------------------------

          The Company's certificate of incorporation authorizes the issuance of 500 shares of Class B Senior, Non-Convertible, Redeemable Preferred Stock. The Class B senior, non-convertible, redeemable preferred stock (Class B preferred stock) was issued to Connecticut Innovation, Inc. in connection with the Development Agreement (see Note 13). The holder of Class B preferred stock is not entitled to receive dividends nor to vote upon any matter submitted to stockholders, except (i) as required by applicable law and (ii) the number of authorized or terms of Class B preferred stock may not be changed without the consent of the holders of all such shares.

          Each share of Class B preferred stock is required to be redeemed by the Company at a redemption price of $1,000 per share ($500,000 at March 31, 1995), to the extent there are legally available funds for such purpose, upon the first to occur of the following events: (i) September 4, 1995 (ii) a conveyance of all or substantially all of the capital stock or assets of the Company or (iii) a merger of the Company with or into another corporation (unless, upon consummation thereof, the existing holders of voting securities of the Company own directly or indirectly greater than 50% of the voting power to elect directors of the surviving or acquiring corporation). The Company is required to pay the redemption price in three equal installments due on the third, sixth and ninth month following the redemption event.
          If sufficient funds are not legally available to redeem all of the shares of Class B preferred stock then due to be redeemed, any and all unredeemed shares shall be carried forward and redeemed to the full extent the Company has funds legally available for such purpose.

          In the event of any liquidation, dissolution or winding up of the affairs of the Company, each share of Class B preferred stock has a preference of $1,000 per share ($500,000 at March 31, 1995) to any distribution of any of the assets or surplus funds of the Company to the holders of Class A voting convertible preferred stock, any class or series of preferred stock ranking junior to the Class B preferred stock, or the common stock of the Company.

          Due to the mandatory redemption features of these securities, they have been classified outside of stockholders' equity in the accompanying balance sheets.

     12.  Related Party Transactions:
          --------------------------

          At March 31, 1995 and 1994, the Company had accounts and notes receivable from an officer and certain stockholders totaling $92,939. These receivables are non-interest bearing (see Note 13).

          During the period from September 4, 1992 to March 31, 1993, a stockholder was repaid notes payable due him as of September 4, 1992 of $75,000. The Company also paid $1,039 in interest related to this borrowing.

          Prior to the Acquisition of the Company, two directors of the Company and a company owned by them had loaned $682,500 to the Company under bridge loan agreements. These amounts were converted into common and convertible preferred stock in connection with the Acquisition (see
          Note 1). Under the terms of these agreements, these parties were issued warrants to purchase 25,734 shares of common stock at $1.88 per share (see Note 9).

          During the year ended March 31, 1994, the Company borrowed $855,000 from two stockholders and directors of the Company under note agreements. These notes bear interest at 8% and are due on demand. These noteholders converted $400,000 of these amounts due from the Company to 80,000 units in connection with the public offering (see
          Note 9). Effective March 31, 1995, the remaining $455,000 principal plus accrued interest of $85,172, aggregating $540,172, was converted to 196,426 shares of common stock at a conversion rate of $2.75 per share. These individuals have also provided assets as collateral for the Company's $1,350,000 line of credit (see Note 7).

          During the year ended March 31, 1995, the Company borrowed $200,000 from two individuals and an affiliated entity who are stockholders of the Company. These notes bear interest at 8.5% and are due on April 30, 1995. These notes were convertible, at the creditors' option, at any time until the due date into 50,000 shares of the Company's common stock at a conversion price of $4.00 per share. In connection with the borrowings, the Company granted the creditors warrants to purchase up to an aggregate of 50,000 shares of common stock at $4.00 per share (see Note 9).

     13.  Commitments and Contingencies:
          -----------------------------

          Development Agreement -
          --------------------

          In October 1989, the Company entered into a Development Agreement (the Agreement) with Connecticut Innovations, Inc. (CII) (formerly the Connecticut Product Development Corporation) to develop certain products. Under the terms of the Agreement, CII agreed to reimburse the Company for 60% of the development costs of sponsored products. The Company was required to repay those reimbursements plus interest and to pay certain royalties to CII based upon sales or licenses of the sponsored products. Royalties expensed under this Agreement for the period April 1, 1992 through September 3, 1992 approximated $71,350.

          In August 1992, the Agreement referred to above was modified and the unpaid reimbursements and royalties which approximated $500,000 were converted into Class B preferred stock of the Company. Under the terms of the modified Agreement, the Company is also required to pay the following royalties to CII:

          .    Six percent (6%) of net sales of the sponsored products,
          .    One hundred percent (100%) of license fees, if any, with respect to the sponsored products, and
          .    Five percent (5%) of net sales of any licensee of the developed products.

          In September 1993, the Agreement was further modified such that a royalty of three percent would be required for the period through March 31, 1995 with a minimum quarterly payment of $27,000.

          The above royalties will be paid until total royalties and redemptions under the Class B Senior, Non-Convertible, Redeemable Preferred Stock of $903,000 are paid. Thereafter, for a period of five years, a royalty of one percent (1%) will be paid. Payment of 50% of royalties earned for the period September 1, 1992 to March 31, 1993 are deferred until total royalties of $903,000 are paid. Interest on the unpaid balance is paid quarterly at an interest rate of 12%. Total royalty expense for the years ended March 31, 1995 and 1994 and the period September 4, 1992 to March 31, 1993 was $130,528, $126,397 and
          $91,269, respectively.

          Contingencies -
          -------------

          The Company is currently involved in a lawsuit with an individual hired on a consultant basis for investment banking services. The individual claims the Company owes him approximately $310,000 for his services. Management believes this amount is in excess of what is due and has accrued its estimate of amounts due. Management believes that settlement of this matter will not have a material adverse effect on the Company's financial position or results of operations.

          A former employee has asserted a claim for damages totaling $300,000 as a result of breach of an alleged agreement as a result of his demotion and reassignment. Subsequent to becoming aware of the potential that this claim might be asserted, the Company terminated this individual's employment. Management believes that the claim is without merit and settlement of the claim will not have a material adverse effect on the Company's financial position or results of operations.

          The Company is a party to various other legal proceedings arising in the ordinary course of business which management believes, after consultation with legal counsel, will not have a material adverse effect on the Company's financial position or future operating results.

          Other commitments -
          -----------------

          The Company has entered into a termination and non-competition agreement with an individual which extends through September 1996. Under the terms of this agreement, the Company is required to pay approximately $12,500 monthly through September 1996.

          In connection with the Acquisition, the Company has entered into a royalty agreement with certain stockholders whereby the Company will pay an amount equal to 1% of all the Company's sales (as defined) commencing on the date of a public offering of the Company's common stock. An additional royalty of .5% will be paid on all the Company's sales provided that the payment of additional royalties does not reduce the Company's after-tax profits below 9% of sales for the period. The Company's obligations under this agreement terminate upon the payment of royalties aggregating $12,000,000.
          A certain stockholder elected to have his royalty rights deferred until January 1995. In exchange for this deferral, the Company may only collect on an outstanding note receivable of $69,939 by offsetting royalties due to the stockholder. For the period subsequent to the Company's public offering, royalties accrued under this agreement totaled $18,442. Had this royalty agreement been in effect for the year ended March 31, 1993 and the full year ended March 31, 1994, royalty expenses, on a pro forma basis, would have increased by approximately $67,950 and $49,500, respectively.

          Leases -
          ------

          The Company leases its office and manufacturing facility under an operating lease which provided for monthly rental of $21,000 through March 1994. The Company is in the process of negotiating a new lease and is currently leasing the facility on a monthly basis.
          Under this agreement, the Company is responsible for paying all operating costs, property taxes and repairs and maintenance. The Company also leases certain manufacturing and office equipment and automobiles under operating lease agreements which expired at various dates through fiscal year 1995. Lease expense for the years ended March 31, 1995 and 1994, the period September 4, 1992 to March 31, 1993 and the period April 1, 1992 to September 3, 1992 totaled approximately $292,000, $260,000, $118,000 and $52,000, respectively.
          There is no commitment to future minimum rental payments subsequent to March 31, 1995.


     14.  Employee Benefit Plans:
          ----------------------

          The Company adopted a defined contribution benefit plan (the Plan) covering substantially all employees of the Company. The Plan is intended to comply with Section 401(k) of the Internal Revenue Code. Each year eligible participants may elect to make salary reduction contributions on their behalf up to a maximum of the lesser of 15% of compensation or the annual maximum established by the Internal Revenue Service. Participants may also make voluntary after-tax contributions to the Plan. The Company does not make contributions to the Plan but does pay certain expenses of the Plan.

     15.  Significant Customers and Business Concentration:
          ------------------------------------------------

          Due to the nature of the Company's products, a significant portion of the Company's revenues in all periods are derived from a few customers. The majority of the Company's customers are property and casualty insurance companies. During the year ended March 31, 1993 (which includes both the periods prior to and after the Acquisition), sales to three customers accounted for 12.1%, 11.7% and 10.1% of net sales. During the year ended March 31, 1994, sales to one customer accounted for 12.2% of net sales. During the year ended March 31, 1995, sales to two customers accounted for 10.8% and 10.4% of net sales.

                             GUNTHER INTERNATIONAL, LTD.
                             ---------------------------
                                    BALANCE SHEETS
                                    --------------
                                        ASSETS


                                                          December 31,
                                                              1995
                                                           (UNAUDITED)
     CURRENT ASSETS:
     UNRESTRICTED CASH AND SHORT-TERM INVESTMENTS            $161,632
     RESTRICTED CASH AND SHORT-TERM INVESTMENTS               300,000
     ACCOUNTS RECEIVABLE                                    1,240,663
     COSTS AND ESTIMATED EARNINGS IN EXCESS OF
        BILLINGS ON UNCOMPLETED CONTRACTS                     769,191
     INVENTORIES                                            1,375,379
     PREPAID EXPENSES                                         104,220

     TOTAL CURRENT ASSETS                                   3,951,085
                                                          -----------


     LONG-TERM ASSETS:
     PROPERTY AND EQUIPMENT:
        MACHINERY AND EQUIPMENT                               727,582
        FURNITURE AND FIXTURES                                113,844
        LEASEHOLD IMPROVEMENTS                                 66,326

                                                              907,752
                                                           ----------

     LESS-ACCUMULATED DEPRECIATION AND AMORTIZATION           267,349
                                                           ----------

     NET PROPERTY AND EQUIPMENT                               640,403
                                                           ----------
     OTHER ASSETS:
        EXCESS OF COST OVER FAIR VALUE OF NET ASSETS
           ACQUIRED, NET OF ACCUMULATED AMORTIZATION
           OF $744,928 AND $577,319 AT DECEMBER 31 AND
           MARCH 31, 1995 RESPECTIVELY                      3,724,641
        DEFERRED PREPRODUCTION COSTS                          191,517
        ACCOUNT AND NOTE RECEIVABLE FROM STOCKHOLDERS          92,939
        INVESTMENT, AT LOWER OF COST OR MARKET                 30,000
                                                           ----------
     TOTAL OTHER ASSETS                                     4,039,097
                                                           ----------

     TOTAL LONG-TERM ASSETS                                 4,679,500
                                                           ----------

     TOTAL ASSETS                                          $8,630,585
                                                           ==========

                    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF
                              THESE FINANCIAL STATEMENTS

                             GUNTHER INTERNATIONAL, LTD.
                              --------------------------
                                    BALANCE SHEETS
                                    --------------

                         LIABILITIES AND STOCKHOLDERS  EQUITY


                                                          December 31,
                                                              1995
                                                           (UNAUDITED)
     CURRENT LIABILITIES:
        ACCOUNTS PAYABLE                                   $2,006,741
        ACCRUED EXPENSES                                      526,773
        NOTE PAYABLE AND CURRENT MATURITIES OF
           LONG-TERM DEBT                                     320,028
        NOTE PAYABLE TO STOCKHOLDERS                          100,000
        BILLINGS IN EXCESS OF COSTS AND ESTIMATED
           EARNINGS ON UNCOMPLETED CONTRACTS                  388,505
        DEFERRED SERVICE CONTRACT REVENUE                   1,400,041
                                                            ---------

     TOTAL CURRENT LIABILITIES                              4,742,088
                                                            ---------
     LONG-TERM LIABILITIES:
        LONG-TERM DEBT, LESS CURRENT MATURITIES             2,261,408
        CLASS B SENIOR, NON-CONVERTIBLE, REDEEMABLE
           PREFERRED STOCK, $.001 PAR VALUE; 500 SHARES
           AUTHORIZED, ISSUED AND OUTSTANDING                       0
        CONVERTIBLE NOTES PAYABLE                                   0

     TOTAL LONG-TERM LIABILITIES                            2,261,408
                                                            ---------

     TOTAL LIABILITIES                                      7,003,496
                                                            ---------

     STOCKHOLDERS' EQUITY:
        PREFERRED STOCK, $.001 PAR VALUE, 500,000 SHARES
           AUTHORIZED, NO SHARES ISSUED OR OUTSTANDING              0
        COMMON STOCK, $.001 PAR VALUE, AUTHORIZED
           16,000,000 SHARES IN 1995, ISSUED AND OUTSTANDING
           4,108,269 AND 3,596,275 AT DECEMBER 31, AND
           MARCH 31, 1995, RESPECTIVELY                         4,108
        SERIES B COMMON STOCK, $.001 PAR VALUE, 500
           SHARES AUTHORIZED, ISSUED AND OUTSTANDING AT
           DECEMBER 31, AND MARCH 31, 1995                          1
        ADDITIONAL PAID IN CAPITAL                         10,888,469
        ACCUMULATED DEFICIT                                (9,265,489)
                                                           -----------

     TOTAL STOCKHOLDERS' EQUITY                             1,627,089
                                                           ----------

     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY            $8,630,585
                                                           ==========


                    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF
                              THESE FINANCIAL STATEMENTS

                             GUNTHER INTERNATIONAL, LTD.
                              --------------------------
                            UNAUDITED STATEMENTS OF INCOME
                            ------------------------------

                                       NINE MONTHS ENDED
                                DECEMBER 31,         DECEMBER 31,
                                ------------         ------------
                                    1995                 1994
                                    ----                 ----
     SALES:
        SYSTEMS                $6,626,006             $4,997,375

        MAINTENANCE             2,672,067              2,087,892
                               ----------             ----------
     TOTAL SALES                9,298,073              7,085,267
                               ----------             ----------
     COST OF SALES:
        SYSTEMS                 3,978,768              3,170,890

        MAINTENANCE             1,958,981              1,723,975
                               ----------             ----------
     TOTAL COST OF SALES        5,937,749              4,894,865
                               ----------             ----------
     GROSS PROFIT               3,360,324              2,190,402
                               ----------             ----------
     OPERATING EXPENSES:
       SELLING AND
       ADMINISTRATIVE           3,940,667              4,645,456

        RESEARCH AND
          DEVELOPMENT             150,045                168,839
                                ---------             ----------
     TOTAL OPERATING
       EXPENSES                 4,090,712              4,814,295
                                ---------             ----------
     OPERATING LOSS              (730,388)            (2,623,893)
                                ---------             ----------
     OTHER EXPENSES:

        INTEREST EXPENSE,
          NET                     156,858                 99,907

        DEBT CONVERSION
          EXPENSE                       0                 99,998
                                ---------              ---------
     NET LOSS                   ($887,246)           ($2,823,798)
                               ===========            ==========

     LOSS PER SHARE                ($0.23)               ($0.84)

     WEIGHTED AVERAGE SHARES
        OUTSTANDING             3,825,820             3,377,740


                    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF
                              THESE FINANCIAL STATEMENTS

                             GUNTHER INTERNATIONAL, LTD.
                             ---------------------------
                          UNAUDITED STATEMENTS OF CASH FLOWS
                          ----------------------------------

                                           NINE MONTHS ENDED
                                   DECEMBER 31,        DECEMBER 31,
                                   ------------        ------------
                                      1995                1994
                                      ----                ----

     CASHFLOWS FROM
     OPERATING ACTIVITIES:
     NET LOSS                     ($887,246)           ($2,823,798)
                                  ----------            ----------
     ADJUSTMENTS TO
     RECONCILE NET LOSS TO
     NET CASH USED BY
     OPERATING ACTIVITIES:
     DEPRECIATION AND
       AMORTIZATION                 236,349                235,109
     DEBT CONVERSION
       EXPENSE                            0                 99,998
     (INCREASE) IN
       ACCOUNTS RECEIVABLE         (599,266)              (366,570)
     (INCREASE) DECREASE
       IN INVENTORIES               440,508               (353,745)
     (INCREASE) DECREASE
       IN PREPAID EXPENSES
       AND OTHER ASSETS             (35,300)                73,716
     INCREASE (DECREASE)
       IN ACCOUNTS PAYABLE          219,400                428,760
     INCREASE (DECREASE)
       IN ACCRUED EXPENSES          179,328                231,539
     INCREASE (DECREASE)
       IN DEFERRED SERVICE
       CONTRACT REVENUE             223,236                (54,672)
     INCREASE (DECREASE)
       IN BILLINGS IN EXCESS
       OF COSTS AND ESTIMATED
       EARNINGS ON
       UNCOMPLETED CONTRACTS,
       NET                         (838,952)               370,461
                                   ---------             ---------
     NET CASH USED BY
     OPERATING ACTIVITIES        (1,061,943)            (2,159,202)
                                 -----------            -----------
     CASHFLOWS FROM
       INVESTING ACTIVITIES:
     PURCHASE OF
       PROPERTY AND EQUIPMENT      (171,438)               (94,522)
                                   ---------            -----------
     NET CASH USED BY
       INVESTING ACTIVITIES        (171,438)               (94,522)
                                   ---------            -----------
     CASHFLOWS FROM
       FINANCING ACTIVITIES:
     PROCEEDS FROM NOTES
       PAYABLE AND
       LONG-TERM DEBT               868,336                822,029
     REPAYMENT OF NOTES
       PAYABLE AND
       LONG-TERM DEBT              (781,919)               (13,076)
     ISSUANCE OF
       COMMON STOCK               1,000,000                      0
                                  ---------                --------
     NET CASH PROVIDED
       (USED) BY
       FINANCING ACTIVITIES       1,086,417                808,953
                                  ---------               --------
     NET INCREASE (DECREASE)
       IN UNRESTRICTED
       CASH AND SHORT-TERM
       INVESTMENTS                 (146,964)            (1,444,771)
                                   ---------            -----------
     UNRESTRICTED CASH AND
       SHORT-TERM
       INVESTMENTS AT BEGINNING
       OF PERIOD                    308,596              2,225,758
     UNRESTRICTED CASH AND
       SHORT-TERM
       INVESTMENTS AT END
       OF PERIOD                   $161,632               $780,987
                                   ========               ========

     SUPPLEMENTAL DISCLOSURE OF
       CASHFLOW INFORMATION:
     CONVERSION OF NOTES PAYABLE FOR
     COMMON STOCK                  $611,903               $400,000
     CANCELLATION OF
       PREFERRED STOCK             $500,000                      0


          The Company paid $0 and $0 for income taxes and $39,761 and $18,415 for interest expense for the three month periods ended December 31, 1995 and 1994 respectively. The Company paid $0 and $12,700 for income taxes and $126,576 and $43,355 for interest expense for the nine month period ended December 31, 1995 and 1994 respectively.

      THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS

                             GUNTHER INTERNATIONAL, LTD.
                             ---------------------------

                       NOTES TO CONDENSED FINANCIAL STATEMENTS

     (1)  MANAGEMENT REPRESENTATION:   In the opinion of management, the
     accompanying unaudited interim financial statements have been prepared in accordance with generally accepted accounting principles and contain all adjustments (consisting of only normal recurring accruals) necessary to present fairly the financial position and the results of operations for the interim periods. These financial statements should be read in conjunction with the financial statements and related notes included in the Company s Annual Report on Form 10-KSB for the fiscal year ended March 31, 1995. The results of operations for the interim period are not necessarily indicative of results to be expected for the full year.

     (2) PER SHARE DATA: Earnings per common share are based on the weighted average number of shares of common stock outstanding during each period.

     (3) SELLING AND ADMINISTRATIVE: Selling and administrative expenses decreased to 40% from 70% as a percentage of net sales for the three month period ended December 31, 1995 compared to the same period one year ago. Selling and administrative expenses decreased to 42% from 66% as a percentage of net sales for the nine month period ended December
     31, 1995 compared to the same period one year ago. For the three month period, 10% of the 30% reduction in selling and administrative expenses was due to changing the estimate of royalty expenses due to Connecticut Innovations Inc. (CII). For the nine month period, 3% of the 24% decline was due to the same change in estimate. The change in estimate equaled $301,425, and was due to an Amendment and Restatement of a certain development agreement which has been discussed in prior filings of the Registrant.

     NO DEALER, SALESMAN OR ANY            ===============================
     OTHER PERSON HAS BEEN
     AUTHORIZED TO GIVE ANY
     INFORMATION OR TO MAKE ANY
     REPRESENTATIONS NOT CONTAINED
     IN THIS PROSPECTUS, AND, IF
     GIVEN OR MADE, SUCH INFORMATION
     OR REPRESENTATION MUST NOT
     BE RELIED UPON AS HAVING
     BEEN AUTHORIZED BY THE COMPANY.
     THIS PROSPECTUS DOES NOT
     CONSTITUTE AN OFFER OF ANY
     SECURITIES OTHER THAN THOSE
     TO WHICH IT RELATES OR AN
     OFFER TO SELL, OR A SOLICITATION
     OF AN OFFER TO BUY, TO ANY
     PERSON IN ANY JURISDICTION WHERE
     SUCH AN OFFER OR SOLICITATION
     WOULD BE UNLAWFUL.  NEITHER THE
     DELIVERY OF THIS PROSPECTUS NOR ANY
     SALE MADE HEREUNDER SHALL, UNDER                  358,335 Shares
     ANY CIRCUMSTANCES, CREATE
     ANY IMPLICATION THAT THE                   GUNTHER INTERNATIONAL, LTD
     INFORMATION CONTAINED HEREIN IS
     CORRECT AS OF ANY TIME SUBSEQUENT
     TO THE DATE HEREOF.


     TABLE OF CONTENTS
                                        Page

     Available Information. . . . . . . . . . .2
     Prospectus Summary. . . . . . . . . . . . 3
     The Company. . . . . . . . . . . . . . . .3
     Risk Factors  . . . . . . . . . . . . . . 8
     Dilution . . . . . . . . . . . . . . . . 14
     Use of Proceeds . . . . . . . . . . . . .14
     Dividend Policy . . . . . . . . . . . . .14
     Capitalization . . . . . . . . . . . . . 15
     Management's Discussion and
       Analysis of Results
       of Operations and Financial
       Condition  . . . . . . . . . . . . . . 18
     Business . . . . . . . . . . . . . . . . 25    ---------------------------
     Management  . . . . . . . . . . . . . . .36             PROSPECTUS
     Certain Transactions . . . . . . . . . . 40    ---------------------------
     Principal and Selling Shareholders . . . 44
     Description of Securities  . . . . . . . 46
     Shares of Common Stock Eligible
      for Future Sale . . . . . . . . . . . . 49
     Legal Matters . . . . . . . . . . . . . .50
     Experts . . . . . . . . . . . . . . . . .50

     Index to Financial Statements. . . . . . F-1


     Until ____________, 1996 (25 days after
     the date of this Prospectus) all dealers
     effecting transactions in the Common
     Stock whether or not participating in
     this distribution, may be required to
     deliver a Prospectus.  This is in
     addition to the obligations of dealers
     to deliver a Prospectus when acting as
     underwriters and with respect to their
     unsold allotments or subscriptions.
                                                            -------------, 1996
                                                        =======================

                                       PART II

                        INFORMATION NOT REQUIRED IN PROSPECTUS

     ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


          The following table sets forth the expenses expected to be incurred in connection with the Offering described in this Registration Statement. All amounts are estimated except the Registration Fee.


          Registration fee . . . . . . . . . . . . . . . . .  . . . .   $704.32
          Accounting fees and expenses . . . . . . . . . . .  . . . .         *
          Legal fees and expenses  . . . . . . . . . . . . .  . . . . 5,000,000
          Blue Sky fees and expenses . . . . . . . . . . . .  . . . . 2,500,000
          Miscellaneous  . . . . . . . . . . . . . . . . . .  . . . .         *
                                                                     ----------
               Total . . . . . . . . . . . . . . . . . . . .  . .  $-----------

     ---------------





          All of the above expenses of this Offering will be paid by the Company.

     ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          The Restated Certificate of Incorporation of the Company provides that the Company shall indemnify to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Law") any person whom it may indemnify thereunder. The Amended and Restated By-laws of the Company provide that indemnification shall be made by the Company only upon a determination that indemnification is proper in the circumstances because the individual met the applicable standard of conduct. Advances for such indemnification may be made pending such determination upon receipt of an undertaking by the director or officer to repay all amounts so advanced in the event that it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Company. In addition, the Certificate of Incorporation provides for the limitation to the extent permitted by the Delaware Law of personal liability of directors to the Company and its stockholders for monetary damages for breach of fiduciary duty as directors of the Company.

     ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

          The Company issued notes in the aggregate principal amount of $1,007,500 (the "Bridge Notes") to eight investors between April and August 1992. Pursuant to the Recapitalization Agreement, dated as of September 4, 1992, among the Company, Park Investment Partners, Inc. ("Park"), William
     H. Gunther, Jr., Joseph E. Lamborghini, William H. Gunther III, Christine
     E. Gunther, Susan G. Hotkowski and Rufus V. Smith, the Company issued (i) 1,115,000 shares of Common Stock to Park in consideration for $582,500, paid by the cancellation of notes from the Company in that principal amount held by Park or its stockholders, representing a portion of the Bridge Notes, (ii) warrants to purchase 43,067 shares of Common Stock at an exercise price of $1.88 per share (the number of shares and exercise price subject, in certain events, to adjustment, including to protect against dilution) to holders of Bridge Notes and (iii) 2,366,657 shares of Class A Convertible Preferred Stock at a price of $.75 per share to 27 investors, paid in cash or by the cancellation of Bridge Notes. In addition, for purposes of adjusting the capitalization of the Company to conform to the requirements set forth in the Recapitalization Agreement, the Company issued Park 95,000 additional shares of Common Stock in March 1993.

          Between October 1992 and March 1993, the Company issued 949,260 shares of Class A Preferred Stock at a price of $.75 per share to 12 investors.

          Effective March, 31, 1995, the Company issued an aggregate of 196,426 shares of Common Stock in conversion of $455,000 of the notes outstanding, plus accrued and unpaid interest, to Messrs. Geneen and Newman.

          In August, 1995, the Company issued an aggregate of 333,335 shares of Common Stock to 10 private investors at a price of $3.00 per share.

          Pursuant to agreements effective December 31, 1995, the Company issued an aggregate of 197,856 shares of Common Stock to two creditors of the Company in conversion of outstanding notes at a price of $3.42 per share.

          On February 12, 1996, the Company issued 25,000 shares of Common Stock in conversion of a $100,000 outstanding note to Amnon and Caren Barness.

          The Company issued all of the foregoing securities in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended, contained in Section 4(2) thereof. The Company did not pay any commissions or discounts in connection with such sales.

     ITEM 16.     EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

          (a)  Exhibits

         Exhibit No.                           Description of Exhibit
        ------------                           ---------------------

        *3 (i)(a)        Restated Certificate of Incorporation of the Company.

        *3 (i)(b)        Restated Certificate of Incorporation of the Company,
                         as amended.

        *3 (ii)          Amended and Restated By-Laws of the Company

        *4 (a)           Form of Warrant Agreement.

        *4 (b)           Form of Underwriters' Warrants.

        *5               Opinion of Reid & Priest LLP

       * 10(a)           Recapitalization Agreement dated September 4, 1992.

       * 10(b)(i)        Lease, dated as of May 1, 1990, between the Company and
                         Carl G. and Shirley M. Sontheimer.

       * 10(b)(ii)       Lease Modification and Extension Agreement,
                         dated as of October 1, 1992, between the Company and Carl D. and Shirley M.
                         Sontheimer.

       * 10(c) Promissory Note of the Company, dated September 7, 1992, to Carl G. Sontheimer and Shirley M. Sontheimer in the amount of $138,280.

       * 10(d) Demand Promissory Note of William H. Gunther, Jr., dated August 13, 1992, to the Company, in the amount of $28,790.33.

       * 10(e) Demand Promissory Note of William H. Gunther, Jr., dated August 13, 1992, to the Company, in the amount of $41,000.

       * 10(f) Employment Agreement, dated September 4, 1992, between the Company and William H. Gunther, Jr.

       * 10(g) Employment Agreement, dated December 10, 1992, between the Company and Joseph E. Lamborghini.

       * 10(h) Stock Subscription Warrant, issued September 4, 1992, entitling Park Investment Partners, Inc. to purchase 102,000 shares of the Company's Common Stock at $0.375 per share (the "Warrant Price").

       * 10(i) Stock Subscription Warrant, issued September 4, 1992, entitling Gerald H. Newman to purchase 13,333 shares of the Company's Common Stock at the Warrant Price.

       * 10(j) Stock Subscription Warrant, issued September 4, 1992, entitling Joyce D. Flaschen to purchase 13,333 shares of the Company's Common Stock at the Warrant Price.

       * 10(k) Stock Subscription Warrant, issued September 4, 1992, entitling Harold S. Geneen to purchase 13,333 shares of the Company's Common Stock at the Warrant Price.

       * 10(l) Stock Subscription Warrant, issued September 4, 1992, entitling Howard Alper to purchase 26,667 shares of the Company's Common Stock at the Warrant Price.

       * 10(m) Stock Subscription Warrant, issued September 4, 1992, entitling Mark Fisher to purchase 6,667 shares of the Company's Common Stock at the Warrant Price.

       * 10(n) Stock Subscription Warrant, issued September 4, 1992, entitling Caren Barness to purchase 13,333 shares of the Company's Common Stock at the Warrant Price.

       * 10(o) Stock Subscription Warrant, issued September 4, 1992, entitling Guy W. Fiske to purchase 26,667 shares of the Company's Common Stock at the Warrant Price.

       * 10(p) Deferred Payment Agreement, dated September 3, 1992, between the Company and Joseph E. Lamborghini.

       * 10(q) Deferred Payment Agreement, dated September 3, 1992, between the Company and James Grover.

       * 10(r) Deferred Payment Agreement, dated September 3, 1992, between the Company and Edgar F. Beaver.

       * 10(s) Royalty Agreement, dated September 3, 1992, between the Company and William H. Gunther, Jr.

       * 10(t) Royalty Agreement, dated September 3, 1992, between the Company and William H. Gunther III.

       * 10(u) Royalty Agreement, dated September 3, 1992, between the Company and Joseph E. Lamborghini.

       * 10(v) Royalty Agreement, dated September 3, 1992, between the Company and Rufus V. Smith.

       * 10(w) Royalty Agreement, dated September 3, 1992, between the Company and Christine E. Gunther.

       * 10(x) Royalty Agreement, dated September 3, 1992, between the Company and Susan G. Hotkowski.

       * 10(y) Development Agreement, effective November 16, 1989, between the Company and CII.

       * 10(z) Modification and Termination Agreement, dated August 31, 1992, between the Company and CII.

       * 10(aa) Modification Agreement, dated September 30, 1993, between the Company and CII.

       * 10(bb) Agreement Regarding Redemption of Class B Senior Non-Convertible Preferred Stock of Company, dated September 30, 1993.

       * 10(cc) Collateral Assignment and Security Agreement, dated June 5, 1992, between the Company and CII.

       * 10(dd) Security Agreements, dated April 9, 1987, between the Company and CII.

       * 10(ee) Letter Agreement, dated September 1, 1992, between the Company and DataCard.

       * 10(ff) Promissory Note of the Company, dated September, 1992, to DataCard, in the amount of $426,501.99.

       * 10(gg) Third Party Product Service Agreement, dated October 13, 1992, between the Company and DataCard.

       * 10(hh) Agreement, dated August 29, 1991, between the Company and Standard Duplicating Machines Corporation.

       * 10(ii) Promissory Note of the Company, dated February 18, 1992, to Park Investment Partners, Inc., in the amount of $200,000.

       * 10(jj) Promissory Note of the Company, dated April 2, 1992, to Joyce Flaschen, in the amount of $50,000.

       * 10(kk) Promissory Note of the Company, dated April 2, 1992, to Howard S. Geneen, in the amount of $50,000.

       * 10(ll) Promissory Note of the Company, dated April 2, 1992, to Gerald H. Newman, in the amount of $50,000.

       * 10(mm) Promissory Note of the Company, dated April 2, 1992, to Howard Alper, in the amount of $100,000.

       * 10(nn) Promissory Note of the Company, dated April 3, 1992, to Mark Fisher, in the amount of $25,000.

       * 10(oo) Promissory Note of the Company, dated April 10, 1992, to Amnon Barness, in the amount of $50,000.

       * 10(pp) Promissory Note of the Company, dated May 20, 1992, to Gerald H. Newman, in the amount of $25,000.

       * 10(qq) Promissory Note of the Company, dated May 20, 1992, to Harold S. Geneen, in the amount of $25,000.

       * 10(rr) Promissory Note of the Company, dated June 18, 1992, to Guy W. Fiske, in the amount of $100,000.

       * 10(ss) Promissory Note of the Company, dated June 26, 1992, to Gerald H. Newman, in the amount of $15,000.

       * 10(tt) Promissory Note of the Company, dated July 2, 1992, to Gerald H. Newman, in the amount of $17,500.

       * 10(uu) Promissory Note of the Company, dated July 2, 1992, to Harold S. Geneen, in the amount of $17,500.

       * 10(vv) Promissory Note of the Company, dated July 22, 1992, to Gerald H. Newman, in the amount of $50,000.

       * 10(ww) Promissory Note of the Company, dated July 22, 1992, to Harold S. Geneen, in the amount of $50,000.

       * 10(xx) Promissory Note of the Company, dated July 30, 1992, to Harold S. Geneen, in the amount of $35,000.

       * 10(yy) Promissory Note of the Company, dated August 6, 1992, to Gerald H. Newman, in the amount of $35,000.

       * 10(zz) Promissory Note of the Company, dated August 17, 1992, to Steward Flaschen, in the amount of $127,500.

       * 10(aaa)         Promissory Note of the Company, dated April 22, 1993,
                         to Harold S. Geneen, in the amount of $75,000.

       * 10(bbb)         Promissory Note of the Company, dated May 6, 1993, to
                         Harold S. Geneen, in the amount of $50,000.

       * 10(ccc)         Promissory Note of the Company, dated May 6, 1993, to
                         Gerald H. Newman, in the amount of $50,000.

       * 10(ddd)         Promissory Note of the Company, dated May 13, 1993, to
                         Gerald H. Newman, in the amount of $35,000.

       * 10(eee)         Promissory Note of the Company, dated May 13, 1993, to
                         Harold S. Geneen, in the amount of $35,000.

       * 10(fff)         Promissory Note of the Company, dated May 21, 1993, to
                         Harold S. Geneen, in the amount of $100,000.

       * 10(ggg)         Promissory Note of the Company, dated May 27, 1993, to
                         Harold S. Geneen, in the amount of $100,000.

       * 10(hhh)         Promissory Note of the Company, dated June 2, 1993, to
                         Harold S. Geneen, in the amount of $250,000.

       * 10(iii)         Promissory Note of the Company, dated July 8, 1993, to
                         Harold S. Geneen, in the amount of $60,000.

       * 10(jjj)         Promissory Note of the Company, dated July 29, 1993, to
                         Harold S. Geneen, in the amount of $100,000.

       * 10(kkk)         Form of Employee Stock Option Plan.

       * 10(lll)         Form of Founders Stock Option Plan.

       * 10(mmm)         Agreement, dated February 14, 1992, between the Company
                         and Edgar F. Beaver and James Grover.

       * 10(nnn)         Agreement, dated as of August 31, 1992 between the
                         Company and James Grover.

       * 10(ooo)         Promissory Note of the Company, dated September 4,
                         1992, to James Grover, in the amount of $498,450.09.

       * 10(ppp)         Waiver, dated September 30, 1993, between James Grover
                         and the Company.

       * 10(qqq)         Agreement as of August 31, 1992 between the Company and
                         Edgar F. Beaver.

       * 10(rrr)         Promissory Note of the Company, dated September 4,
                         1992, to Edgar F. Beaver, in the amount of $171,356.98.

       * 10(sss)         Waiver, dated September 30, 1993, between Edgar F.
                         Beaver and the Company.

       * 10(ttt)         Security Agreement, dated July 30, 1993, between the
                         Company and Fleet Bank.

       * 10(uuu)         Promissory Note of the Company, dated October 20, 1993,
                         to Mark Fisher in the amount of $200,000.

       * 10(vvv)         Warrant, dated October 20, 1993, to purchase 40,000
                         shares of Common Stock.

       * 10(www)         Promissory Note of the Company, dated November 1, 1993,
                         to Fleet Bank.

       * 10(xxx)         Form of Financial Consulting Agreement.

       * 10(yyy)         Promissory Note of the Company, dated
                         December 1, 1993, to Michael Jesselson in the amount of $200,000.

       * 10(zzz)         Warrant, dated December 1, 1993, to
                         purchase 40,000 shares of Common Stock.

       * 10(aaaa)        Non-exclusive License Agreement between the
                         Company and Bell & Howell

       * 10(bbbb)        Memorandum Agreement dated as of March 30,
                         1992 between the Company, Ascom Holding,
                         Inc. and Ascorn Auteka, AG.

       * 10(cccc)        Agreement dated as of June 25, 1992 between
                         the Company, Ascom Holding, Inc. and Ascom
                         Auteka, AG.

         10(dddd) Commercial Revolving Promissory Note of the Company, dated December 29, 1993, to Fleet Bank (filed as
                         Exhibit 10.60 on the Company's annual report on Form 10-KSB for its fiscal year ended March 31, 1994 and incorporated herein by reference).

         10(eeee) Promissory note of William H. Gunther, Jr. dated December 10, 1993, to the Company in the amount of $69,790.33 (filed as Exhibit 10.61 on the Company's annual report on Form 10-KSB for its fiscal year ended March 31, 1994 and incorporated herein by reference).

         10(ffff) Letter Agreement, dated May 18, 1994, between Mark Fisher and the Company modifying the terms of the Company's outstanding Promissory Note to Mr. Fisher and related warrants, together with a letter, dated May 27, 1994, from Mr. Fisher notifying the Company of his election to convert the outstanding principal amount of such Note into shares of Common Stock (filed as Exhibit
                         10.62 on the Company's annual report on Form 10-KSB for its fiscal year ended March 31, 1994 and incorporated herein by reference).

         10(gggg)        Letter Agreement, dated May 18, 1994, between Michael
                         G. Jesselson and the Company modifying the terms of the Company's outstanding Promissory Note to Mr. Jesselson and related warrants, together with a letter, dated May 27, 1994, from Mr. Jesselson notifying the Company of his election to convert the outstanding principal amount of such Note into shares of Common Stock (filed as Exhibit 10.63 on the Company's annual report on Form 10-KSB for its fiscal year ended March 31, 1994 and incorporated herein by reference).

         10(hhhh) Letter dated April 10, 1995 from Harold S. Geneen to the Company.

         10(iiii) Letter dated April 10, 1995 from Gerald H. Newman to the Company.

         10(jjjj) First Amendment to the Third Party Product Service Agreement, dated July 2, 1993, between the Company and DataCard (filed as Exhibit 10.31 on the Company's annual report on Form 10-KSB for its fiscal year ended March 31, 1995 and incorporated herein by reference).

         10(kkkk) Second Amendment to the Third Party Product Service Agreement, dated February 17, 1994, between the Company and DataCard (filed as Exhibit 10.32 on the Company's annual report on Form 10-KSB for its fiscal year ended March 31, 1995 and incorporated herein by reference).

         10(llll)        Extension Agreement, dated June 20, 1995, between James
                         R. Grover and the Company (filed as Exhibit 10.41 on the Company's annual report on Form 10-KSB for its fiscal year ended March 31, 1995 and incorporated herein by reference).

         10(mmmm)        Extension Agreement, dated June 20, 1995, between Edgar
                         F. Beaver and the Company (filed as Exhibit 10.46 on the Company's annual report on Form 10-KSB for its fiscal year ended March 31, 1995 and incorporated herein by reference).

         10(nnnn) Warrant, dated October 20, 1993, to purchase 13,333 shares of Common Stock issued to Mark Fisher (filed as Exhibit 10.49 on the Company's annual report on Form 10-KSB for its fiscal year ended March 31, 1995 and incorporated herein by reference).

         10(oooo) Warrant, dated December 1, 1993, to purchase 10,000 shares of Common Stock issued to Michael Jesselson and Linda Jesselson Trustees UIT 3/27/84 FOB Samuel Joseph Jesselson (filed as Exhibit 10.51 on the Company's annual report on Form 10-KSB for its fiscal year ended March 31, 1995 and incorporated herein by reference).

         10(pppp) Warrant, dated December 1, 1993, to purchase 10,000 shares of Common Stock issued to Michael Jesselson and Linda Jesselson Trustees UIT 3/27/84 FOB Roni Aron Jesselson (filed as Exhibit 10.52 on the Company's annual report on Form 10-KSB for its fiscal year ended March 31, 1995 and incorporated herein by reference).

         10(qqqq) Warrant, dated December 1, 1993, to purchase 10,000 shares of Common Stock issued to Michael Jesselson and Linda Jesselson Trustees UIT 3/27/84 FOB Jonathan Judah Jesselson (filed as Exhibit 10.53 on the Company's annual report on Form 10-KSB for its fiscal year ended March 31, 1995 and incorporated herein by reference).

         10(rrrr) Warrant, dated January 12, 1995, to purchase 10,000 shares of Common Stock issued to Michael Jesselson and Linda Jesselson Trustees UIT 3/27/84 FOB Maya Ariel Ruth Jesselson (filed as Exhibit 10.54 on the Company's annual report on Form 10-KSB for its fiscal year ended March 31, 1995 and incorporated herein by reference).

         10(ssss) Warrant, dated January 12, 1995, to purchase 13,333 shares of Common Stock issued to Michael Jesselson and Linda Jesselson Trustees UIT 3/27/84 FOB Maya Ariel Ruth Jesselson (filed as Exhibit 10.55 on the Company's annual report on Form 10-KSB for its fiscal year ended March 31, 1995 and incorporated herein by reference).

         10(tttt) Commercial Revolving Promissory Note of the Company in the amount of $300,000, dated March 29, 1995, to Fleet Bank (filed as Exhibit 10.59 on the Company's annual report on Form 10-KSB for its fiscal year ended March 31, 1995 and incorporated herein by reference).

         10(uuuu) Revolving Credit Note of the Company in the amount of $1,350,000, dated March 16, 1995, to Fleet Bank (filed as Exhibit 10.60 on the Company's annual report on Form 10-KSB for its fiscal year ended March 31, 1995 and incorporated herein by reference).

         10(vvvv) First Amendment to the Revolving Credit Note of the Company increasing the principal amount from $1,350,000 to $1,500,000, dated April 13, 1995, to Fleet Bank (filed as Exhibit 10.61 on the Company's annual report on Form 10-KSB for its fiscal year ended March 31, 1995 and incorporated herein by reference).

         10(wwww) Second Amendment to the Revolving Credit Note of the Company increasing the principal amount from $1,500,000 to $2,000,000, dated May 31, 1995, to Fleet Bank (filed as Exhibit 10.62 on the Company's annual report on Form 10-KSB for its fiscal year ended March 31, 1995 and incorporated herein by reference).

         10(xxxx) Xerox Worldwide Printing Systems Partners Program Partnership Guide dated August 1990 (filed as Exhibit
                         10.63 on the Company's annual report on Form 10-KSB for its fiscal year ended March 31, 1995 and incorporated herein by reference).

         10(yyyy) Letter from Fleet Bank dated August 11, 1995 extending maturity of the Revolving Credit Note of the Company to October 31, 1996 from June 30, 1996 (filed as Exhibit
                         10.64 on the Company's annual report on Form 10-KSB for its fiscal year ended March 31, 1995 and incorporated herein by reference).

     ++  10(zzzz)        Promissory Note of the Company, dated August 15, 1995,
                         to Amnon and Caren Barness, in the amount of $100,000.

     ++  10(aaaaa)       Warrant, dated August 15, 1996, to purchase 25,000
                         shares of Common Stock issued to Amnon and Caren
                         Barness.

     ++  10(bbbbb)       Amendment and Restatement of Development Agreement made
                         as of December 31, 1995 between the Company and Connecticut Innovations Inc. (filed as Exhibit 10.2 on the Company's Form 10-QSB dated December 31, 1995 and incorporated herein by reference).

     ++  10(ccccc)       Letter from Fleet Bank dated February 9, 1996,
                         extending maturity of the Revolving Credit Notes of the Company to July 31, 1997 from September 30 and October
                         31, 1996 (filed as Exhibit 10.3 on the Company's Form
                         10-QSB dated December 31, 1995 and incorporated herein by reference).

         23(a)           Consent of Arthur Andersen LLP.

         23(b) Consent of Reid & Priest LLP contained in Exhibit 5 hereto.

     ++  24              Power of Attorney (included on page II-12).


        *   Incorporated by reference to the registrant's Registration statement on Form SB-2, Registration No. 33-70052-B.
        +   To be filed by amendmen
       ++   Previously filed.

     (b)    FINANCIAL STATEMENT SCHEDULE

          Report of Independent Public Accountants on Schedule

          Schedule II - Valuation and Qualifying Accounts

     ITEM 17.  UNDERTAKINGS.

          The undersigned registrant hereby undertakes that:

          (a) Insofar as indemnification for liability arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (b) For determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (c) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the Offering of such securities at that time shall be deemed to be the initial bona fide Offering thereof.

                                      SIGNATURES


          In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorizes this Registration Statement to be signed on its behalf by the undersigned, in the Town of Norwich, State of Connecticut, on this 10th day of May, 1996.


                                   GUNTHER INTERNATIONAL, LTD.


                                       /s/ James H. Whitney
                                      ---------------------
                                        James H. Whitney
                                President and Chief Executive Officer
                                    (Principal Executive Officer)


          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below under the heading "Signatures" constitutes and appoints Frederick W. Kolling III and James H. Whitney, or either of them his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with the above premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.




                    Signatures                    Title                 Date
                    ----------                    -----                 -----

                        *
               -------------------           Chairman of the        May 10, 1996
                 Harold S. Geneen          Board of Directors

                        *
               -------------------              Director            May 10, 1996
                 Gerald H. Newman

                        *
               -------------------              Director            May 10, 1996
                   Guy W. Fiske


               -------------------              Director            May __, 1996
                J. Kenneth Hickman


               /s/ James H. Whitney         President, Chief        May 10, 1996
               -------------------         Executive Officer,
                 James H. Whitney             and Director


                         *                   Vice President,        May 10, 1996
              --------------------       Chief Operating Officer
                  Alan W. Morton              and Director

                         *                   Vice President,        May 10, 1996
          ----------------------------   Chief Financial Officer,
             Frederick W. Kolling III     Treasurer, Secretary
                                              and Director
                                          (Principal Financial
                                         and Accounting Officer)

          ---------------


          *By: /s/ James H. Whitney
               ---------------------------
               James H. Whitney
                 Attorney in Fact

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS ON SCHEDULE
                   ----------------------------------------------------

          To Gunther International, Ltd.:

          We have audited in accordance with generally accepted auditing standards, the financial statements included in this registration statement, and have issued our report thereon dated May 26, 1995. Our audit was made for the purpose of forming an opinion on those statements taken as a whole. The schedule listed in the index above is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as whole.

                                                         /s/ Arthur Anderson LLP

                                                             ARTHUR ANDERSEN LLP

          Hartford, Connecticut
          May 26, 1995

                                                                     SCHEDULE II

                             GUNTHER INTERNATIONAL, LTD.
                              --------------------------

                          VALUATION AND QUALIFYING ACCOUNTS
                          ----------------------------------

                                   Additions
                                   ---------
                   Balance at  Charged to    Charged                    Balance
                    beginning   Costs and   to Other                    at End
     Description    of Period   Expenses    Accounts   Deductions (1)  of Period
     -----------    ---------   --------    --------   --------------  ---------
     Predecessor:
       Period
       April 1,
       1992 to
       September 3,
       1992:

     Allowance for
      doubtful
      accounts:           $ -          $ -       $ -             $ -         $ -

     Reserve for
      investment            -       50,000         -               -      50,000

     Company
     -------
      Period September 4,
       1992 to March 31,
       1993:

      Allowance for
       doubtful
       accounts             -            -         -               -           -

      Reserve for
       investment      50,000            -         -               -      50,000

      Year ended
       March 31,
       1994:

      Allowance for
       doubtful
       accounts             -       13,237         -              -       13,327

      Reserve for
       investment      50,000            -         -               -      50,000
      Year ended
       March 31,
       1995:

      Allowance for
       doubtful
       accounts        13,327            -         -             600      12,637

      Reserve for
       investment      50,000            -         -               -      50,000

     (1) Write-off of uncollectible accounts.

                                    EXHIBIT INDEX
                                    --------------


     Exhibit No.         Description of Exhibit                    Page No.
     -----------         ----------------------                    --------


      5.1          Opinion of Reid & Priest.

      23(a)        Consent of Arthur Andersen LLP.